Exhibit 4.1

$25,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of November 8, 2017,

among

RHYTHMONE PLC,

as Parent,

RHYTHMONE (US) HOLDING, INC.,

as Holdings,

RHYTHMONE, LLC,

R1DEMAND, LLC

and

PERK INC.,

as Co-Borrowers,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent, Issuing Lender and Swingline Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 2:	Disclosure Letter
Schedule 5.3	Post-Closing Conditions

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Form of Borrowing Base Certificate
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit I:	Reserved
Exhibit J:	Form of Collateral Information Certificate
Exhibit K:	Form of Notice of Borrowing
Exhibit L:	From of Notice of Conversion/Continuation
Exhibit M:	YuMe Acquisition Agreement

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 8, 2017, is entered into by and among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrower desires to obtain working capital financing and letter of credit facilities;

WHEREAS, the Lenders have agreed to extend a revolving credit facility to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate principal amount not to exceed $25,000,000, with a letter of credit sub-facility in the aggregate availability amount of $1,000,000 (as a sublimit of the revolving loan facility) and a swingline sub-facility in the aggregate availability amount of $10,000,000 (as a sublimit of the revolving loan facility);

WHEREAS, each Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) on substantially all of its personal property assets pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents; and

WHEREAS, each of the Guarantors, if any, has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to certain Liens permitted by the Loan Documents) on substantially all of such Guarantor’s personal property assets pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50% ; provided that in no event shall the ABR be deemed to be less than 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate, as the case may be, shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of a Loan Party.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of a Loan Party.

“Administrative Agent”: SVB, as the administrative agent and collateral agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity in accordance with Section 9.9.

“Administrative Borrower”: as defined in Section 2.27.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties as a result of the exercise of their rights and remedies under the Loan Documents. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties”: as defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (b) without duplication of clause (a), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Applicable Margin”: commencing on the first day of the second full month ending after the Closing Date, the rate per annum set forth under the relevant column heading below for the applicable

Average Availability for the prior month:

Level	Average Availability	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	≥ 70%	3.00%	2.00%	0.50%
II	< 70% and ≥ 30%	3.25%	2.25%	0.40%
III	< 30%	3.50%	2.50%	0.30%

Notwithstanding the foregoing, (a) until and including the last day of the first full month ending after the Closing Date, the Applicable Margin shall be the rates corresponding to Level I in the foregoing table, and (b) no change to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“AQR”: as defined in Section 7.1(a).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment”: at any time, an amount equal to (a) the lesser of (i) the Total Revolving Commitments in effect at such time and (ii) the Borrowing Base in effect at such time, minus (b) the Total Revolving Extensions of Credit.

“Available Revolving Increase Amount”: as of any date of determination, an amount equal to the result of (a) $75,000,000 minus (b) the aggregate principal amount of Increases to the Revolving Commitments previously made pursuant to Section 2.25.

“Average Availability”: as of any date of determination, the average of the Available Revolving Commitment for each day of the immediately preceding month (or quarter, for purposes of determining the Letter of Credit Fee Rate), as determined by Administrative Agent, in its reasonable discretion.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.23.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination by the Administrative Agent, from time to time, an amount as of such date equal to up to 80% of the book value of Eligible Accounts as of such date, less the amount of any Reserves established by the Administrative Agent as of such date in its sole discretion exercised in good faith.

“Borrowing Base Certificate”: a certificate to be executed and delivered from time to time by the Borrower to the Administrative Agent (for distribution to the Lenders) in substantially the form of Exhibit G, or in such other form as shall be acceptable in form and substance to the Administrative Agent.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California, the State of New York or Toronto, Canada are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Collateral”: the property of the Canadian Loan Parties pledged to the Administrative Agent pursuant to the Canadian Security Documents.

“Canadian General Security Agreements”: the General Security Agreements, dated on or about the date hereof, in favor of the Administrative Agent, to be executed and delivered by each Canadian Loan Party, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Guarantees”: the guarantees, dated on or about the date hereof, in favour of the Administrative Agent, made by the Canadian Loan Parties in the Guarantee and Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Law”: as defined in Section 14.9(b).

“Canadian Loan Parties”: Perk, Perk.com and each other Loan Party incorporated or organized under the laws of Canada or any Province thereof.

“Canadian Pledge Agreement”: the Stock Pledge Agreement executed and delivered by Holdings pledging 100% of the Capital Stock of Perk.

“Canadian Sanction Laws”: the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada) and other similar Canadian laws imposing sanctions, each as amended.

“Canadian Security Documents”: individually or collectively as the context requires, such general security agreements, guarantees, mortgages, debentures, charges, share pledge agreements (including the Canadian Pledge Agreement), hypothecs, bonds, and all PPSA financing statements, fixture filings, patent, trademark and copyright filings and all other documents and instruments governed by Canadian law to provide security for any or all of the Obligation as may be required by the Administrative Agent (based on advise of local counsel), and including without limitation, the Canadian Guarantees and the Canadian General Security Agreements, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or IFRS, as applicable (in each case as in effect on the Closing Date) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP or IFRS, as applicable (in each case as in effect on the Closing Date).

“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Capital Stock shall not include any Indebtedness convertible or exchangeable for Capital Stock.

“Cash Collateralize”: to deposit in a Controlled Account or to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender; (b) with respect to Obligations arising under any Cash Management Agreement in connection with Cash Management Services, the applicable Cash Management Bank, for its own or any of its applicable Affiliate’s benefit, as provider of such Cash Management Services, cash or deposit account balances or, if the Administrative Agent and the applicable Cash Management Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Cash Management Bank or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or deposit account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or a member state of the European Union or issued by any agency thereof and backed by the full faith and credit of the United States or such member state, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or European Union member state; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or European Union member state, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds 95% of the assets of which satisfy the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, or (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Parent or any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by the companies in the jurisdiction of Parent or such Foreign Subsidiary, as applicable, for cash management purposes.

“Cash Management Agreement”: as defined in the definition of “Cash Management Services.”

“Cash Management Bank”: any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services”: cash management and other services provided to one or more of the Loan Parties by a Cash Management Bank which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements (each, a “Cash Management Agreement”).

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the ordinary voting power for the election of directors of Parent (determined on a fully diluted basis); or (b) Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding

Capital Stock of Holdings, unless the failure to so own 100% is the result of a transaction permitted by Section 7.4(a); or (c) Holdings shall cease to own and control, directly or indirectly, 100% of each class of outstanding Capital Stock of each Borrower and each Guarantor (other than Parent and Holdings) free and clear of all Liens (except Liens created by the Loan Documents), unless such disposition is pursuant to a transaction permitted by Section 7.4(a).

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Loan Parties to the Administrative Agent pursuant to Section 5.1, substantially in the form of Exhibit J.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment Fee”: as defined in Section 2.9(b).

“Commitment Fee Rate”: shall mean the rate per annum set forth under the relevant column heading under the definition of “Applicable Margin”.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Communications”: as defined in Section 10.2(d)(ii).

“Companies House” means the Companies House, the United Kingdom’s registrar of companies.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Administrative Borrower or Parent substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: with respect to Parent and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) non-cash stock option expense, plus (vii) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing in its sole discretion as an ‘add back’ to Consolidated Adjusted EBITDA, plus (viii) non-recurring cash items reducing Consolidated Net Income and revaluation adjustments related to reasonable provisions that the Parent is required to record in its financial statements and adjust to fair value from time to time (including earn-outs, onerous leases, restructuring, employee severance) in an aggregate amount not to exceed $1,500,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate, plus (ix) losses associated with foreign exchange contracts, plus (x) reasonable costs and expenses in connection with the Revolving Credit Facility in an amount not to exceed $2,500,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate, plus (xi) reasonable costs and expenses in connection with Permitted Acquisitions (excluding the YuMe Acquisition) not to exceed $3,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate for any Permitted Acquisition (excluding the YuMe Acquisition), plus (xii) reasonable synergies and cost savings due to Permitted Acquisitions (excluding the YuMe Acquisition) not to exceed $3,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate for any Permitted Acquisition (excluding the YuMe Acquisition), plus (xiii) reasonable fees, costs and expenses associated with the YuMe Acquisition not to exceed $8,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate, plus (xiv) reasonable restructuring costs and purchase accounting and related revaluation adjustments (including write-downs or write-offs of deferred revenue) associated with the YuMe Acquisition) not to exceed $5,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate, plus (xv) reasonable restructuring costs associated with the RadiumOne Acquisition and other general reasonable restructuring costs not to exceed $7,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate provided such add-backs are made only in respect of fiscal quarters ending on or prior to March 31, 2018, minus (b) the sum, without duplication of the amounts for such period of (i) gains associated with foreign exchange contracts, (ii) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (iii) interest income.

“Consolidated Capital Expenditures”: for any period, with respect to Parent and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Parent) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP or IFRS, as applicable, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Parent; provided that Consolidated Capital Expenditures shall not include Investments constituting Permitted Acquisitions.

“Consolidated Interest Expense”: for any period, total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP or IFRS, as applicable,) of Parent and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Parent and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP or IFRS, as applicable; provided that there shall be excluded from the calculation of “Consolidated Net Income”

(a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or a Subsidiary of Parent, (b) the income (or deficit) of any such Person (other than a Subsidiary of Parent) in which Parent or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Parent (other than any Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account, and which agreement is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account”: each Deposit Account and Securities Account that is subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Covered Jurisdiction” means the jurisdiction of organization of the applicable Loan Party, the United States, the United Kingdom, Canada and any other jurisdiction to the extent revenues derived from such jurisdiction exceed 5% or more of the aggregate revenues of Parent and its Subsidiaries.

“Current Liabilities”: on any relevant date of determination, the aggregate amount of the Loan Parties’ Obligations (including for the avoidance of doubt any Obligations in respect of Cash Management Services, Letters of Credit and Specified Swap Agreements).

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, plan of arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States (or any State or Territory thereof), Canada (or any Province or Territory thereof), England and Wales, or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1 has occurred and is continuing, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.15(b).

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in respect of Letters of Credit within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender, acting in good faith, notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, receiver and manager, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, Canadian Deposit Insurance Corporation, the Office of Superintendent of Financial Institutions Canada or any other state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination, which shall be delivered by the Administrative Agent, to the Administrative Borrower, the Issuing Lender, the Swingline Lender and each Lender promptly following such determination.

“Deferred Revenue”: all amounts received or invoiced by Parent and its Subsidiaries in advance of performance under contracts and not yet recognized by Parent and its Subsidiaries as revenue in accordance with GAAP or IFRS, as applicable.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account, and which agreement is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Accounts” means those accounts held outside of SVB and listed on the Collateral Information Certificate.

“Designated Account Transition Period” means the period beginning on the Closing Date and ending 180 days thereafter.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date”: as defined in the definition of “Pro Forma Basis”.

“Discharge of Obligations”: subject to Section 10.8, (a) the satisfaction of the Obligations (including all such Obligations relating to Cash Management Services) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Cash Management Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations for which no claim has been made) and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans, and other Obligations under or in respect of Specified Swap Agreements and Cash Management Services; provided that (i) no default or termination event shall have occurred and be continuing thereunder, (ii) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized, and (iii) no Obligations in respect of any Cash Management Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Cash Management Services have been Cash Collateralized in accordance with the terms hereof)); (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), and (c) the aggregate Commitments of the Lenders are terminated.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of Holdings or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of Holdings or any of its Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: (a) any Person that appears on the list of competitors of the Borrower as agreed upon by the Borrower and the Administrative Agent, and as modified from time to time with the consent of the Administrative Agent (acting reasonably) or (b) any other Persons identified on the list of Disqualified Lenders as agreed upon by the Borrower, the Administrative Agent and the Lenders (acting reasonably) on or prior to the Closing Date.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event (other than a change of control or similar event in each case resulting in the Discharge of Obligations), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that an Capital Stock in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Stock notwithstanding any obligation of Parent or any Subsidiary to repurchase such Capital Stock in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Parent that is incorporated, organized or otherwise formed under the laws of the United States, any state thereof, the District of Columbia, or Canada or any province thereof.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: all of the Accounts owned by the Loan Parties (other than Parent) and reflected in the most recent Borrowing Base Certificate delivered by the Administrative Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right, at any time and from time to time after the Closing Date, to establish, modify or eliminate Reserves against Eligible Accounts, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and to adjust advance rates (based upon the results of a collateral field examination) with respect to Eligible Accounts, in its good faith business judgment reflecting changes in the collectability or realization values of such Accounts arising or discovered by the Administrative Agent after the Closing Date. Eligible Accounts shall not include any Account of the Loan Parties:

(a) that does not arise from the sale of goods or the performance of services by the applicable Loan Party in the ordinary course of its business;

(b) (i) upon which the applicable Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which the applicable Loan Party is not able to bring suit or otherwise enforce its remedies against the applicable Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or services rendered pursuant to a contract under which the applicable Account Debtor’s obligation to pay is subject to the applicable Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account or Accounts owing from an Account Debtor to the extent that any Loan Party is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(f) that (i) is not owned by a Loan Party (other than Parent) or (ii) is subject to any Lien of any other Person, other than Liens in favor of the Administrative Agent;

(g) that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party or which is an intercompany Account;

(h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and the applicable Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i) to the extent any Loan Party thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party thereof but only to the extent of the potential offset;

(j) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the applicable Account Debtor is or may be conditional;

(k) that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) such Account is not paid within one hundred and twenty (120) days following its original invoice date;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) a petition is filed by or against the Account Debtor obligated upon such Account under any Debtor Relief Law;

(l) Accounts with credit balances over one hundred and twenty (120) days from invoice date;

(m) that is owed by an Account Debtor where 50% or more of the aggregate Dollar amount of all Accounts owing by such Account Debtor are ineligible under one or more of the other criteria set forth in this definition;

(n) as to which the Administrative Agent’s Lien is not a first priority perfected Lien;

(o) as to which any of the representations or warranties in the Loan Documents are untrue;

(p) to the extent such Account exceeds any credit limit established by the Administrative Agent, in its reasonable credit judgment;

(q) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 25% (30% with respect to Trade Desk and Yahoo) of all Eligible Accounts;

(r) that is not billed and collected in the United States or Canada or that is the obligation of an Account Debtor located in a country other than the United States or Canada;

(s) that is payable in any currency other than Dollars or Canadian Dollars;

(t) owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of the applicable Loan Party’s complete performance (but only to the extent of the amount withheld (sometimes called retainage billings);

(u) subject to contractual arrangements between the applicable Loan Party and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements and where the Account Debtor has a right of setoff for damages suffered as a result of the applicable Loan Party’s failure to perform in accordance with the contract setting forth such requirements (sometimes called contracts accounts receivable, progress billings, milestone billings or fulfillment contracts);

(v) owing from an Account Debtor with respect to whom the applicable Loan Party has received Deferred Revenue;

(w) owing from an Account Debtor to the extent that payment in respect of such Accounts are contingent on the Account Debtor receiving payment from its client or any other source or such Accounts are otherwise not the full responsibility of or full recourse to such Account Debtor; or

(x) for which the Administrative Agent in its good faith business judgment determines collection to be doubtful.

Any Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Account until such time as such Account shall again meet all of the foregoing requirements.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)); provided that no Disqualified Lender shall be an Eligible Assignee.

“Environmental Laws”: any and all applicable foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (r) noncompliance with any requirement of Section 409A or 457 of the Code; (s) a violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Health Insurance Portability and Accountability Act of 1996 (HIPPA) and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (ACA); or (t) the establishment or amendment by an Loan Party or any Subsidiary thereof of any “welfare plan” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration London Interbank Offered Rate (“LIBOR”) (or any successor thereto if the ICE Benchmark Administration is no longer making LIBOR available) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR); provided that the Eurodollar Base Rate shall not be less than 0%. In the event that the Administrative Agent determines that LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period; provided that, in all events, such Eurodollar Base Rate shall not be less than 0%.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar

Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

                             Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements; provided that the Eurodollar Rate shall not be less than 1.0%.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Assets” has the meaning set forth in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”: in respect of any Group Member, any Subsidiary of such Group Member, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a direct or indirect Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are equity interests in one or more “controlled foreign corporations” as defined in Section 957 of the Code, and in each case, either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing or pledge of its assets by such Subsidiary of the Obligations, could, in the good faith judgment of the Loan Parties, reasonably be expected to result in adverse tax consequences to the Loan Parties. Notwithstanding the foregoing, neither Perk, Perk.com nor Perk.com US Inc., a Delaware corporation, shall be deemed an “Excluded Foreign Subsidiary” for purposes of the Loan Documents.

“Excluded Swap Obligations”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility”: each of (a) the L/C Facility (which is a sub-facility of the Revolving Facility), (b) the Revolving Facility and (c) the Swingline Facility (which is a sub facility of the Revolving Facility).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. In no event shall the Funds Federal Effective Rate be less than zero.

“Fee Letter”: the letter agreement dated November 8, 2017, between the Administrative Borrower and the Administrative Agent.

“Flood Laws”: the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary of Parent that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making,

purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness”: as to any Person, all Indebtedness of such Person of a type described in clauses (a), (c), (e) and (g) of the definition of Indebtedness, in each case other than indebtedness among the Group Members.

“Funding Office”: the Revolving Loan Funding Office.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the parties hereto agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Parent and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Parent, Holdings, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or the adoption of IFRS.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing.

“Group Members”: the collective reference to Parent and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by each Borrower and each Guarantor (other than Parent), substantially in the form of Exhibit A, as it may be amended, restated, supplemented or otherwise modified from time to time; references to the Guarantee and Collateral Agreement shall include the Canadian Guarantees and the UK Guarantee.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person

(the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted by this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Loan Parties in good faith.

“Guarantors”: a collective reference to Parent, Holdings, each Subsidiary of Parent which has become a Guarantor pursuant to the requirements of Section 6.12 hereof and the Guarantee and Collateral Agreement (including the Canadian Loan Parties executing the Canadian Guarantees and Parent in respect of the UK Guarantee). Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, no Excluded Foreign Subsidiary shall be a Guarantor.

“Holdings”: as defined in the preamble hereto.

“IFRS”: international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein. For purposes of Section 7.1, IFRS shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the parties hereto agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Parent and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Parent, the Administrative Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the IFRS.

“Immaterial Foreign Subsidiary” means a Foreign Subsidiary that, when combined with all other Immaterial Foreign Subsidiaries, does not have either assets with a value in excess of 5% of the total assets of Parent and its Subsidiaries or revenues in excess of 5% of the total revenues of Parent and its Subsidiaries, determined at the time that annual financial statements are delivered pursuant to Section 6.1(a).

“Increase”: as defined in Section 2.25.

“Increase Joinder”: an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.25.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, other than (i) operating leases, licenses, trade payables and accrued liabilities incurred in the ordinary course of such Person’s business and not overdue by more than ninety (90) days from the due date unless being contested in good faith by appropriate proceedings, (ii) deferred compensation, severance and health and welfare retirement benefits payable to current and/or former directors, officers and employees of Group Members, (iii) obligations in respect of non-competition agreements or similar arrangements and (iv) any working capital adjustment or indemnity obligation incurred in connection with any Permitted Acquisition or other Investment permitted by Section 7.7 or disposition permitted by Section 7.5; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, or any warrant, right or option to acquire such Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, plan of arrangement, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law, including any Debtor Relief Law, including without limitation, in the case of any Person organized under the laws of Canada (or any province or territory thereof), any action or legal proceeding for the winding-up, dissolution or reorganization of such Person, or the appointment of a liquidator, receiver, receiver and manager, interim receiver, administrator or similar officer of such Person or of a material part of its assets.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with such Person’s operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, and (b) any other Lender or an Affiliate thereof that may become an Issuing Lender after the Closing Date pursuant to Section 3.12, with respect to Letters of Credit issued by such Lender or its Affiliate. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Judgment Currency”: as defined in Section 10.19.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Increase Joinder pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C

Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fee Rate”: the rate per annum set forth under the relevant column heading below for the applicable Average Availability for the prior quarter:

Level	Average Availability	Letter of Credit Fee Rate
I	≥ 70%	3.00%
II	< 70% and ≥ 30%	3.25%
III	< 30%	3.50%

“Letter of Credit Fees”: as defined in Section 3.3(a).

“Letter of Credit Fronting Fees”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 10 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”: as defined in the definition of “Eurodollar Base Rate.”

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Loan Parties in Deposit Accounts or Securities Accounts maintained with SVB or its Affiliates and (b) the Available Revolving Commitment at such time.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Security Document, each Note, the Fee Letter, each Assignment and Assumption, each Compliance Certificate, each Borrowing Base Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, each Cash Management Agreement, each Specified Swap Agreement, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, any subordination or intercreditor agreement, and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 3.10 or otherwise, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: each Group Member that is a party to a Loan Document as a Borrower or a Guarantor. For the avoidance of doubt, no Excluded Foreign Subsidiary shall be a Loan Party.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties to perform their obligations under the Loan Documents, taken as a whole; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Maximum Rate”: as defined in Section 10.9.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note”: a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit L.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Cash Management Agreement), the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of outside counsel to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, to the extent that any applicable Cash Management Agreement requires the reimbursement by any applicable Group Member of any such expenses), and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Cash Management Agreement or otherwise. For the avoidance of doubt, the Obligations shall not include (i) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (ii) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.23).

“Overadvance”: as defined in Section 2.8(a).

“Parent”: as defined in the preamble hereto.

“Parent Pledge Agreement”: the Stock Pledge Agreement executed and delivered by Parent pledging 100% of the Capital Stock of Holdings.

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“PCTFA”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended.

“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Perk”: as defined in the preamble hereto.

“Perk.com”: Perk.com Canada Inc., a company organized under the laws of the Province of Ontario, Canada.

“Permitted Acquisition”: purchases or other acquisitions by any Loan Party (other than Parent) of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person; provided that, with respect to each such purchase or other acquisition:

(i) the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by a Loan Party (other than Parent) on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by a Loan Party (other than Parent) on the date hereof;

(ii) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii) no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv) the Loan Parties shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), (i) written notice of any such purchase or acquisition and (ii) a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(v) the Loan Parties shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi) any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12;

(vii) (w) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (x) immediately after giving effect to such purchase or other acquisition, the Loan Parties shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis as of the last of the month for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(c), to such acquisition or other purchase, (y) immediately after giving effect to such purchase or other acquisition, Parent and its Subsidiaries shall have a trailing twelve (12) month AQR of not less than 1.35:1.00 (1.20:1.00 after the consummation of the YuMe Acquisition) based on financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis as of the last of the month for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(c), to such acquisition or other purchase, and (z) after giving effect to such purchase or other acquisition, the Loan Parties shall demonstrate pro forma compliance with each of the covenants set forth in Section 7.1 for the twelve (12) months following the acquisition or purchase;

(viii) no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2;

(ix) such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(x) each such Permitted Acquisition is (x) of a Person organized under the laws of the United States, the United Kingdom or Canada, and engaged in business activities primarily conducted within the United States, the United Kingdom or Canada or (y) of a Person organized under the laws of any other jurisdiction, provided the aggregate amount of cash consideration paid by all Group Members in connection with all such Permitted Acquisitions in this clause (y) consummated from and after the Closing Date shall not exceed $10,000,000 in the aggregate, and, in each case, such Person is engaged in business activities in which the acquiror is permitted to engage pursuant to Section 7.16;

(xi) Liquidity shall equal or exceed the then Total Revolving Commitments (giving effect to any Increase(s)) as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase); and

(xii) Consolidated Adjusted EBITDA on a Pro Forma Basis (giving effect to such acquisition or other purchase) for the twelve-month period for which financial statements were required to be delivered to the Administrative Agent pursuant to Section 6.1(b) shall not be less than Consolidated Adjusted EBITDA for such period.

“Permitted Earn-outs”: obligations of any Group Member consisting of earn-outs or deferred purchase price obligations in connection with a Permitted Acquisition in each case, calculated in accordance with GAAP or IFRS, as applicable; provided, that (i) after giving pro forma effect to the incurrence of any such obligation, Liquidity shall equal or exceed the then Total Revolving Commitments plus the aggregate amount of all earn-out and deferred purchase price obligations and (ii) in each case that the recipient of any such earn-out or deferred purchase price payments acknowledges and agrees in writing (including, for purposes of clarity, in any applicable acquisition agreement) that receipt of such earn-out or deferred purchase price payments is subject to the payment conditions set forth in Section 7.6(d) hereof.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by any Loan Party or any Subsidiary thereof or to which any Loan Party or any Subsidiary thereof has ever made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

“Platform”: is any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPSA”: the Personal Property Security Act (Ontario) or any successor personal property security statute or similar legislation of any other Canadian province or territorial jurisdiction, including without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests or other applicable Liens.

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office in the State of California (such Administrative Agent announced Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). In no event shall the Prime Rate be less than zero.

“Pro Forma Basis”: with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”) means:

(a) pro forma effect will be given to any Funded Indebtedness incurred (“Incurred”) (including by assumption of then outstanding Indebtedness) or repaid (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) by such Loan Party or any of its Subsidiaries or by a Person becoming a Subsidiary after the beginning of the applicable period and on or before the

Determination Date (in the case of Indebtedness Incurred to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date), as if such Indebtedness had been Incurred or repaid on the first day of such period;

(b) pro forma calculations of interest on Funded Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period; and

(c) pro forma effect will be given to: (i) any acquisition or disposition of companies, divisions or lines of businesses by such Loan Party and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (ii) the discontinuation of any discontinued operations; in each case of clauses (i) and (ii), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of such Loan Party in accordance with Regulation S-X under the Securities Act, based upon the most recent trailing twelve month period for which the relevant financial information is available.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Protective Advance”: as defined in Section 2.8(b).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that is a Lender or an Affiliate of a Lender or, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.

“Quick Assets”: on any relevant date of determination, the unrestricted cash and Cash Equivalents (including instruments with a maturities of greater than one (1) year) of the Loan Parties on deposit with SVB or an Affiliate of SVB plus the total net billed accounts receivable of Parent and its Subsidiaries.

“R1Demand”: as defined in the preamble hereto.

“Recipient”: the (a) Administrative Agent, (b) any Lender or (c) the L/C Issuer, as applicable.

“Redwood I”: Redwood Merger Sub I, Inc., a Delaware Corporation, and a wholly-owned Subsidiary of Parent.

“Redwood II”: Redwood Merger Sub II, Inc., a Delaware Corporation, and a wholly-owned Subsidiary of Parent.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(c).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time. “Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date”: as defined in Section 9.9(b).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.23.

“Required Lenders”: at any time, (a) if only one Lender holds the Total Revolving Commitments, such Lender; and (b) if more than one Lender holds the Total Revolving Commitments, then at least two Lenders who hold more than 50% of the sum of the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: with respect to the Borrowing Base, reserves against Eligible Accounts that the Administrative Agent may, in its reasonable credit judgment, establish from time to time to (a) reflect events, conditions, contingencies or risks which do or may adversely affect (i) the Collateral, (ii) the assets or business of the Group Members, (iii) the Liens (held by the Administrative Agent for the ratable benefit of the Secured Parties) and other rights of the Administrative Agent in the Collateral, or (b)

address any state of facts which the Administrative Agent determines in good faith constitutes or with the passage of time may constitute an Event of Default.

“Resignation Effective Date”: as defined in Section 9.9(a).

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the Administrative Borrower or Parent, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Administrative Borrower or Parent.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Increase Joinder pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments and Increases permitted hereunder). The original amount of the Total Revolving Commitments is $25,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Administrative Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: November 8, 2020.

“RhythmOne”: as defined in the preamble hereto.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the government of Canada (including Canadian Sanctions Laws) or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), any Cash Management Bank (in its or their respective capacities as providers of Cash Management Services), and any Qualified Counterparties; “Secured Party” is each of the foregoing.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, if any (c) each Deposit Account Control Agreement, (d) each Securities Account Control Agreement, (e) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (f) each Pledge Supplement (as defined in the Guarantee and Collateral Agreement), (g) each Assumption Agreement (as defined in the Guarantee and Collateral Agreement), (h) each Canadian Security Document, (i) each UK Security Document, (j) the Parent Pledge Agreement, (j) all other security documents hereafter delivered to any applicable Cash Management Bank granting a Lien on any property of any Person to secure the Obligations of any Group Member arising under any Cash Management Agreement, and (k) all financing statements, fixture filings, Patent, Trademark and

Copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent and the Lenders pursuant to Section 5.1, which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by any Loan Party and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into).

“Streamline Period”: provided no Default or Event of Default has occurred and is continuing, the period (a) beginning on the first (1st) day on the month following the month in which Parent and its Subsidiaries achieved an AQR of at least 1.35:1.00 (1.20:1.00 after the consummation of the YuMe Acquisition), as determined by the Administrative Agent, in its reasonable discretion (the “Streamline Threshold”); and (b) ending on the earlier to occur of (i) the occurrence of a Default or an Event of Default, and (ii) the first day thereafter in which Parent and its Subsidiaries fail to maintain the Streamline Threshold, as determined by the Administrative Agent, in its reasonable discretion. Upon the termination of a Streamline Period, the Borrower must maintain the Streamline Threshold as of the last Business Day of a subsequent month, prior to being eligible to enter into a subsequent Streamline Period. The Administrative Borrower shall give the Administrative Agent prior written notice of Parent’s and its Subsidiaries’ intention to enter into any such Streamline Period.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by any Group Member and evidencing Indebtedness of such Group Member which is subordinated to the payment of the Obligations or the lien securing such indebtedness is subordinated to the Administrative Agent’s Lien, in each case, in a manner approved in writing by the Administrative Agent, and any renewals, modifications, or amendments thereof which are not prohibited by this Agreement or are approved in writing by the Administrative Agent.

“Subordinated Indebtedness”: Indebtedness of a Loan Party, the payment of which and/or the lien securing such Indebtedness, is subordinated to the Obligations and/or the Administrative Agent’s Lien, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“SVB Subordinated Indebtedness”: the cash-secured Subordinated Indebtedness of the Borrower to SVB in an aggregate principal amount not to exceed $35,000,000 incurred by the Borrower to finance a portion of the purchase price for the YuMe Acquisition.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“SVB”: as defined in the preamble hereto.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans or such other Lender as the Administrative Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.7(f); provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure”: is, as to any Lender at any time, the unused Revolving Commitments and Revolving Extensions of Credit of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $1,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The aggregate amount of the Total Revolving Commitments on the Closing Date are $25,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: as defined in Section 10.6(b)(i)(B).

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Accession Deed”: any Accession Deed in the form attached as a schedule to the UK Debenture.

“UK Collateral”: the property of Parent pledged to the Administrative Agent pursuant to the UK Security Documents.

“UK Debenture”: a debenture governed by English law executed or to be executed by Parent in favor of the Administrative Agent establishing fixed and floating charges over Parent’s present and future undertaking, assets and rights.

“UK Supplemental Debenture”: any Supplemental Debenture in the form attached as a schedule to the UK Debenture.

“UK Guarantee”: the guarantee and indemnity contained in the Guarantee and Collateral Agreement governed by English law, dated on or about the date hereof, in favour of the Administrative

Agent, to be executed and delivered by Parent, as amended, restated, supplemented or otherwise modified from time to time.

“UK Insolvency Proceeding” means (a) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with a Person’s creditors generally; (b) a meeting of a Person’s shareholders, directors or other officers is convened for the purpose of making any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, a Person’s winding-up, administration or dissolution or any such resolution is passed; (c) an order is made for a Person’s winding-up, administration or dissolution as or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for such Person’s winding-up, administration or dissolution, save for any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or relates to a solvent liquidation or reorganization of any Group Member with the prior written consent of the Administrative Agent, or gives notice to Bank of an intention to appoint an administrator; (d) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of a Person or any of such Person’s assets; or (e) a Person’s shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.

“UK Security Documents”: the UK Debenture, any UK Supplemental Debenture, any UK Accession Deeds and the UK Guarantee, and any other document governed by English law from time to time executed by any person by way of security for the Obligations.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“USCRO”: the U.S. Copyright Office.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

“YuMe”: YuMe, Inc., a Delaware corporation.

“YuMe Acquisition”: the acquisition of YuMe pursuant to the YuMe Acquisition Documentation by means of (i) the exchange offer to purchase YuMe’s shares, (ii) the merger of Redwood I with and into YuMe, with YuMe being the surviving company, (iii) the merger of YuMe with and into Redwood II with Redwood II being the surviving company and (iv) the transfer of 100% of the Capital Stock of Redwood

II from Parent to Holdings whereupon Redwood II shall be a wholly-Subsidiary of Holdings.

“YuMe Acquisition Agreement”: the Agreement and Plan of Merger and Reorganization, dated as of September 4, 2017 by and among Parent, Redwood I, Redwood II, and YuMe in the form attached hereto as Exhibit M, as the same may be amended, supplemented or modified in a manner permitted by Section 7.19.

“YuMe Acquisition Documentation”: collectively, the YuMe Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and material ancillary agreements affecting the terms thereof or entered into in connection therewith.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or IFRS, as applicable, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to Pacific time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5, 7.6 and 7.7 any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the financial statements of the Parent and its Subsidiaries delivered pursuant to Section 6.1(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2, 7.3, 7.5, 7.6 and 7.7, with respect to any amount of Indebtedness, Lien, Disposition, Restricted Payment or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien, Disposition, Restricted Payment or Investment, occurred, or was incurred as applicable; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.2(e) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, Disposition, Restricted Payment or Investment may be made or incurred under such Sections.

1.3 Rounding. Any financial ratios required to be maintained by Parent and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2

AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1 [Reserved].

2.2 [Reserved].

2.3 [Reserved].

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the aggregate outstanding amount of the Swingline Loans, the aggregate undrawn amount of all outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment; provided that the Total Revolving Extensions of Credit outstanding at such time, after giving effect to the making of such Revolving Loans, shall not exceed the lesser of (i) the Total Revolving Commitments in effect at such time, and (ii) the Borrowing Base in effect at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) The Borrower shall repay all outstanding Revolving Loans (including all Overadvances and Protective Advances) on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M. (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three

(3) Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M. on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 12:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. To the extent not otherwise required by the terms hereof to be repaid prior thereto, the Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic or electronic notice (which telephonic or electronic notice must be received by the Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a

Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrower no later than ten (10) Business Days after the advance of such Swingline Loan.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M. and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c) If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one (1) Business Days’ notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving

Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Required Lenders and the successor Swingline Lender. After the resignation or replacement of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make any additional Swingline Loans.

2.8 Overadvances; Protective Advances.

(a) If at any time or for any reason the aggregate amount of the Total Revolving Extensions of Credit exceeds the lesser of (x) the amount of the Total Revolving Commitments then in effect, and (y) the amount of the Borrowing Base then in effect (any such excess, an “Overadvance”), the Borrower shall, pay on demand the full amount of such Overadvance to the Administrative Agent for application against the Revolving Extensions of Credit in accordance with the terms hereof. Any prepayment of any Revolving Loan that is a Eurodollar Loan hereunder shall be subject to the Borrower’s obligation to pay any amounts owing pursuant to Section 2.21.

(b) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole discretion, may make Revolving Loans to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Loans shall not exceed the lesser of (y) 5% of the Borrowing Base (if then applicable) and (z) 5% of the Commitments, if the Administrative Agent, in its reasonable credit judgment, deems that such Revolving Loans are reasonably necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Revolving Loans, “Protective Advances”); provided that (A) in no event shall the Total Revolving Extensions of Credit exceed the amount of the Total Commitments then in effect and (B) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that any existing Protective Advance shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). Each applicable Lender shall be obligated to advance to the Borrower its Revolving Percentage of each Protective Advance made in accordance with this Section 2.8(b). If Protective Advances are made in accordance with the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Protective Advances based upon their Revolving Percentages in accordance with the terms of this Agreement. All Protective Advances shall be repaid by the Borrower on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Loans generally.

2.9 Fees.

(a) Fee Letter. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(b) Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders (other than any Defaulting Lender), a per annum fee for the Borrower’s non-use of available funds under the

Revolving Facility, payable quarterly in arrears on the first day of each calendar quarter occurring after the Closing Date and prior to the Revolving Termination Date, and on the Revolving Termination Date, in each case, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent. The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced or increased from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding (including for the avoidance of doubt any Protective Advances), (B) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The outstanding amount of any Swingline Loans shall not be counted towards or considered usage of the Total Revolving Commitments for purposes of determining the Commitment Fee.

(c) Fees Nonrefundable. Except as expressly provided in the Fee Letter, all fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

(d) Increase in Fees. At any time that an Event of Default exists, upon the request of the Required Lenders (or automatically in the case of an Event of Default described in Section 8.1(a) or (f)), the amount of any of the foregoing fees due under subsection(b) shall be increased by adding 2.0% per annum thereto.

2.10 Termination or Reduction of Revolving Commitments.

The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, in each case without premium or penalty, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the then Total Revolving Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower shall have the right, without premium or penalty, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or if the then Total L/C Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the L/C Commitments then in effect. Any notice of termination of the Revolving Commitments or L/C Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.11 [Reserved].

2.12 [Reserved].

2.13 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M. on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Section 2.17, the Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M. on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Subject to Section 2.17, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b) Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c) During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Loans and Letter of Credit Fees shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a) or (f).

(d) Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a). For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a number of days less than 365 or 366, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent or the Required Lenders (after consultation with the Administrative Agent) shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) [Reserved].

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M. on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and each Borrower severally agrees to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h) The obligations of the Lenders hereunder to (i) make Revolving Loans, (ii) fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iii) fund its respective Swingline Participation Amount of any Swingline Loan, and (iv) make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees, Overadvances and Protective Advances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees, Overadvances and Protective Advances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages or L/C Percentages, as applicable; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to

(x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

(l) [Reserved].

(m) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.19 Illegality; Requirements of Law.

(a) Illegality. If after the Closing Date, any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Requirements of Law. If after the Closing Date, the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e) A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.20 Taxes.

For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender (or, if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of

(i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d) with respect to such Lender or that would require the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Governmental Authority for the account of such Lender pursuant to Section 2.19, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.23 Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from a Lender for compensation pursuant to Section 2.19, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.20 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) notice from the Administrative Agent that a Lender is a Defaulting Lender or a Non-Consenting Lender;

then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a

“Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.24 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) or for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; and (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages and L/C Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Bank or any other Lender may have against such Defaulting Lender.

2.25 Incremental Facility.

(a) At any time during the Revolving Commitment Period, the Borrower may request (but subject to the conditions set forth in clause (b) below) the Total Revolving Commitments be increased by an amount not to exceed the Available Revolving Increase Amount (each such increase, an “Increase”); provided that the Borrower may not request an Increase on more than three (3) occasions during the Revolving Commitment Period. No Lender shall be obligated to increase its Revolving Commitments in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000 (or, if the Available Revolving Increase Amount is less than $5,000,000, such remaining Available Revolving Increase Amount) and integral multiples of $1,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolving Commitments exceed the Available Revolving Increase Amount during the term of the Agreement.

(b) Each of the following shall be conditions precedent to any Increase of the Revolving Commitments in connection therewith:

(i) any Increase shall be on the same terms (including the pricing and maturity date), as applicable, as, and pursuant to documentation applicable to, the Revolving Facility then in effect;

(ii) the Borrower shall have delivered a written request for such Increase at least ten (10) Business Days prior to the requested funding date of such Increase (or such lesser time as Administrative Agent may approve in its sole discretion); provided that such request may be conditioned upon the closing of a Permitted Acquisition or other transaction not prohibited under the Loan Documents;

(iii) each Lender agreeing to such Increase, the Borrower and the Administrative Agent shall have signed an Increase Joinder (any Increase Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders agreeing to such Increase, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate to effectuate the provisions of this Section 2.25) and the Borrower shall have executed any Notes requested by any Lender in connection with the making of the Increase. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Increase Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) agreeing to fund such Increase;

(iv) each of the conditions precedent set forth in Section 5.2(a) and (e) are satisfied with respect to such Increase;

(v) after giving pro forma effect to such Increase and the use of proceeds thereof, (A) no Default or Event of Default shall have occurred and be continuing at the time of such Increase and (B) the Borrower shall be in compliance with the then applicable financial covenants set forth in Section 7.1 hereof as of the end of the most recently ended month and quarter for which financial statements are required to be delivered prior to such Increase, and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing compliance with the requirements of this clause (v);

(vi) in connection with such Increase, the Borrower shall pay to Administrative Agent all fees required to be paid pursuant to the terms of the Fee Letter; and

(vii) upon each Increase in accordance with this Section 2.25, all outstanding Loans, participations hereunder in Letters of Credit and participations hereunder in Swingline Loans held by each Lender shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Revolving Percentages and L/C Percentages, pursuant to procedures reasonably determined by the Administrative Agent in consultation with the Borrower.

(c) Upon the effectiveness of any Increase, (i) all references in this Agreement and any other Loan Document to the Revolving Loans shall be deemed, unless the context otherwise requires, to include such Increase advanced pursuant to this Section 2.25 and (ii) all references in this Agreement and any other Loan Document to the Revolving Commitment shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to such Increase pursuant to this Section 2.25.

(d) The Revolving Loans and Revolving Commitments established pursuant to this Section 2.25 shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Borrower shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC and the PPSA or otherwise after giving effect to the establishment of any such new Revolving Commitments.

2.26 Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is a registered assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.27 RhythmOne as Administrative Borrower. Each entity composing the Borrower hereby irrevocably appoints RhythmOne as the borrowing agent and attorney-in-fact for all entities composing the Borrower (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each entity composing the Borrower that such appointment has been revoked and that another entity composing the Borrower has been appointed the Administrative Borrower. Each entity composing the Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any entity composing the Borrower and all other notices and instructions under this Agreement and the other Loan Documents, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents.

2.28 Joint and Several Liability of the Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.28), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 2.28 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.28 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.28, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.28 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.28 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses (i) arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against any applicable Loan Party by the operation of Section 580 or 726 of the California Code of Civil Procedure or otherwise, and (ii) relating to any suretyship defenses available to it under the Uniform Commercial Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2787 through 2855, 2899 and 3433.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property at any time. This means, among other things:

(i) The Administrative Agent and Lenders may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by the Borrower.

(ii) If the Administrative Agent or any Lender forecloses on any Collateral consisting of real property pledged by the Borrower:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) The Administrative Agent and Lenders may collect from such Borrower even if the Administrative Agent or Lenders, by foreclosing on real property, has destroyed any right such Borrower may have to collect from the other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i) The provisions of this Section 2.28 are made for the benefit of the Administrative Agent, the Lenders, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, any successor or any assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.28 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.28 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. Notwithstanding anything to the contrary contained in this Section 2.28, no Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to the Security Documents or otherwise.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the terms of this Agreement.

(l) Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Borrower in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of any Group Member on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, either (x) the L/C Exposure would exceed the Total L/C Commitments or (y) the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or, in the sole discretion of the Issuing Lender with respect to any particular Letter of Credit, a Foreign Currency, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, no commercial letters of credit shall be issued by the Issuing Lender to any Person under this Agreement. For purposes of this Agreement, the stated amount of any Letter of Credit issued in a Foreign Currency shall be converted into Dollars from time to time by the Issuing Lender and upon any drawing under such Letter of Credit.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount of less than $50,000 (or, with respect to the two (2) Letters of Credit in favor of CNB outstanding on the Closing Date, the respective stated amounts of such Letters of Credit); or

(vii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of any Group Member by delivering to the Issuing Lender at its address for notices specified herein a signed and completed Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the applicable Group Member promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower agrees to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) a fronting fee of 0.125% per annum on the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), and (ii) a letter of credit fee per annum equal to the Letter of Credit Fee Rate multiplied by the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), in each case payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d) Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such Letter of Credit Fees, if any, payable to the Issuing Lender for its own account.

(e) All fees payable pursuant to this Section 3.3 shall be fully-earned on the date paid and shall not be refundable for any reason.

3.4 L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b) If the Issuing Lender shall not have received from the Borrower or the applicable Group Member the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the bad faith, gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 3.5, or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% (115% in the case of any L/C Exposure in respect of any Letter of Credit denominated in a Foreign Currency) of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% (115% of the Fronting Exposure in the case of any Letter of Credit denominated in a Foreign Currency) of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% (115% of the L/C Exposure in the case of any Letter of Credit denominated in a Foreign Currency) of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s and Issuing Lender’s determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

3.11 [Reserved].

3.12 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

3.13 Applicability of UCP and ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to (a) with respect to standby Letters of Credit, the rules of the ISP, and (b) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any commercial Letter of Credit is issued.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the initial Loans on the Closing Date and to make Loans and to issue the Letters of Credit thereafter, Holdings hereby represents and warrants to the Administrative Agent and each Lender, as to itself, each of its Subsidiaries and each other Loan Party, as applicable, that:

4.1 Financial Condition.

(a) [Reserved].

(b) The audited consolidated balance sheets of Parent and its Subsidiaries as of March 31, 2015, March 31, 2016 and March 31, 2017, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of Parent and its Subsidiaries as of March 31, 2017 and the related unaudited consolidated statements of income and cash flows for such period, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal months, fiscal quarters or fiscal year, as applicable, then ended (subject to normal year-end audit adjustments and the addition of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP or IFRS, as applicable, applied consistently throughout the periods involved (except as approved by the auditing accounting firm and disclosed therein and with the exception that the unaudited financial statements may not contain all footnotes required by GAAP or IFRS, as applicable). No Group Members has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for past due taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from March 31, 2017 to and including the date hereof, except as set forth on Schedule 4.1 to the Disclosure Letter attached hereto as Schedule 2 (the “Disclosure Letter”), there has been no Disposition by any Group Member of any material line of business or division of any Group Member.

4.2 No Change. Since March 31, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or in the case of the Parent, is incorporated), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, and (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the YuMe Acquisition, the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) the Governmental Approvals, consents, authorizations, filings and notices described on Schedule 4.4(A) to the Disclosure Letter, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) those Governmental Approvals, consents, authorizations, filings and notices described on Schedule 4.4(B) to the Disclosure Letter that will be obtained or made in connection with the YuMe Acquisition, (iii) the filings referred to in Section 4.19 and (iv) organizational consents which have been obtained. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (except as set forth on Schedule 4.5 to the Disclosure Letter) or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Group Member has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation applicable to the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. No Group member is involved in any activity relating to the development, creation, transmission, implementation, licensing or sale of any “malware” or any similar computer virus or the creation, transmission, licensing or sale of any adult web content materials. The absence of obtaining the Governmental Approvals described on Schedule 4.5 to the Disclosure Letter shall not have a Material Adverse Effect or a Material Adverse Effect with regard to the continuing operations of the Group Members as expected to result from the YuMe Acquisition.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested extension of credit.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to (or, in the case of the Parent, good legal title), or a valid leasehold interest in, all of its material real property, and good title to, or a valid leasehold interest in, all of its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. The Collateral Information Certificate sets forth a complete and accurate list of all real property owned and leased by each Loan Party as of the Closing Date.

4.9 Intellectual Property. Each Group Member owns, or is licensed or has the right to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property (other than routine office actions in the course of prosecution of applications to register Intellectual Property), nor does the Borrower know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of each Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened to such effect. No holding, decision or judgment has been rendered by any Governmental Authority against any Group Member which would limit, cancel or question the validity of, or such Grantor’s rights in, any material Intellectual Property or Intellectual Property license in any material respect. No action or proceeding is pending, or, to the knowledge of such Grantor, threatened seeking to limit, cancel or question the validity of any material Intellectual Property owned by a Grantor or such Grantor’s ownership interest therein.

4.10 Taxes. Each Group Member has, after giving effect to any extensions granted or grace periods in effect, filed or caused to be filed all federal and state income and all other material tax returns that are required under applicable law to be filed by it and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than (i) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP or IFRS, as applicable, have been provided on the books of the relevant Group Member and (ii) tax obligations which do not individually or in the aggregate exceed $100,000. No tax lien has been filed (other than Liens permitted by Section 7.3(a)) upon any property or assets of any Group Member.

4.11 Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group

Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA.

(a) Schedule 4.13 to the Disclosure Letter is a complete and accurate list of all Plans maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes as of the Closing Date;

(b) the Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed in all material respects all their obligations under each Plan;

(c) no ERISA Event has occurred or is reasonably expected to occur;

(d) the Borrower and each of its ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(e) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(f) except to the extent required under Section 4980B of the Code, or as described on Schedule 4.13 to the Disclosure Letter, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates;

(g) as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000;

(h) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(i) all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto;

(j) there are no circumstances which may give rise to a liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in clause (g); and

(k) (i) the Borrower is not and will not be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of the Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) the Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth on Schedule 4.5 to the Disclosure Letter, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Administrative Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 to the Disclosure Letter sets forth the name and jurisdiction of organization of Parent and each Subsidiary of Parent and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options, restricted stock units, restricted shares and other similar equity compensation granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Subsidiary, except as may be created by the Loan Documents.

4.16 Use of Proceeds. All or a portion of the proceeds of the Revolving Loans, Swingline Loans, and the Letters of Credit, shall be used to finance the YuMe Acquisition, for working capital and general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Except as disclosed on Schedule 4.17 to the Disclosure Letter, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as disclosed on Schedule 4.17 to the Disclosure Letter, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statement, information, document or certificate was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. To the knowledge of Holdings and the Borrower, the representations and warranties relating to YuMe and its business in the YuMe Acquisition Agreement are true and correct as of the Closing Date, as though made on and as of such date (except to the extent such representations relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date), solely to the extent that Holdings or the Borrower (or any of their respective Affiliates or Subsidiaries) have the right not to consummate the YuMe Acquisition or the right to terminate (or cause the termination of) their obligations under the YuMe Acquisition Documentation (giving effect to materiality qualifiers contained therein) as of result of the breach thereof.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Pledged Stock (as defined in the Guaranty and Collateral Agreement), if any, described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged

Stock together with applicable endorsements are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) to the Disclosure Letter in appropriate form are filed in the offices specified on Schedule 4.19(a) to the Disclosure Letter, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 to the Disclosure Letter), to the extent that a security interest in such Collateral can be perfected by delivery of such certificates and the filing of such financing statements and other filings in such offices. As of the Closing Date, no Loan Party that is a limited liability company or partnership has any Equity Interest that is a Certificated Security. As of the Closing Date, none of the Borrower or any Guarantor that is a limited liability company or partnership has any Capital Stock that is a Certificated Security.

(b) The Canadian Security Documents are effective to create in favor of the Administrative Agent, a legal, valid and enforceable security interest under the laws of the Province of Ontario over the assets described therein and proceeds thereof. No Liens or other security exists over all or any of the present or future assets of any Canadian Loan Party which are purported to be subject to a Lien in favor of the Administrative Agent (subject to Liens on assets other than Capital Stock, permitted by Section 7.3). Each of the assets subject to Canadian Security Documents, other than as permitted under the Loan Documents, is not subject to any prior ranking or pari passu ranking Lien or other security. Each Canadian Loan Party is the absolute legal owner and beneficial owner of the assets of such Canadian Loan Party subject to the Canadian Security Documents. Upon execution of the Canadian Security Documents, each such Canadian Security Document will create a first-ranking, valid and enforceable (in accordance with the terms of such Canadian Security Documents) pledge under the laws of Ontario (including the laws of Canada applicable in that province, “Canadian Law”) in respect of the relevant assets. In the case of the Capital Stock, if any, described in the Canadian Security Documents that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of the Securities Transfer Act (Ontario), when certificates representing such Capital Stock are delivered to the Administrative Agent and in the case of the other personal property described in the Canadian Security Documents, when PPSA financing statements and other filings specified on Schedule 4.19(a) to the Disclosure Letter in appropriate form are field in the offices specified on Schedule 4.19(a) to the Disclosure Letter, the Administrative Agent, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Canadian Collateral and the proceeds thereof, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Capital Stock (which may be subject to Canadian Statutory liens), Liens permitted by Section 7.3) under Canadian Law.

(c) Subject to the Legal Reservations (as defined therein), the UK Security Documents are effective to create in favor of the Administrative Agent, a legal, valid and enforceable guarantee and indemnity and/or security interest under the laws of England and Wales over the assets described therein and proceeds thereof. The Parent Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. No Liens or other security exists over all or any of the present or future assets of Parent which are purported to be subject to a Lien in favor of the Administrative Agent (subject to Liens on assets other than Capital Stock, permitted by Section 7.3). Each of the assets subject to the UK Security Documents or the Parent Pledge Agreement is not subject to any prior ranking or pari passu ranking Lien or other security other than as permitted under the Loan Documents. Parent is the absolute legal owner and beneficial owner of the assets subject to the UK Security Documents and the Parent Pledge Agreement. Upon execution of the UK Security Documents, each such UK Security Document will create a first-ranking, valid and enforceable (in accordance with the terms of such UK Security Documents) security interests under the laws of England and Wales (“UK Law”) in respect of the relevant assets. When the UK Debenture and the Parent Pledge Agreement are filed at Companies House (within 21 days of its creation), the Administrative Agent, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such UK Collateral and the collateral pledged pursuant to the Parent Pledge Agreement and the proceeds thereof, in each case prior and superior in right to any other Person, Liens permitted by Section 7.3) under UK Law (subject to any qualifications set out in the legal opinion provided to the Administrative Agent by Osborne Clarke LLP).

(d) Each of the Mortgages delivered after the Closing Date pursuant to Section 6.12 will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted pursuant to Section 7.3).

4.20 Solvency; Fraudulent Transfer. The Loan Parties, taken as a whole, and after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, will be Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party. Parent is not unable to pay its debts (including trade debts) within the meaning of the UK Insolvency Act 1986 and has not stopped paying its debt s as they fall due.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23 Certain Documents. The Loan Parties have delivered to the Administrative Agent a complete and correct copy of the YuMe Acquisition Agreement. The YuMe Acquisition Agreement is a valid, binding and enforceable obligation of the parties thereto.

4.24 Insurance. All insurance required to be maintained by the Loan Parties pursuant to Section 6.6 is in full force and effect, all premiums due and owing have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains, with financially sound and reputable insurance companies, insurance on all its property (and also with respect to its foreign receivables) in such amounts and against at least such risks (but including in any event public liability, product liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25 No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26 Accounts Receivable.

(a) To the extent any Account is designated in any Borrowing Base Certificate as an Eligible Account, such Account constitutes an Eligible Account as of the date of such Borrowing Base Certificate.

(b) For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of the Borrower’s books and records are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account comply in all material respects with all applicable laws and governmental rules and regulations. The Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. The Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each Eligible Account, and there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

4.27 Capitalization. Schedule 4.27 sets forth the beneficial owners of all Capital Stock of Holdings and its consolidated Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

4.28 OFAC. No Group Member, nor any of its Subsidiaries, nor, to the knowledge of any Group Member or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction. The Group Members have complied in all material respects with all applicable laws relating to Sanctions, anti-terrorism, anti-corruption and anti-money laundering. The Group Members have conducted their businesses in compliance, and are in compliance, with all applicable laws relating to Sanctions, anti-terrorism, anti-corruption and anti-money laundering. The Group Members have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.29 [Reserved].

4.30 Parent as Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, intercompany liabilities, liabilities with respect to its equity incentive plan and similar arrangements and liabilities permitted by Section 7.2(c)), own any material assets (other than the Capital Stock of its Subsidiaries) or engage in any operations or business (other than operations that are incidental to its status as a public holding company and the ownership of Holdings and its other Subsidiaries). Parent has its centre of main interest in England and Wales for the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, Parent, Holdings and each Lender listed on Schedule 1.1A;

(ii) the Collateral Information Certificate, executed by a Responsible Officer of Parent, on behalf of itself and the other Loan Parties;

(iii) if required by any Revolving Lender, a Revolving Loan Note executed by the Borrower in favor of such Revolving Lender;

(iv) if required by the Swingline Lender, the Swingline Loan Note executed by the Borrower in favor of such Swingline Lender;

(v) the Guarantee and Collateral Agreement, executed and delivered by Parent, Holdings, the Borrower and each other Grantor named therein;

(vi) each Canadian Security Document, executed and delivered by the parties thereto, together with all executed notices and acknowledgments to be delivered in connection therewith and evidence that any required registrations thereunder have been made or will be made on the Closing Date;

(vii) each UK Security Document, executed and delivered by the parties thereto, together with all executed notices and acknowledgments to be delivered in connection therewith and evidence that any required registrations thereunder have been made or will be made on the Closing Date;

(viii) each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(ix) Deposit Account Control Agreement(s) for the Borrower’s accounts that are not Excluded Accounts (as defined in the Security Agreement) or Designated Accounts;

(x) a completed Borrowing Base Certificate dated as of the Closing Date; and

(xi) such other documents as the Administrative Agent may reasonably require.

(b) The Administrative Agent shall have received the financial statements referred to in Section 4.1.

(c) Approvals. Except for the Governmental Approvals described in Schedule 4.4(B) to the Disclosure Letter, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the other transactions contemplated hereby, shall have been obtained and be in full force and effect.

(d) Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party (other than Parent), dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer or other Responsible Officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, (iii) the shareholder approval, to the extent applicable, of such Loan Party, for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which it is a party, (iv) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (v) a long form good standing certificate for each Loan Party certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization, (vi) certificates of qualification as a foreign corporation issued by each jurisdiction in which the failure of the applicable Loan Party to be so qualified could reasonably be expected to result in a Material Adverse Effect, (vii) an officer’s certificate for Perk with respect to Perk’s articles, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement, each other Loan Document to which Perk is a party and such other documents as the Administrative Agent may reasonably require, (viii) a Certificate of Status issued by the Ministry of Government and Consumer Services for Ontario certified within the past thirty (30) days as to Perk’s legal existence, (ix) an officer’s certificate for Perk.com with respect to Perk.com’s articles, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement, each other Loan Document to which Perk.com is a party and such other documents as the Administrative Agent may reasonably require, and (x) a Certificate of Status issued by the Ministry of Government and Consumer Services for Ontario certified within the past thirty (30) days as to Perk.com’s legal existence..

(e) Responsible Officer’s Certificates.

(i) The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party (other than Parent), dated as of the Closing Date, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii) The Administrative Agent shall have received a certificate signed by a Responsible Officer of Parent or the Administrative Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 5.2(a) and (e) have been satisfied, and (B) that there has been no event or circumstance since March 31, 2017, that has had or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii) The Administrative Agent shall have received a certificate signed by a Responsible Officer of Parent or the Administrative Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying the financial plan and projections presented to Parent’s board of directors, which, for the avoidance of doubt shall include

Consolidated Adjusted EBITDA projections for Parent and its Subsidiaries for each fiscal quarter end through the Revolving Termination Date.

(f) Director’s Certificate of Parent. The Administrative Agent shall have received a certificate signed by a director of Parent with respect to (amongst other things) Parent’s certificate of incorporation, memorandum and articles of association, board minutes authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party and containing a declaration of solvency, specimen signatures and a confirmation that no shareholder or investor consents are required to enter into the Loan Documents.

(g) Patriot Act, Etc. Each Lender shall have received, prior to the Closing Date, all documentation and other information required by governmental authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Bank Secrecy Act requirements, including OFAC, the Investment Canada Act, the PCTFA, and evidence of compliance by the Loan Parties with all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties concerning or relating to bribery or corruption, economic or financial sanctions or trade embargoes and Sanctions, imposed, administered or enforced from time to time by the United States Government (including, without limitation OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the government of Canada or other relevant sanctions authority, in each case with results satisfactory to the Lenders, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(h) Due Diligence Investigation. The Lenders shall have completed a business and legal due diligence investigation of Parent and its Subsidiaries in scope, and with results, satisfactory to the Lenders and shall have been given such access to the management, records, books of account, contracts and properties of Parent and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing persons and businesses as they shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees, the annual (or other audited) financial statements of Parent and its Subsidiaries for the fiscal years ended December 31, 2014, 2015 and 2016, and interim financial statements of Parent and its Subsidiaries for the end of the fiscal quarter ended March 31, 2017; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding Parent and its Subsidiaries after the date such due diligence investigation has been completed that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Revolving Facility, and nothing shall have come to the attention of the Lenders to lead them to believe that any information provided by Parent or its Subsidiaries to the Administrative Agent or the Lenders was or has become misleading, incorrect or incomplete in any material respect.

(i) Reports. The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.

(j) [Reserved].

(k) Collateral Matters.

(i) Lien Searches. The Administrative Agent shall have received the results of recent lien, judgment and litigation searches reasonably required by the Administrative Agent, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or Liens to be discharged on or prior to the Closing Date pursuant to the documentation satisfactory to the Administrative Agent.

(ii) Intellectual Property Searches. The Administrative Agent shall have received the results of recent intellectual property search (including searches with the United States Patent and Trademark Office and United States Copyright Office and the Canadian Intellectual Property Office) with respect to each of the Loan Parties, with the results of such searches to be satisfactory to the Administrative Agent.

(iii) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received original versions of (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (if certificated) (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iv) Filings, Registrations, Recordings, Agreements, Etc. Each document (including any UCC financing statements and PPSA financing statements), Deposit Account Control Agreements, Securities Account Control Agreements, and landlord access agreements and/or bailee waivers) required by the Loan Documents or under law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(v) Consents. Each Loan Party shall obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location and from the lessor of or the bailee related to any other location in the United States where in excess of $250,000 of Collateral is stored or located, which agreement or letter, in any such case, shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.

(l) Collateral Audit. The Administrative Agent shall have completed an initial collateral audit/field exam prior to the date of the initial extension of credit (but in no event later than sixty (60) days after the Closing Date) with results satisfactory to the Administrative Agent.

(m) Insurance. Subject to the items to be delivered on a post-closing basis pursuant to Section 5.3 hereof, the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party (other than Parent and any Subsidiary of Parent organized under the laws of England and Wales) have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance satisfactory to the Administrative Agent.

(n) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date.

(o) Legal Opinions. The Administrative Agent shall have received (i) the executed legal opinion of Cooley LLP, special United States counsel to the Loan Parties, (ii) Gowling WLG, special Canadian counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent and (iii) Osborne Clarke, special UK counsel to the Administrative Agent.

(p) Borrowing Notice. The Administrative Agent shall have received, in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.5.

(q) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of Parent or the Administrative Borrower.

(r) No Material Adverse Effect. There shall not have occurred since March 31, 2017, any event or condition that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) No Litigation. No material litigation, investigation or proceeding of or before any arbitrator or Governmental Authority that has not previously been disclosed to the Administrative Agent is pending or, to the knowledge of any Group Member, threatened in writing (or to the extent any such action, suit, investigation or proceeding has been previously disclosed to the Administrative Agent, the absence of any adverse change therein since the date of such disclosure) which would reasonably be expected to have a Material Adverse Effect, and no litigation, investigation of proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened in writing, relating to or arising out of the Loan Documents or the transactions contemplated hereby and thereby.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage of such requested extension of credit.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b) Borrowing Base Certificate. The Borrower shall have delivered to the Administrative Agent a duly executed Borrowing Base Certificate as of the last day of the month most recently ended for which financial statements have been delivered pursuant to Section 5.1(c) or Section 6.1(c).

(c) Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving extension of credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(d) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(e) No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit or Revolving Loan Conversion, as applicable, that the conditions contained in this Section 5.2(a) through (e) have been satisfied.

5.3 Post-Closing Conditions Subsequent. The Borrowers shall satisfy each of the conditions subsequent to the Closing Date specified on Schedule 5.3 to the satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition on Schedule 5.3 (or such other date as Administrative Agent shall agree in its sole discretion).

SECTION 6

AFFIRMATIVE COVENANTS

Parent, Holdings and the Borrower hereby agree that, at all times prior to the Discharge of Obligations, Parent, Holdings and the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Parent (commencing with the fiscal year ended December 31, 2017), a copy of the audited consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than with respect to pending maturity of any Indebtedness), or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 30 days after the end of each month during each fiscal year of Parent (commencing with the fiscal month ended November 30, 2017), the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year.

Documents required to be delivered pursuant to the terms of this Section 6.1 (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Parent notifies the Administrative Agent that such materials have been posted on the Parent’s web site on the internet at the Parent’s web site address, or provides the Administrative Agent with an internet link to such materials.

6.2 Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a) [Reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate of a Responsible Officer, on behalf of the Loan Parties, (i) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it during such period, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such Compliance Certificate, (ii) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the month or fiscal year of the Borrower (including, without limitation, a calculation of Consolidated Adjusted EBITDA with each Compliance Certificate delivered with any monthly financial statements for the last month of any quarter), (iii) certifying that such financial statements present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at the date thereof and have been prepared in reasonable detail and in accordance with GAAP or IFRS, as applicable, applied consistently throughout the periods reflected therein and with prior periods, subject in the case of monthly financial statements to normal year-end audit adjustments and the absence of footnotes and (iv) with respect to each Compliance Certificate delivered in respect of the annual financial statements delivered pursuant to Section 6.1(a), to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any (x) registered Intellectual Property or (y) other material Intellectual Property, issued, licensed, or acquired by any Loan Party since the date of the most recent annual Compliance Certificate delivered pursuant to this clause (iv);

(c) as soon as available, and in any event no later than the earlier of (i) five (5) days after approval thereof by Parent’s board of directors and (ii) 60 days after the end of each fiscal year of Parent, a detailed consolidated budget of Parent and its Subsidiaries for the following fiscal year (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by Parent to be reasonable at the time made, it being recognized that Projections are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount; it being further agreed that Parent shall deliver to the Administrative Agent within three (3) Business Days following any updates thereto approved by Parent’s board of directors;

(d) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC (or such comparable agency) relating to the Loan Parties’ filings with the SEC (or such comparable agency or similar routine correspondence);

(e) within five (5) Business Days after the same are sent, copies of each annual report, proxy or financial statement or other material report or notice that any Loan Party sends to the holders of any class of such Loan Party’s debt holders or public equity securities and, within five (5) Business Days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file with the SEC under Section 13 or 15(d) of the Exchange Act (or comparable agency or reports in any applicable non-U.S. jurisdiction), or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) upon request by the Administrative Agent, within five (5) Business Days after the same are sent to, or received by any Loan Party or any Subsidiary thereof, copies of all material correspondence, reports, documents and other material filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that would reasonably be expected to have a Material Adverse Effect on any of the material Governmental Approvals or otherwise on the operations of the Loan Parties or the Group Members;

(g) not later than 30 days after the end of each month. and , if requested by SVB following the delivery of a Notice of Borrowing, accounts receivable agings (aged by invoice date and indicating the jurisdiction of the Account Debtor), accounts payable agings (aged by invoice date), reconciliations of accounts receivable agings (aged by invoice date), a Borrowing Base Certificate summarizing and calculating the Borrowing Base, together with all key performance metrics (including, without limitation, report of billings, agings and customer information) and, as shall be requested by the Administrative Agent in its reasonable discretion, supporting detail and documentation; and

(h) promptly, such additional information regarding the operations, business affairs and financial condition of Parent, Holdings, the Borrower or any Subsidiary or compliance with the terms of the Loan Documents as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to the terms of this Section 6.2 (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Parent notifies the Administrative Agent that such materials have been posted on the Parent’s web site on the internet at the Parent’s web site address, or provides the Administrative Agent with an internet link to such materials.

6.3 Accounts Receivable/Collections.

(a) Schedules and Documents Relating to Accounts. The Borrower shall deliver to the Administrative Agent Borrowing Base Certificates (including supporting details) and schedules of collections, as provided in Section 6.2, on the Administrative Agent’s standard forms. If requested by the Administrative Agent, the Borrower shall (i) furnish the Administrative Agent with copies (or, at the Administrative Agent’s request after the occurrence of an Event of Default, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to the Accounts and (ii) deliver to the Administrative Agent the originals of all instruments and chattel paper evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. The Borrower shall promptly notify the Administrative Agent of all disputes or claims relating to Accounts which allege or involve an amount in excess of $250,000. The Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) the Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; and (ii) no Default or Event of Default has occurred and is continuing at such time.

(c) Collection of Accounts/Remittance of Proceeds of Collateral. Each Group Member shall have the right to collect all payments in respect of its Accounts other than during the existence of a Default or an Event of Default (during which time the Administrative Agent may, in its sole discretion, collect any such Accounts of the Loan Parties). Each Loan Party shall, or shall cause, all payments on, and proceeds of, its Accounts and other Collateral, and other payments from all sources to be delivered immediately to the Administrative Agent by depositing all proceeds of such Accounts into one or more lockbox accounts, or via electronic deposit capture into a “blocked account” as the Administrative Agent may specify (each an “A/R Account”), in each case pursuant to a blocked account agreement in a form reasonably satisfactory to the Administrative Agent in its sole discretion. Prior to Lenders’ making any advances under the Revolving Facility, the Borrower will direct all customers to remit payments to an A/R account, which shall be swept nightly to t h e Borrower’s primary operating account. Any such amounts actually paid to or collected by the Administrative Agent pursuant to this Section 6.3(c) shall be applied by the Administrative Agent on a daily basis to the reduction of the Revolving Loans then outstanding whether or not an Event of Default has occurred and is continuing; provided that if a Streamline Period is then in effect, then such amounts shall be returned by the Administrative Agent to a depository account of the Borrower maintained with the Administrative Agent and the Loan Parties shall have full and complete access to, and may direct the manner of disposition of, funds in such account.

(d) Returns. If any Account Debtor returns any Inventory to the Borrower, the Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) upon request from the Administrative Agent, provide a copy of such credit memorandum to the Administrative Agent. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default or if the returns allege or involve an aggregate amount in excess of $250,000, the Borrower shall immediately notify the Administrative Agent of the return of the Inventory.

(e) Verification. The Administrative Agent may, from time to time, (i) verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Loan Party or the Administrative Agent or such other name as the Administrative Agent may choose, and (ii) notify any Account Debtor owing any Loan Party money of the Administrative Agent’s security interest in such funds and such account.

(f) No Liability. The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any of the Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve the Administrative Agent from liability for its bad faith, own gross negligence or willful misconduct.

6.4 Payment of Obligations; Taxes.

(a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (after giving effect to any extensions granted or grace periods in effect), as the case may be, all of its material obligations (including all material Taxes imposed by law on the relevant Group Member) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP or IFRS, as applicable, with respect thereto have been provided on the books of the relevant Group Member.

(b) File or cause to be filed all federal and state income and all other material tax returns that are required to be filed by the relevant Group Member under applicable law.

6.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence (except as permitted by Section 7.5) and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to material leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid in all material respects at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

6.6 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with IFRS and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at reasonable times on five (5) Business Days’ notice and during normal business hours (provided no notice is required if an Event of Default has occurred and is continuing), permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections at the Borrower’s expense shall not be undertaken more frequently once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits at the Borrower’s expense shall occur as often as the Administrative Agent shall reasonably determine is necessary.

6.8 Notices. Give prompt written notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) event of default under any material Contractual Obligation of any Group Member (subject to the expiration of any applicable cure period); and (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member, or (iii) which relates to any Loan Document;

(d) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event, if such event would reasonably be expected to result in liability in excess of $500,000 in the aggregate for the Loan Parties; (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(e) (A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan, (2) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B), without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.9 as any Lender (through the Administrative Agent) may from time to time reasonably request;

(f) any material change in accounting policies or financial reporting practices by any Loan Party; and

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10 Operating Accounts. (i) Maintain all of Holdings’, the Borrower’s and their Subsidiaries’ United States (a) primary banking accounts, operating accounts, investment accounts with SVB and its affiliates and (b) cash and Cash Equivalents in operating, depository and securities accounts maintained with SVB and its affiliates, and conduct all letter of credit, foreign exchange transactions and other Cash Management Services with SVB and its affiliates and (ii) use best efforts to transfer all of Parent’s United Kingdom (a) primary banking accounts, operating accounts, investment accounts to SVB and its affiliates and (b) cash and Cash Equivalents to operating, depository and securities accounts maintained with SVB and its affiliates, and to conduct all letter of credit, foreign exchange transactions and other Cash Management Services with SVB and its affiliates. In any event, Parent shall not permit the aggregate amount on deposit in the United Kingdom in banking accounts, operating accounts or investment accounts maintained at institutions other than SVB and its affiliates to exceed $2,500,000 (or the British Pound (£) equivalent) at any time. Notwithstanding the foregoing, the Designated Accounts shall be permitted during the Designated Account Transition Period.

6.11 Audits, Appraisals and Field Examinations. Without duplication of Section 6.7, at reasonable times during normal business hours, upon reasonable prior notice (provided that no notice shall be required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and perform field examinations and the right to audit the Collateral and the Group Members’ business. The foregoing field examinations, inspections, appraisals, audits and field examinations shall be at the Borrower’s expense (and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then current standard charge for the same), plus reasonable and documented out-of-pocket expenses. Such inspections, field examinations, appraisals and audits at the Borrower’s expense shall not be undertaken more frequently than once every twelve (12) months, unless a Default or Event of Default has occurred and is continuing, in which case such inspections, appraisals and audits at the Borrower’s expense shall occur as often as the Administrative Agent shall determine is necessary. In the event the Borrower and the Administrative Agent schedule an audit, appraisal, inspection or field examination more than ten (10) days in advance, and the Borrower cancels or seeks to or reschedules the audit, inspection or field examination with less than ten (10) days written notice to the Administrative Agent then (without limiting any of the Administrative Agent’s rights or remedies) the Borrower shall pay the Administrative Agent a fee of $1,000 plus any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent to compensate the Administrative Agent for the anticipated costs and expenses of the cancellation or rescheduling.

6.12 Additional Collateral, Etc.

(a) With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party, including pursuant to a Permitted Acquisition (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within thirty (30) days for a Domestic Subsidiary or sixty (60) days for a Foreign Subsidiary (or such longer time period as the Administrative Agent may determine in its sole discretion)) after such acquisition, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent may reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including (A) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (B) taking such actions and entering into such agreements necessary or advisable under the laws of Canada, England and Wales or other applicable jurisdiction of organization of such Loan Party.

(b) With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(e)) located within a Covered Jurisdiction, promptly (and in any event within thirty (30) days (or such longer time period as the Administrative Agent may determine in its sole discretion)) after such acquisition, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In connection with the foregoing for properties located in the United States, no later than three (3) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.12, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”) and such other documents as any Lender may reasonably request to complete its flood due diligence, (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (“Loan Party Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of the Loan Party Notice (e.g., countersigned Loan Party Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable Requirement of Law or any Lenders’ written regulatory or compliance procedures and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance that complies with all applicable laws and regulations reasonably satisfactory to the Administrative Agent and each Lender (any of the foregoing being “Evidence of Flood Insurance”). Notwithstanding anything contained herein to the contrary, no Mortgage in respect of a property located in the United States will be executed and delivered until each Lender has confirmed to the Administrative Agent that such Lender has satisfactorily completed its flood insurance due diligence and compliance requirements.

(c) With respect to any new direct or indirect wholly-owned Subsidiary (other than an Excluded Foreign Subsidiary, any Immaterial Foreign Subsidiary or any direct Subsidiary of Parent organized outside of the United States, Canada or the United Kingdom that is prohibited by an applicable Requirement of Law (including any law relating to unlawful financial assistance) from guaranteeing the Obligations or pledging its assets to secure the Obligations or for which the guarantee of the Obligations or the pledge of its assets to secure the Obligations could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers) created or acquired after the Closing Date by any Loan Party, promptly (and in any event within thirty (30) days for any Domestic Subsidiary or sixty (60) days with respect to any Foreign Subsidiary (or such longer time period as the Administrative Agent may determine in its sole discretion)) after such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned directly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be reasonably required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary of the type described in Section 5.1(f), in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new first-tier Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (and in any event within sixty (60) days (or such longer period of time as the Administrative Agent may determine in its sole discretion)) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the

Capital Stock of such new Excluded Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall Capital Stock that possesses more than 65% of the total combined voting power of all outstanding classes of stock entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations, and taking into account all other direct or indirect pledges by the Borrower of the voting Capital Stock of such Excluded Foreign Subsidiary) of any such new first-tier Excluded Foreign Subsidiary be so pledged, and in no event shall any Capital Stock of any lower-tier Excluded Foreign Subsidiary be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse or other location in the United States where Collateral having a value exceeding $250,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Closing Date, no Collateral with a value in excess of $250,000 shall be stored at any new location in the United States, without the prior written consent of the Administrative Agent unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located in the United States.

6.13 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.

6.14 Insider Subordinated Indebtedness. Cause any Insider Indebtedness owing by any Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date.

6.15 [Reserved].

6.16 Use of Proceeds. Use the proceeds of each extension of credit only for the purposes specified in Section 4.16.

6.17 Anti-Corruption Laws. Conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.18 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

Parent, Holdings and the Borrower agree that, at all times prior to the Discharge of Obligations, Parent, Holdings and the Borrower shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Minimum Adjusted Quick Ratio. Allow, on a consolidated basis with respect to Parent and its Subsidiaries, the ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue (“AQR”) to be less than (i) prior to the consummation of the YuMe Acquisition, 1.10 to 1.00 and (ii) after the consummation of the YuMe Acquisition, 1.05 to 1.00, in each case tested as of the last day of each month.

(b) Minimum Consolidated Adjusted EBITDA. Prior to the consummation of the YuMe Acquisition, at any time the AQR is less than 1.50:1.00, permit Parent and its Subsidiaries’ trailing twelve month Consolidated Adjusted EBITDA less unfinanced Consolidated Capital Expenditures and capitalized software to be less than $0.00 tested as of the last day of each month. After the consummation of the YuMe Acquisition, permit Parent and its Subsidiaries’ trailing twelve month Consolidated Adjusted EBITDA less unfinanced Consolidated Capital Expenditures and capitalized software, tested on the last day of each quarter, to be less than the amounts set forth below opposite such quarter:

Minimum Consolidated Adjusted
Quarter Ending	EBITDA
December 31, 2017	$5,000,000
March 31, 2018	$10,000,000
June 30, 2018	$15,000,000
September 30, 2018 and each quarter thereafter	$20,000,000

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document (including, for the avoidance of doubt, under any Cash Management Agreement);

(b) Indebtedness of (i) any Loan Party (excluding Parent except to the extent incurred for the purposes set forth in Section 7.6(g)(i), (ii), (iii) or (iv) or incurred by Parent to consummate the YuMe Acquisition to the extent permitted pursuant to Section 7.7(o)) owing to any other Loan Party, (ii) any Group Member (which is not a Loan Party) to any other Group Member (which is not a Loan Party); and (iii) any Group Member that is not a Loan Party to any Loan Party but only to the extent constituting an Investment permitted by and subject to the limitations of Section 7.7(f)(iii);

(c) Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party) and (iv) of any Loan Party of (A) the Obligations of any other Group Member in respect of any obligations not constituting Indebtedness, provided that any Guarantee Obligations are subject to the limitations of Section 7.7 and (B) the Indebtedness of any other Group Member not to exceed $250,000 in the aggregate outstanding at any time, provided that, in any case (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(f) (i) unsecured Indebtedness to trade creditors and vendors incurred in the ordinary course of business, (ii) surety Indebtedness and (iii) any other Indebtedness in respect of letters of credit, bank guarantees, banker’s acceptances or similar arrangements, including those supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, completion guarantees and obligations of a like nature; provided that the aggregate principal or face amount of any such Indebtedness in this clause (ii) and (iii) outstanding at any time shall not exceed $250,000; and

(g) obligations (contingent or otherwise) of the of the Loan Parties and their respective Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation.

(h) (i) the SVB Subordinated Indebtedness provided that (a) the aggregate principal amount of such SVB Subordinated Indebtedness shall not exceed $35,000,000 and (b) such SVB Subordinated Indebtedness is repaid in full on the earlier to occur of (1) 120 days after the incurrence of by the Borrower of such SVB Subordinated Indebtedness and (2) June 30, 2018 (or such later date as the Administrative Agent may agree in its sole discretion), and (ii) other Subordinated Indebtedness approved in writing by the Required Lenders and the Administrative Agent;

(i) Indebtedness (i) incurred as a result of endorsing negotiable instruments received in the ordinary course of business and (ii) consisting of customer advances or deposits received in the ordinary course of business;

(j) Indebtedness (i) incurred by Group Member in the ordinary course of business under a commercial credit card program in a jurisdiction outside the United States; and (ii) Indebtedness of Foreign Subsidiaries in an aggregate amount for clauses (i) and (ii) not to exceed $1,500,000 at any time;

(k) Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services; provided, however, that the aggregate amount of cash held at payment transmitters that has not been remitted to the Loan Parties within five (5) Business Days shall not exceed $750,000 at any time;

(l) Indebtedness of a Person (other than a Loan Party) existing at the time such Person is merged with or into a Loan Party or becomes a Subsidiary, or unsecured Indebtedness expressly assumed by a Loan Party in connection with the acquisition of an asset or assets from another Person, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) payments in respect of such Indebtedness, and the Liens securing such Indebtedness, in each case, are expressly subordinate pursuant to the terms of a subordination agreement in form and substance acceptable to Administrative Agent;

(m) Indebtedness consisting of insurance premium financing;

(n) Permitted Earn-outs;

(o) Indebtedness incurred in connection with judgements, decrees, attachments or awards that do not constitute an Event of Default;

(p) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of Parent, any of its Subsidiaries or Parent’s direct or indirect parent companies, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interest of Parent or any of its Subsidiaries to the extent permitted under Section 7.6; and

(q) other Indebtedness not to exceed $500,000 outstanding at any time (or such greater amount approved by the Administrative Agent in its sole discretion).

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books in conformity with GAAP or IFRS, as applicable;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’, customers’, service providers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Loan Party or Group Member;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f) to the Disclosure Letter and any Liens granted as a replacement or substitute therefor; provided that (i) no such Lien is expanded to cover any additional property after the Closing Date, (ii) the principal amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g) Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition, construction, improvement and/or installation of fixed or capital assets and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the principal amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or sublessor or licensor or sublicensor under any lease or license entered into in the ordinary course of its business and covering only the assets so leased or licensed;

(j) any non-exclusive license, sublicense, lease, or sublease granted by the Parent or any Subsidiary to third parties in the ordinary course of its business which does not: (i) interfere in any material respect with the ordinary conduct of the business of the Parent or its Subsidiaries or materially detract from the value of the relevant assets of the Parent or its subsidiaries of (ii) secure any Indebtedness;

(k) to the extent constituting Liens, any option or other agreement or purchase any asset of the Parent or any of its Subsidiaries, the disposition of which is expressly permitted under Section 7.5 or otherwise not prohibited under this Agreement;

(l) Liens arising from attachments or judgments, orders or decrees in circumstances that do not constitute a Default or an Event of Default;

(m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(n) (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, (iii) Liens on cash deposits securing Obligations under any Specified Swap Agreements permitted by Section 7.13, and (iv) Liens on cash deposits securing commercial credit card debt permitted under Section 7.2(j);

(o) setoff rights granted to third parties pursuant to trade and other similar contracts with the Parent or any Subsidiary and limited to payments owed to the Parent or any Subsidiary under such contracts that do not constitute Indebtedness, and such contracts are not secured by any property of the Parent or any Subsidiary

(p) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(q) Liens consisting of deposits or cash advances in favor of the seller or licensor of any property to be acquired or licensed by any Group Member pursuant to a Permitted Acquisition;

(r) Liens on insurance policies, return premiums and proceeds thereof securing Indebtedness permitted by Section 7.2(m);

(s) the replacement, extension or renewal of any Lien permitted by clause (f), (g) or (n) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

(t) Liens securing the SVB Subordinated Indebtedness provided that such Liens are subordinate to the Liens securing the Obligations (other than Liens on the Cash Collateral and the Cash Collateral Account, which Liens shall not be required to be subordinated);

(u) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $100,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Loan Party may be merged or consolidated with or into, or may liquidate, wind-up and dissolve into, another Loan Party (other than Parent) (provided that if such transaction involves a Borrower, the Borrower is the surviving entity); and (ii) any Group Member that is not a Loan Party may be merged or consolidated with or into, or may liquidate, wind-up and dissolve into, (A) another Group Member that is not a Loan Party or (B) a Loan Party (other than Parent) (provided that a Loan Party is the surviving entity);

(b) any Group Member may Dispose of any or all of its assets (i) to the Borrower or any other Loan Party (other than Parent), or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions permitted by clause (ii) of Section 7.4(a) or clause (i) of Section 7.4(b);

(d) the sale or issuance of the Capital Stock (other than Disqualified Stock) of (i) the Parent in connection with any transaction that does not result in a Change of Control, (ii) any Loan Party (other than Parent) to any other Loan Party, or (iii) any Group Member that is not a Loan Party to another Group Member that is not a Loan Party;

(e) the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the Disposition of property (i) by any Loan Party to any other Loan Party (other than Parent), (ii) by any Group Member (which is not a Loan Party) to any other Group Member, and (iii) by any Loan Party to any Group Member (which is not a Loan Party) for cash or pursuant to an Investment permitted under Section 7.7(f)(iii);

(g) the Dispositions of property subject to a Casualty Event;

(h) leases or subleases of Real Property;

(i) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 6.3(b);

(j) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(k) any reduction, cancellation or forgiveness of Indebtedness owed to the Borrower by current or former employees, officers, directors or a (i) of a principal amount of $100,000 or less or (ii) of a principal amount in excess of $100,000 provided such reduction, cancellation or forgiveness is approved by Parent’s board of directors (or any committee thereof);

(l) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(m) the unwinding of Specified Swap Agreements permitted by Section 7.12 pursuant to their terms;

(n) Dispositions of other property having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition;

(o) Dispositions constituting Liens permitted by Section 7.3, Restricted Payments permitted by Section 7.6 or Investments permitted by Section 7.8;

provided, however, that any Disposition made pursuant to Section 7.5 shall be made in good faith on an arm’s length basis and, to the extent applicable, for fair value.

7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, pay any earn-out payment, seller debt or deferred purchase payments, declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) any Group Member may make Restricted Payments to any Loan Party (other than Parent) and any Group Member that is not a Loan Party may make Restricted Payments to any other Group Member that is not a Loan Party;

(b) each Group Member may, (i) purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $100,000 during any fiscal year of Parent, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of a Group Member;

(c) any Loan Party may make payments of cash in lieu of fractional shares upon the exercise of any options, warrants or other rights to acquire Capital Stock;

(d) Parent may (i) make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) make repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(e) a Group Member may repurchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue or new shares of its common stock or other common Capital Stock (other than Disqualified Stock); provided that such issuance is otherwise permitted hereunder

(f) a Group Member may deliver its Capital Stock upon conversion of any convertible or exchangeable Indebtedness; provided that such Indebtedness is otherwise permitted hereunder;

(g) Holdings may make distributions to Parent to the extent necessary to (i) permit Parent to maintain its legal existence and to pay reasonable out-of-pocket general administrative and corporate overhead costs and expenses (which may include out-of-pocket legal, accounting and filing costs, other reasonable and customary corporate overhead expenses incurred in the ordinary course of business and customary transaction-based fees and expenses of third-party investment bankers and advisers for services rendered to Parents relating to Parent and its Subsidiaries not prohibited hereunder, but excluding costs and expenses relating to the YuMe Acquisition) in an amount not to exceed $4,000,000 in the aggregate in any fiscal year, so long as Parent applies the amount of any such Restricted Payment for any such purpose within 30 days of receipt, (ii) permit Parent to pay costs and expenses in connection with the YuMe Acquisition (which may include out-of-pocket legal, accounting and filing costs, other reasonable and customary corporate overhead expenses incurred in the ordinary course of business and customary transaction-based fees and expenses of third-party investment bankers and advisers for services rendered to Parents relating to Parent and its Subsidiaries not prohibited hereunder) in an amount not to exceed $8,000,000 in the aggregate, so long as Parent applies the amount of any such Restricted Payment for any such purpose within 30 days of receipt, (iii) pay the Cash Consideration (as defined in the YuMe Acquisition Agreement) and any consideration payable in respect of any Appraisal Shares (as defined in the YuMe Acquisition Agreement) and (iv) pay any taxes that are due and payable by Parent as part of a consolidated group with the other Loan Parties;

(h) the Borrower and its Subsidiaries may make payments in respect of Permitted Earn-outs so long as (i) immediately after giving pro forma effect to such payment, Parent and its Subsidiaries shall have a trailing twelve (12) month AQR of not less than 1.35:1.00 (1.20:1.00 after the consummation of the YuMe Acquisition) based on financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis as of the last of the month for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(b), to such payment, (ii) immediately before and immediately after giving effect to such payment, no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) immediately after giving pro forma effect to the making of such payment, Liquidity shall equal or exceed the then Total Revolving Commitments plus the aggregate amount of all earn-out and deferred purchase price obligations (other than those being paid); and

(i) the Borrower may make payments of principal and interest when due in respect of the SVB Subordinated Indebtedness provided such payments are permitted by the subordination provisions in the Subordinated Debt Documents relating to such SVB Subordinated Indebtedness.

7.7 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments (and commitments to make Investments) existing on the Closing Date), in each case listed on Schedule 7.7;

(c) Investments in cash and Cash Equivalents;

(d) Guarantee Obligations permitted by Section 7.2 and Guarantee Obligations of any Group Member in respect of obligations not constituting Indebtedness of any other Group Member;

(e) loans and advances to employees, officers and directors of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding or (ii) relating to the purchase of equity securities of the Borrower pursuant to employee stock purchase plans or agreements approved by Parent’s board of directors (or any committee thereof)) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding

(f) intercompany Investments by (i) any Group Member in a Loan Party, (ii) any Group Member (which is not a Loan Party) in any other Group Member (which is not a Loan Party), or (iii) so long as no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect thereto, any Loan Party to any Group Member that is not a Loan Party, provided that the aggregate amount of all such Investments (including, without limitation, Investments made or received as a result of transactions contemplated by Section 7.2(b)(iii) and Section 7.5(f)(iii)) made pursuant to this clause (iii) shall not exceed $1,000,000 (or such greater amount approved by the Administrative Agent) per fiscal year;

(g) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member, or on settlement of any delinquent obligations of, or other disputes with, customers or suppliers in the ordinary course of business in accordance with Section 6.3(b);

(i) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(j) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(k) Specified Swap Agreements and Interest Rate Agreements permitted under this Agreement;

(l) Investments constituting Permitted Acquisitions (including any Investments acquired as a result of Permitted Acquisition in an amount not to exceed $100,000 in aggregate principal amount and any Investments made in any Loan Party in connection with such Permitted Acquisition);

(m) the formation of Subsidiaries after the Closing Date, subject to compliance with Section 6.12(c) or (d) of this Agreement; and

(n) (i) non-cash Investments in joint ventures or strategic alliances in the ordinary course of a Group Member’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support and (ii) cash Investments in any joint ventures or strategic alliances for aggregate cash consideration not to exceed $100,000 in any fiscal year;

(o) The YuMe Acquisition (and any Investments in Redwood I or Redwood II in connection therewith and any Investments of Yume in its Subsidiaries existing at the time of the YuMe Acquisition and other Investments acquired as a result of the YuMe Acquisition in an amount not to exceed $100,000 in aggregate principal amount; provided in each case that such Investments were not acquired in breach of the Yume Acquisition Agreement) provided that: (i) the YuMe Acquisition shall be consummated on or before March 31, 2018 in accordance with applicable law and the YuMe Acquisition Agreement (without any amendment thereof that is adverse to the of the Lenders hereunder) in all material respects, (ii) all conditions to the consummation of the YuMe Acquisition set forth in the YuMe Acquisition Documentation shall have been satisfied (or waived to the extent such waivers are not adverse to the interests of the Lenders hereunder), (iii) the Administrative Agent shall have received fully executed YuMe Acquisition Documentation certified by a Responsible Officer to be a true and complete copy of the YuMe Acquisition Documentation, (iv) upon consummation of the YuMe Acquisition, (A) the Loan Parties shall deliver to the Administrative Agent an updated Collateral Information Certificate giving effect to the YuMe Acquisition, and (B) Redwood II shall join the Loan Documents as a “Guarantor” thereunder and Redwood II and the other Loan Parties shall otherwise comply with the provisions of Section 6.12(c) in respect of Redwood II. Upon the consummation of the YuMe Acquisition, the YuMe Acquisition shall be deemed a “Permitted Acquisition” for all purposes of this Agreement and the other Loan Documents; and

(p) other Investments not to exceed $500,000 in any fiscal year.

7.8 ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.9 Modifications of Certain Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Disqualified Stock, if any (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Loan Party) unless such transaction is (i) (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (ii) an indemnification agreement, employee agreement, compensation arrangement (including equity based compensation, severance arrangement or reimbursement expense of current or former officers and directors, in each case, entered into on an arm’s length basis in the ordinary course of business and any retention or performance bonus or similar arrangement on an arm’s length basis in the ordinary course of business or as otherwise approved by a Parent’s board of directors (or a committee thereof).

7.11 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction.

7.12 Swap Agreements. Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.13 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP or IFRS, as applicable, or (b) fiscal year.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment (or sublease or sublicense) of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (d), (f), (g), (k), (n), (q), (r) or (t) or any agreement or option to Dispose of any asset of any Group Member, the Disposition of which is not prohibited by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party and any of their respective Subsidiaries to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment (or sublease or sublicense) of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) restrictions that exist on the Closing Date that are set forth on Schedule 7.15 and any renewal or extension or such restriction provided that such renewal or extension does not expand the scope of such restriction, taken as a whole in any material respect, (vi) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, (vii) any negative pledge or anti-disposition provisions pursuant to any document, agreement or instrument governing any Lien permitted under Section 7.3(c), (d), (f), (g), (k), (n), (q), (r) or (t) and (viii) restrictions imposed by applicable Requirements of Law.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.17 Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.18 Certification of Certain Capital Stock. Take any action to certificate any Capital Stock having been pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) which were uncertificated at the time so pledged, in any such case, without first obtaining the Administrative Agent’s prior written consent to do so and undertaking to the reasonable satisfaction of the Administrative Agent all such actions as may reasonably be requested by the Administrative Agent to continue the perfection of its Liens (held for the ratable benefit of the Secured Parties) in any such newly certificated Capital Stock.

7.19 Amendments to Organizational Agreements and Material Contracts. (a) Amend or permit any amendments to any Loan Party’s organizational documents, in each case, if such amendment would be adverse to Administrative Agent or the Lenders in any material respect, (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation, in each case, if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect, (c) fail to enforce, in a commercially reasonable manner, the Loan Parties’ rights (including rights to indemnification) under any such material Contractual Obligation if such failure would be adverse to the Administrative Agent or the Lenders in any material respect, (d) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Group Members pursuant to the YuMe Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto, (e) otherwise amend, supplement or otherwise modify the terms and conditions of the YuMe Acquisition Documentation except for any such amendment, supplement or modification that could not reasonably be expected to be adverse to the Administrative Agent or the Lenders in any material respect, or (f) fail to enforce, in a commercially reasonable manner, the Loan Parties’ rights (including rights to indemnification) under the YuMe Acquisition Documentation if such failure would be adverse to the Administrative Agent or the Lenders in any material respect.

7.20 Use of Proceeds. Use the proceeds of any Loan or extension of credit hereunder or other monies of any Group Member or any of their Subsidiaries, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of

1977, as amended, the UK Bribery Act 2010, any Canadian Sanctions Laws or other similar legislation in other jurisdictions.

7.21 Subordinated Indebtedness.

(a) Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Loan Parties’ ability to pay and perform each of their respective Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b) Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement or intercreditor agreement with respect thereto in favor of the Administrative Agent and the Lenders.

7.22 Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act; or (d) conduct any business or engage in any transaction or dealing in violation of the PCTFA. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming Borrower’s compliance with this Section 7.22.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof (including Section 2.8); or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.8, Section 6.1, Section 6.2, Section 6.3, clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8, Section 6.10, Section 6.16, Section 6.17, Section 6.18 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e) (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clause (A), (B), (C), or (D) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (A), (B), (C), and (D) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate of all such Indebtedness, exceeds in the aggregate $500,000; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member; or

(f) (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof (provided that, during such 30 day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or (vi) without limiting the generality of the foregoing, Parent is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or otherwise insolvent (other than balance sheet insolvent) (in respect of Parent, without having to make any proof to the satisfaction of the court under section 123(2) of the Insolvency Act 1986) or a UK Insolvency Proceeding is begun against Parent; or

(g) there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $250,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $500,000; or

(h) there is entered against any Group Member (i) one or more final judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within 60 days from the entry or issuance thereof; or

(i) subject with respect to the UK Security Documents, only to the Legal Reservations (as defined in the UK Security Documents), any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than a result of the failure by Administrative Agent or any Lender to file a financing or continuation statement or to maintain possession or any possessory collateral in its possession), in each case, with respect to Collateral having a fair market value in excess of $250,000; or

(j) any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(k) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(l) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(m) a Change of Control shall occur; or

(n) any material Governmental Approvals necessary for any Loan Party to operate in the ordinary course shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or would reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Group Member to hold any material Governmental Approval in any other jurisdiction; or

(o) subject with respect to the UK Security Documents only to the Legal Reservations (as defined in the UK Security Documents), any Loan Document (including the subordination provisions of any subordination agreement or intercreditor agreement governing Subordinated Indebtedness) not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(p) a Material Adverse Effect shall occur; or

(q) any “Default,” “Event of Default” or similar concept thereto (if applicable) under any agreement governing any Subordinated Indebtedness shall have occurred, or any creditor of a Loan Party that entered into a subordination agreement breaches any terms of such agreement.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Cash Management Bank may terminate any Cash Management Agreement then outstanding and declare all Obligations then owing by the Group Members under any such Cash Management Agreements then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) the Administrative Agent may exercise on behalf of itself, any Cash Management Bank, the Lenders and the Issuing Lender all rights and remedies available to it, any such Cash Management Bank, the Lenders and the Issuing Lender under the Loan Documents.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3.

In addition, (x) the Borrower shall also cash collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any applicable Cash Management Bank, the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Cash Management Services then outstanding, which Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of all such outstanding Cash Management Services, and any unused portion thereof remaining after all such Cash Management Services shall have been fully paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3.

(c) After all such Letters of Credit and Cash Management Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Cash Management Services) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders, the Issuing Lender ((including any Letter of Credit Fronting Fees and Issuing Lender Fees), and any Qualified Counterparty and any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and the documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender, and amounts payable under Sections 2.19, 2.20 and 2.21), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent that the Swingline Lender has advanced any Swingline Loans that have not been refunded by each Lender’s Swingline Participation Amount, payment to the Swingline

Lender of that portion of the Obligations constituting the unpaid principal of and interest upon the Swingline Loans advanced by the Swingline Lender;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of any Cash Management Services and]on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fifth and payable to them;

Sixth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Seventh, for the account of any applicable Qualified Counterparty and any applicable Cash Management Bank, to cash collateralize Obligations arising under any then outstanding Specified Swap Agreements and Cash Management Services, in each case, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Eighth and payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof), to the Borrower or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Lender, and the Swingline Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any Subordination Agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-

agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub agents.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s bad faith, gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) (m) and (n); and

(iii) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Cash Management Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Cash Management Bank or a Qualified Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12 No Other Duties, etc.. Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Lender or the Swingline Lender hereunder.

9.13 Cash Management Bank and Qualified Counterparty Reports. Each Cash Management Bank and each Qualified Counterparty agrees to furnish to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, with a summary of all Obligations in respect of Cash Management Services and/or Specified Swap Agreements, as applicable, due or to become due to such Cash Management Bank or Qualified Counterparty, as applicable. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Cash Management Bank or Qualified Counterparty (in its capacity as a Cash Management Bank or Qualified Counterparty and not in its capacity as a Lender) unless the Administrative Agent has received written notice thereof from such Cash Management Bank or Qualified Counterparty and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Cash Management Bank or Qualified Counterparty on account of Cash Management Services or Specified Swap Agreements are set forth in such notice.

9.14 Survival. This Section 9 shall survive the Discharge of Obligations.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, nor any other Loan Document (other than any L/C Related Document, any Specified Swap Agreement and any Cash Management Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) amend clause (b) of the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, amend Section 10.6(b)(v) to permit an assignment to be made to a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries, release all or substantially all of the Collateral, subordinate the Obligations to any other obligation (other than Indebtedness permitted under Section 7.2, or Liens permitted by Section 7.3 as in effect on the Closing Date, in each case, that are permitted to be senior to the Obligations, or as otherwise expressly permitted by this Agreement), or release all or substantially all of the value of the guarantees (taken as a whole) of the obligations or the Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend or otherwise modify the definition of the term “Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased, without the written consent of all Lenders; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders; (E) (i) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects the L/C Lenders without the written consent of each L/C Lender; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (I)(i) amend or modify the application of payments set forth in Section 8.3 without the written consent of each Lender, (ii) amend or modify the application of payments set forth in Section 8.3 in a manner that adversely affects the L/C Lenders without the written consent of the L/C Lenders, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, any Cash Management Bank or any Qualified Counterparty, as applicable, without the written consent of the

Issuing Lender, each Cash Management Bank or each such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Lender, each Cash Management Bank, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Documents without the consent of the Administrative Agent or any other Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the Revolving Commitments of each such Minority Lender;

(ii) the assumption of the Loans and Revolving Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c) The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to the extent such amendment consists solely of the making of typographical corrections and/or addressing any technical defects and/or ambiguities.

(d) Notwithstanding any provision herein to the contrary but subject to the proviso in Section 10.1(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders. For the avoidance of doubt, no Lender shall be required to participate in any such additional credit or term loan facility or be deemed a Defaulting Lender in the event that such Lender does not approve any such additional credit or term loan facility.

(e) Notwithstanding any provision herein to the contrary, any Cash Management Agreement or Specified Swap Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

10.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	c/o RhythmOne, LLC 601 Montgomery Street
Suite 1600
San Francisco, CA 94111 Attention: Legal Department Email: legal@rhythmone.com

with a copy to:	Cooley LLP
101 California Street, 5th Floor San Francisco, CA 94111-5800 Attention: Mischi a Marca
Fax: (415) 693-2222
Email: gmamarca@cooley.com

Administrative Agent:	Silicon Valley Bank
387 Park Avenue South, 2nd Floor New York, New York 10016 Attention: Mickey Swift Facsimile No.: (212) 867-0190 E-Mail: Mswift@svb.com

with a copy to:	Riemer & Braunstein, LLP 3 Center Plaza
Boston, Massachusetts 02108 Attn.: Charles W. Stavros, Esq. Facsimile No.: (617) 692-3441
E-mail: cstavros@riemerlaw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent plus one local counsel for each jurisdiction outside the United States), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Group Members nor the Administrative Agent or any Lender shall assert, and each hereby waives, any claim of any such Person against each such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations.

10.6 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which, for purposes of this Section 10.6, shall include any Cash Management Bank and any Qualified Counterparty, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) provided no Default or Event of Default has occurred and is continuing, any Disqualified Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Obligations under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their assignees in and to such Obligations shall be transferable only upon notation of such transfer in the Register. This Section 10.6 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.22 and 2.23 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g) Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other

Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Electronic Execution of Assignments.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) It is intended that this Agreement shall take effect as a deed in respect of Parent notwithstanding the method of execution of this Agreement by the other parties hereto.

10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14 Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. The Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.16 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b) At such time as the Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations and obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred thereunder) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or such Letters of Credit shall have been Cash Collateralized as provide herein), the Collateral (other than any cash collateral securing any Specified Swap Agreements, any Cash Management Services or outstanding Letters of Credit) shall be released from the Liens created by the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to Cash Collateralize any Obligations arising in connection with Cash Management Agreements), and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to cash collateralize any Obligations arising in connection with Cash Management Agreements) shall terminate, all without delivery of any instrument or performance of any act by any Person. The Collateral shall also be released from the Liens created by the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to Cash Collateralize any Obligations arising in connection with Cash Management Agreements) in connection with any Dispositions permitted under this Agreement and the Permitted Liens referenced in Section 9.10(a)(ii).

10.17 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (other than a Disqualified Lender), or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower or any other Loan Party in the Agreement Currency, such Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions Release. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) a conversion of all, or a portion of, such liability into Equity Interests in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such Capital Stock will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.21 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with such rules and regulations. The Borrower and each other Loan Party will, and will cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be duly executed by Borrower in the United States of America. In addition, this Agreement is being executed as an instrument under the laws of the State of New York and the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARENT:

Executed as a deed by )
RHYTHMONE PLC )
acting by )
in the presence of: )

Signature of director /s/ Ted Hastings

Signature of witness /s/ Edward Reginelli

Name of witness Edward Reginelli

Address of witness

Occupation of witness CFO

Signature Page to Credit Agreement

HOLDINGS:

RHYTHMONE (US) HOLDING, INC.

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

BORROWER:

RHYTHMONE, LLC

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

PERK INC.

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

R1DEMAND, LLC

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

Signature Page to Credit Agreement

SILICON VALLEY BANK,
as the Administrative Agent

By:	/s/ Mickey Swift
Name: Mickey Swift
Title: Vice President

Signature Page to Credit Agreement

LENDERS:

SILICON VALLEY BANK,
as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Mickey Swift
Name: Mickey Swift
Title: Vice President

Signature Page to Credit Agreement

SCHEDULE 1.1A

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage
Silicon Valley Bank	$25,000,000.00	100%
Total	$25,000,000.00	100%

L/C COMMITMENTS

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	L/C Commitments	L/C Percentage
Silicon Valley Bank	$1,000,000.00	100%
Total	$1,000,000.00	100%

SWINGLINE COMMITMENT

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	Swingline Commitment	Exposure Percentage
Silicon Valley Bank	$10,000,000.00	100%
Total	$10,000,000.00	100%

Schedule 1.1A

EXECUTION VERSION

DISCLOSURE LETTER

November 8, 2017

To the Agent and each of the Lenders party

to the Credit Agreement referred to below:

Ladies and Gentlemen:

In response to the requirements of that certain Credit Agreement, dated as of November 8, 2017 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), by and among RhythmOne PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RhythmOne (US) Holding, Inc., a Delaware corporation (“Holdings”), RhythmOne, LLC, a California limited liability company (“RhythmOne”), R1Demand, LLC, a Delaware limited liability company (“R1Demand”), Perk Inc., a company organized under the laws of the province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to individually as a “Borrower” and are referred to collectively and jointly and severable as the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as lenders (each, a “Lender” and collectively, the “Lenders”), Silicon Valley Bank (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), the attached information is disclosed to the Administrative Agent and the Lenders in this disclosure letter (this “Disclosure Letter”). Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

SCHEDULES:

Schedule 4.1:	Dispositions
Schedule 4.4(A):	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.4(B):	YuMe Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.13	ERISA Plans
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.27:	Capitalization
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7:	Investments
Schedule 7.15:	Subsidiary Distribution Restrictions

IN WITNESS WHEREOF, the undersigned have caused this Disclosure Letter to be duly executed and delivered by their properly and duly authorized officers as of the day and year first written above.

BORROWER:

RHYTHMONE, LLC

By:	/s/ Edward Reginelli
Name:	Edward Reginelli
Title:	Chief Financial Officer

R1DEMAND, LLC
By: RhythmOne (US) Holding, Inc., its sole member

By:	/s/ Edward Reginelli
Name:	Edward Reginelli
Title:	Chief Financial Officer

PERK INC.

By:	/s/ Edward Reginelli
Name:	Edward Reginelli
Title:	Chief Financial Officer

[Signature Page – Disclosure Letter]

SCHEDULE 4.1

DISPOSITIONS

None.

SCHEDULE 4.4(A)

GOVERNMENTAL APPROVALS, CONSENTS,

AUTHORIZATIONS, FILINGS AND NOTICES

In connection with the YuMe Acquisition, Schedule 13-D, Form 3 and communications under Rule 425 of the Securities Act have been filed with the SEC.

SCHEDULE 4.4(B)

YUME GOVERNMENTAL APPROVALS, CONSENTS,

AUTHORIZATIONS, FILINGS AND NOTICES

The filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which YuMe is qualified as a foreign corporation to transact business.

The filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement with the SEC.

The filing of such reports, schedules or materials under the Securities Act or the Exchange Act as may be required in connection with the YuMe Acquisition.

Such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws and the rules and regulations of the NYSE.

Such consents, approvals, orders, authorizations, public announcements, registrations, declarations, notices and filings (including “blue sky” filings, the Circular and Notice of GM) as may be required under applicable securities Laws, including the AIM Rules for Companies.

SCHEDULE 4.5

REQUIREMENTS OF LAW

None.

SCHEDULE 4.13

ERISA PLANS

Entity	Benefit Provider	Carrier	Benefit/Plan	Contract/Plan Number
RhythmOne PLC	Computer Share	N/A	RhythmOne Plc 2017 Equity Incentive Plan	N/A

RhythmOne PLC	PQR Financial Planning Ltd	BUPA International	Health insurance	55314339162

RhythmOne PLC	PQR Financial Planning Ltd	MetLife	Death in Service	413A0114

RhythmOne, LLC	Melita Group	Blue Cross Blue Shield	Health insurance -HMO	W0064877

RhythmOne, LLC	Melita Group	Blue Cross Blue Shield	Health insurance -PPO (CA)	W0064877

RhythmOne, LLC	Melita Group	Blue Cross Blue Shield	Health insurance -PPO (Outside CA)	W0064877

RhythmOne, LLC	Melita Group	Blue Cross Blue Shield	Health insurance -PPO exclusive	W0064877

RhythmOne, LLC	Melita Group	Kaiser Permanente	Health insurance	652693

RhythmOne, LLC	Melita Group	Guardian	Dental	513870

RhythmOne, LLC	Melita Group	VSP	Vision	30003884

RhythmOne, LLC	Melita Group	Lincoln Financial	STD/LTD/Life & AD&D	N/A

RhythmOne, LLC	Melita Group	Navia Benefit Solutions	FSA & Commuter Benefits	N/A

RhythmOne, LLC	Fidelity	N/A	RhythmOne 401K & Profit Sharing Plan	001

Perk.com Canada Inc.	Sunlife Financial	JDMI	Health, Dental, Vision, Life, Short Term Disability, Long Term Disability	172970

SCHEDULE 4.15

SUBSIDIARIES

Owner	Entity Name	Jurisdiction of Organization	Percentage of Capital Stock Owned
RhythmOne plc	RhythmOne (US) Holding, Inc.	Delaware	100%
RhythmOne plc	blinkx (Canada) Inc.	Canada	100%
RhythmOne (US) Holding, Inc.	R1Demand, LLC	Delaware	100%
R1Demand, LLC	RadiumOne UK Ltd	United Kingdom	100%
R1Demand, LLC	RadiumOne SARL	France	100%
R1Demand, LLC	RadiumOne S.R.L.	Italy	100%
R1Demand, LLC	RadiumOne Netherlands BV	Netherlands	100%
R1Demand, LLC	RadiumOne Singapore Pte. Ltd.	Singapore	100%
R1Demand, LLC	RadiumOne Pty Limited	Australia	100%
RhythmOne (US) Holding, Inc	RhythmOne, LLC	California	100%
RhythmOne (US) Holding, Inc	Perk Inc.	Ontario, Canada	100%
Perk Inc.	Perk.com US Inc.	Delaware	100%
Perk.com US Inc.	Perk.com Software Private Limited	India	99.99%
Perk.com US Inc.	Perk.com Canada Inc.	Ontario, Canada	100%
RhythmOne plc	Redwood Merger Sub I, Inc.	Delaware	100%
RhythmOne plc	Redwood Merger Sub II, Inc.	Delaware	100%

SCHEDULE 4.17

ENVIRONMENTAL MATTERS

None.

SCHEDULE 4.19(a)

FINANCING STATEMENTS AND OTHER FILINGS

Loan Party	Filing Office
RhythmOne (US) Holding, Inc.	Delaware
RhythmOne, LLC	California
R1Demand, LLC	Delaware
Perk Inc.	Ontario, Canada District of Columbia
Perk.com US Inc.	Delaware
Perk.com Canada Inc.	Ontario, Canada District of Columbia
Redwood Merger Sub I, Inc.	Delaware
Redwood Merger Sub II, Inc.	Delaware

SCHEDULE 4.27

CAPITALIZATION

Owner	Entity Name	Percentage of Capital Stock Owned	Beneficial Owner[1]
RhythmOne plc	RhythmOne (US) Holding, Inc.	100%	RhythmOne plc
RhythmOne (US) Holding, Inc.	R1Demand, LLC	100%	RhythmOne plc
R1Demand, LLC	RadiumOne UK Ltd	100%	RhythmOne plc
R1Demand, LLC	RadiumOne SARL	100%	RhythmOne plc
R1Demand, LLC	RadiumOne S.R.L.	100%	RhythmOne plc
R1Demand, LLC	RadiumOne Netherlands BV	100%	RhythmOne plc
R1Demand, LLC	RadiumOne Singapore Pte. Ltd.	100%	RhythmOne plc
R1Demand, LLC	RadiumOne Pty Limited	100%	RhythmOne plc
RhythmOne (US) Holding, Inc	RhythmOne, LLC	100%	RhythmOne plc
RhythmOne (US) Holding, Inc	Perk Inc.	100%	RhythmOne plc
Perk Inc.	Perk.com US Inc.	100%	RhythmOne plc
Perk.com US Inc.	Perk.com Software Private Limited	99.99%	RhythmOne plc
Perk.com US Inc.	Perk.com Canada Inc.	100%	RhythmOne plc
RhythmOne plc	Redwood Merger Sub I, Inc.	100%	RhythmOne plc
RhythmOne plc	Redwood Merger Sub II, Inc.	100%	RhythmOne plc

[1]	Note to Riemer: Column added to address that rep requires listing of the beneficial owners.

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

Entity	Issuing Bank	Beneficiary	Amount	Expiration Date	Auto Renewal?
RhythmOne, LLC	City National Bank	Neep Investors Holdings LLC	$70,000.00	8/29/2020	Yes
RhythmOne, LLC	City National Bank	The Realty Associates Fund XLPA	$19,800.00	10/31/2026	Yes
RhythmOne, LLC	City National Bank	River North Limited Partnership #2	$23,884.71	5/20/2020	Yes
RhythmOne, LLC	Silicon Valley Bank	1156 APF LLC	$99,762.16	10/17/2018	Yes

Indebtedness in respect of the Value Lease Agreement with US Bank with respect to certain equipment.

Indebtedness in respect of the Master Lease Schedules 001-6718608-501, 001-6718608-502, 001-6718608-504, 001-6718608-505, 001-6718608-506, 001-6718608-507, 001-6718608-508, 001-6718608-509 and 001-6718608-510, in each case with Dell Financial Services with respect to certain equipment.

SCHEDULE 7.3(f)

EXISTING LIENS

None.

SCHEDULE 7.7

INVESTMENTS

None.

SCHEDULE 7.15

SUBSIDIARY DISTRIBUTION RESTRICTIONS

None.

SCHEDULE 5.3

Post-Closing Schedule

1.

(a) Within five (5) Business Days (or such longer period as the Administrative Agent may determine) following the Closing Date, the Loan Parties shall have delivered to Administrative Agent the duly executed original certificates evidencing the shares of any certificated Pledged Stock of any Domestic Subsidiary and duly executed original notes representing Pledged Notes (and, in each case, the transfer powers with respect thereto), in each case listed on Schedule 2 of the Guarantee and Collateral Agreement, and (b) within thirty (30) Business Days (or such longer period as the Administrative Agent may determine) following the Closing Date, the Loan Parties shall have delivered to Administrative Agent the duly executed original certificates evidencing the shares of any certificated Pledged Stock of any Foreign Subsidiary (and the transfer powers with respect thereto) listed on Schedule 2 of the Guarantee and Collateral Agreement.

2.	Within ten (10) days after the Closing Date (or such longer period as the Administrative Agent may determine), the Administrative Agent shall have received Deposit Account Control Agreements for each of the Loan Parties’ Deposit Accounts (excluding Excluded Accounts) maintained with SVB.

3.	Within thirty (30) days (or such longer period as the Administrative Agent may determine) after the Closing Date, the Loan Parties shall have used commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse or other location in the United States where Collateral having a value exceeding $250,000 is stored or located, including, without limitation, with respect to the following locations:

a. 601 Montgomery Street, Suite San Francisco, 94111

b. 3806 Buttonwood Dr., Columbia, Missouri, 65201

c. 150 Caroline Street, Suite 406, Waterloo, Ontario, Canada

d. 3600 136th Pl SE, Suite 400, Bellevue, WA 98006

4.	Within thirty (30) days (or such longer period as the Administrative Agent shall agree in its sole discretion) after the Closing Date, the Loan Parties shall cause to be delivered to the Administrative Agent each of the insurance documents satisfying the requirements of Section 6.6 of the Credit Agreement and Section 5.2 of the Guaranty and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” and/or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance reasonably satisfactory to the Administrative Agent.

5.	Within thirty (30) days (or such longer period as the Administrative Agent shall agree in its sole discretion) after the Closing Date, the Loan Parties shall cause to be delivered to the Administrative Agent an Assignment of Proceeds of Letter of Credit duly executed by RhythmOne, LLC and First Republic Bank.

6.	Within sixty (60) days (or such longer period as the Administrative Agent shall agree in its sole discretion) after the Closing Date the Loan Parties shall cause to be delivered to the Administrative Agent the duly executed signatures to a PPSA confirmation from Bank of Montreal evidencing that the scope of the PPSA registration bearing registration no. 20150429 1305 1532 2992 and reference file no. 705569157 is limited to cash collateral in the amount of USD$106,000 in the aggregate, securing certain credit card facilities established by Bank of Montreal in favor of Perk.com Canada Inc.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(Please see attached form)

Exhibit A

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of November 8 2017,

made by

RHYTHMONE (US) HOLDING, INC.,

RHYTHMONE, LLC

R1DEMAND, LLC

and

PERK INC.,

and the other Grantors referred to herein,

in favor of

SILICON VALLEY BANK,

as Administrative Agent

Page
SECTION 1. DEFINED TERMS		1
1.1	Definitions	1
1.2	Other Definitional Provisions	5

SECTION 2. GUARANTEE		5
2.1	Guarantee	5
2.2	Right of Contribution	6
2.3	No Subrogation	6
2.4	Amendments, etc.	7
2.5	Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents	7
2.6	Reinstatement	9
2.7	Payments	9

SECTION 3. GRANT OF SECURITY INTEREST		10
3.1	Grant of Security Interests	10
3.2	Grantors Remains Liable	11
3.3	Perfection and Priority	11
3.4	ULC Shares. Notwithstanding any other provision of this Agreement, each Grantor acknowledges that certain of the Pledged Collateral may now or in the future consist of shares of an unlimited liability corporation and/or an unlimited liability company (“ULC Shares”), and that it is the intention of the Administrative Agent and each Grantor that neither the Administrative Agent nor any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of an unlimited liability corporation and/or an unlimited liability company, as organized under the laws of any Province or Territory in Canada, (each a “ULC”) for the purposes of any legislation governing such ULC. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where each Grantor is the registered owner of ULC Shares which are Pledged Collateral, such Grantor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent, or any other Person on the Books and Records of the applicable ULC. Accordingly, each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any stock dividend or distribution which shall be subject to the security interest created hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Administrative Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent, or any other Person other than the Grantor, a member or shareholder of a ULC for the purposes of any legislation governing such ULC (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent, or such other Person, as

i

(continued)

Page

specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Shares without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Shares which is not ULC Shares. Except upon the exercise of rights of the Administrative Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Grantor shall not cause or permit the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent to: (a) be registered as a shareholder or member of such ULC; (b) have any notation entered in their favor in the share register of such ULC; (c) be held out as shareholders or members of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason solely of the Administrative Agent holding a security interest over the ULC Shares; or (e) act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member including the right to attend a meeting of shareholders or members of such ULC or to vote such Grantor’s ULC Shares.

		12

SECTION 4. REPRESENTATIONS AND WARRANTIES		13
4.1	Title; No Other Liens	13
4.2	Perfected Liens	13
4.3	Jurisdiction of Organization; Chief Executive Office and Locations of Books	14
4.4	Inventory and Equipment	14
4.5	Farm Products	14
4.6	Pledged Collateral	14
4.7	Investment Accounts	14
4.8	Receivables	15
4.9	Intellectual Property	15
4.10	Instruments	15
4.11	Letter of Credit Rights	15
4.12	Commercial Tort Claims	16

SECTION 5. COVENANTS		16
5.1	Delivery of Instruments, Certificated Securities and Chattel Paper	16
5.2	Maintenance of Insurance	16
5.3	Maintenance of Perfected Security Interest; Further Documentation	16
5.4	Changes in Locations, Name, Etc.	16
5.5	Notices	17
5.6	Instruments; Investment Property	17
5.7	Securities Accounts; Deposit Accounts	18
5.8	Intellectual Property	18
5.9	Receivables	19
5.10	Defense of Collateral	19
5.11	Preservation of Collateral	19
5.12	Compliance with Laws, Etc.	19
5.13	Location of Books and Chief Executive Office	19
5.14	Location of Collateral	20
5.15	Maintenance of Records	20

(continued)

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5.16	Disposition of Collateral	20
5.17	Liens	20
5.18	[Reserved]	20
5.19	[Reserved]	20
5.20	[Reserved]	20
5.21	Commercial Tort Claims	20
5.22	Letter-of-Credit Rights	20
5.23	Shareholder Agreements and Other Agreements	20

SECTION 6. REMEDIAL PROVISIONS		21
6.1	Certain Matters Relating to Receivables	21
6.2	Communications with Obligors; Grantors Remain Liable	21
6.3	Investment Property	22
6.4	Proceeds to be Turned Over To Administrative Agent	23
6.5	Application of Proceeds	23
6.6	Code and Other Remedies	23
6.7	Registration Rights. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales, the Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.	24
6.8	Intellectual Property License	24
6.9	Deficiency	24

SECTION 7. THE ADMINISTRATIVE AGENT		24
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	25
7.2	Duty of Administrative Agent	26
7.3	Authority of Administrative Agent	26

SECTION 8. MISCELLANEOUS		27
8.1	Amendments in Writing	27
8.2	Notices	27
8.3	No Waiver by Course of Conduct; Cumulative Remedies	27
8.4	Enforcement Expenses; Indemnification	27
8.5	Successors and Assigns	27
8.6	Set Off	28
8.7	Counterparts	28
8.8	Severability	28
8.9	Section Headings	28

iii

(continued)

Page

8.10	Integration	28
8.11	GOVERNING LAW	28
8.12	Submission to Jurisdiction; Waivers	28
8.13	Acknowledgements	29
8.14	Additional Grantors	29
8.15	Releases	29
8.16	WAIVER OF JURY TRIAL	30

iv

(continued)

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 5	Equipment and Inventory Locations
Schedule 6	Intellectual Property
Schedule 7	Letter of Credit Rights
Schedule 8	Commercial Tort Claims

ANNEXES

Annex 1	Form of Assumption Agreement
Annex 2	Form of Pledge Supplement

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GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of November 8, 2017 is made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of SILICON VALLEY BANK, as administrative agent (together with its successors, in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (each a “Lender” and, collectively, the “Lenders”) from time to time party to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand, and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

INTRODUCTORY STATEMENTS

WHEREAS, each Grantor is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective business;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Borrower and certain of the Cash Management Banks may enter into Cash Management Services with the Borrower;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the making of the initial extension of credit under the Credit Agreement that the Grantors shall have executed and delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS.

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC: Account, Certificated Security, Chattel Paper, Commercial

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Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b) The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Books”: all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”: as defined in the preamble hereto.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright License”: any written agreement which (a) names a Grantor as licensor or licensee (including those listed on Schedule 6), or (b) grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the U.S. Copyright Office, and (b) the right to obtain any renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a depositary institution.

“Discharge of Obligations”: as defined in the Credit Agreement.

“Excluded Accounts”: shall mean (a) any Deposit Account the funds in which are used solely for the payment of salaries, wages and benefits and workers’ compensation taxes, in each case, in the ordinary course of business and for the benefit of employees of any Grantor; (b) escrow accounts, Deposit

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Accounts and trust accounts, in each case the funds of which consist solely of funds that are pledged or otherwise encumbered pursuant to Permitted Liens; (c) any Deposit Account the funds in which consist solely of funds held by any Grantor in trust for any director, officer or employee of any Grantor or for any employee benefit plan maintained by any Grantor for the benefit of any of the foregoing; (d) “zero-balance” accounts and (e) any account located outside the United States or Canada maintained by a Grantor, provided that the aggregate balance of such accounts does not exceed $25,000.

“Excluded Assets”: collectively,

(a) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment and proceeds of such Equipment;

(b) any leasehold interests of any Grantor;

(c) motor vehicles and other equipment covered by certificates of title;

(d) voting capital stock of any Excluded Foreign Subsidiary (other than Capital Stock representing up to 65% of the total outstanding voting Capital Stock of any Excluded Foreign Subsidiary);

(e) any property (or interest therein, including without limitation any cash collateral account in respect of which a Lien was granted to a Person other than the Administrative Agent or a Lender, to the extent such Lien is permitted by the Credit Agreement) to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing, giving rise to or otherwise governing such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences;

(f) any Excluded Account; and

(g) the Cash Collateral and the Cash Collateral Account (each as defined in the Subordinated Debt Documents relating to the SVB Subordinated Indebtedness);

provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

“Excluded Swap Obligation”: with respect to any Grantor, any obligation to pay or perform under any Specified Swap Agreement, if and to the extent that all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest to secure, such obligations under a Specified Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or

3

any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Grantor or the grant of such security interest becomes effective with respect to such obligations under a Specified Swap Agreement or such guarantee. If any obligation to pay or perform under any Specified Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligations under a Specified Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Grantor”: as defined in the preamble hereto.

“Guarantor”: as defined in Section 2.1(a).

“Investment Account”: any of a Securities Account, a Commodity Account or a Deposit Account.

“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any voting Capital Stock or other ownership interests of an Excluded Tax Subsidiary excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.

“Issuer”: with respect to any Investment Property, the issuer of such Investment Property.

“Patent License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule 6.

“Patents”: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Collateral”: (a) any and all Pledged Stock; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (f) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (g) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (h) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor.

“Pledged Collateral Agreements”: as defined in Section 5.23.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.

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“Pledged Stock”: all of the issued and outstanding shares of Capital Stock, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement.

“Secured Parties”: as defined in the Credit Agreement.

“Trademark License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark, including any such agreement referred to on Schedule 6.

“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.

“ULC”: as defined in Section 3.4.

“ULC Shares”: as defined in Section 3.4

1.2 Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2. GUARANTEE.

2.1 Guarantee.

(a) Each Grantor, who has executed this Agreement as of the date hereof, together with each Subsidiary of any Grantor who accedes to this Agreement as a Grantor after the date hereof pursuant to Section 6.12 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors,

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indorsees, transferees and assigns, the prompt and complete payment and performance by each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations (provided, however, that “Secured Obligations” of a particular Grantor shall not include any Excluded Swap Obligation of such Grantor). In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(i) each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against the Borrower, any other Guarantor, any other Person, or all or any portion of the Collateral; and

(ii) the Administrative Agent may enforce this guaranty notwithstanding the existence of any dispute between any of the Secured Parties and the Borrower or any other Guarantor with respect to the existence of any Event of Default.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of Obligations, notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e) No payment made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

2.2 Right of Contribution. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any Collateral or guarantee or right of

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offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.4 Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Specified Swap Agreements, Cash Management Services and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all of the Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor further waives:

(a) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Secured Obligations;

(b) any right to require any Secured Party to marshal assets in favor of the Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against the Borrower, any other Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-611 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Secured Party whatsoever;

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(c) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;

(d) any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(e) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Secured Obligations;

(f) any rights to set-offs and counterclaims;

(g) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Secured Obligations for reimbursement; and

(h) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to the Borrower, any Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of the Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Capital Stock of the Borrower, any Guarantor or any other Person, (vi) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement or the other Loan Documents, including any Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vii) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (viii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or

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right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for the Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (d) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) any Secured Party may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (f) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

2.8 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Obligations under Specified Swap Agreements (provided that, each Qualified ECP Guarantor shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8 or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater

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amount). The obligations of each Qualified ECP Guarantor under this Section 2.8 shall remain in full force and effect until the Discharge of Obligations. Each Qualified ECP Guarantor intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (excluding Intellectual Property as described below);

(i) all Goods;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property (including all Pledged Collateral);

(m) all Letter-of-Credit Rights;

(n) all Money;

(o) all Books and records pertaining to the Collateral

(p) all other property not otherwise described above; and

(q) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, and the term “Collateral” (including all of the individual items comprising Collateral) shall not include, any Excluded Assets.

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Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including, without limitation, a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of the Administrative Agent’s security interest in such Accounts and such other property of the Grantors that are proceeds of the Intellectual Property.

3.2 Grantors Remains Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

3.3 Perfection and Priority.

(a) Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and each Grantor shall execute and deliver to the Administrative Agent and each Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(b) Filing of Financing Statements. Each Grantor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.

(c) Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the Administrative Agent as provided in Section 5.6(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, each such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in Section 5.6(b).

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(d) [Reserved].

(e) Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. At any time and from time to time, the Administrative Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Administrative Agent, and for any location where Collateral with a fair market value exceeding $250,000 is stored or located obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, each Grantor will join with the Administrative Agent in notifying any Person who has possession of any Collateral with a fair market value exceeding $250,000 of the Administrative Agent’s security interest therein and shall use commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding the Collateral for the benefit of the Administrative Agent.

(f) Control. Each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of (or otherwise obtaining a perfected lien on) Collateral consisting of any Deposit Accounts (other than Excluded Accounts and any Designated Account during the Designated Account Transition Period), Electronic Chattel Paper, Investment Property (other than Investment Property held in Excluded Accounts) or Letter-of-Credit Rights, including delivery of control agreements, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Collateral.

(g) Additional Subsidiaries. In the event that any Grantor acquires rights in any Subsidiary after the date hereof, within the time periods set forth in Section 6.12 of the Credit Agreement, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 2 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge of the Capital Stock of such new Subsidiary (except to the extent such Capital Stock consists of Excluded Assets). Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to the Pledged Collateral related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement.

3.4 ULC Shares. Notwithstanding any other provision of this Agreement, each Grantor acknowledges that certain of the Pledged Collateral may now or in the future consist of shares of an unlimited liability corporation and/or an unlimited liability company (“ULC Shares”), and that it is the intention of the Administrative Agent and each Grantor that neither the Administrative Agent nor any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of an unlimited liability corporation and/or an unlimited liability company, as organized under the laws of any Province or Territory in Canada, (each a “ULC”) for the purposes of any legislation governing such ULC. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where each Grantor is the registered owner of ULC Shares which are Pledged Collateral, such Grantor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent, or any other Person on the Books and Records of the applicable ULC. Accordingly, each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any stock dividend or distribution which shall be subject to the security interest created hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Administrative Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit

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Agreement or any other Loan Document shall, constitute the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent, or any other Person other than the Grantor, a member or shareholder of a ULC for the purposes of any legislation governing such ULC (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Shares without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Shares which is not ULC Shares. Except upon the exercise of rights of the Administrative Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Grantor shall not cause or permit the Administrative Agent or any beneficiary, successor in interest, agent or any other affiliate of Administrative Agent to: (a) be registered as a shareholder or member of such ULC; (b) have any notation entered in their favor in the share register of such ULC; (c) be held out as shareholders or members of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason solely of the Administrative Agent holding a security interest over the ULC Shares; or (e) act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member including the right to attend a meeting of shareholders or members of such ULC or to vote such Grantor’s ULC Shares.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

4.1 Title; No Other Liens. Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens. No effective financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record or will be filed in any public office, except such as have been filed as permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by such Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected Liens. The security interests granted to the Administrative Agent pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form), to the extent a security interest in the Collateral can be perfected by the completion of such filings and other actions will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons

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purporting to purchase any Collateral from any Grantor, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the ratable benefit of the Secured Parties) by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement. Unless an Event of Default has occurred and is continuing, each Grantor has the right to remove the Fixtures in which such Grantor has an interest within the meaning of Section 9-334(f)(2) of the UCC.

4.3 Jurisdiction of Organization; Chief Executive Office and Locations of Books. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4. All locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.

4.4 Inventory and Equipment. On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6 Pledged Collateral. (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and (in the case of any Pledged Stock issued by a United States corporation or a corporation organized under the laws of Canada or a Province of Canada) is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable UCC, PPSA, securities or “Blue Sky” laws or similar laws under any jurisdiction outside the United States, (d) the Pledged Stock pledged by such Grantor on the date hereof constitute all of the issued and outstanding shares of Capital Stock of each Issuer owned by such Grantor (except for Excluded Assets) listed on Schedule 2 hereof, and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Stock pledged by such Grantor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by such Grantor, (i) to the best knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the best knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.

4.7 Investment Accounts.

(a) Schedule 2 sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor

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has an interest. Except as disclosed to the Administrative Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent and except for the applicable depository bank, securities intermediary, and commodities intermediary, as the case may be) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC or Sections 23-26 of the Securities Transfer Act, 2000 (Ontario), as applicable) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

(b) Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest and, except as otherwise disclosed to the Administrative Agent, such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent and applicable depository bank) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(c) In each case to the extent requested by the Administrative Agent, such Grantor has taken all actions necessary or desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC or Sections 23-26 of the Securities Transfer Act, 2000 (Ontario), as applicable) over any Certificated Securities (as defined in Section 9-102 of the UCC) constituting Collateral; (ii) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC or Sections 23-26 of the Securities Transfer Act, 2000 (Ontario), as applicable) over any portion of the Investment Accounts constituting Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9-102 of the UCC) constituting Collateral (other than Excluded Accounts); (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC or Sections 23-26 of the Securities Transfer Act, 2000 (Ontario), as applicable) over all Deposit Accounts constituting Collateral (other than Excluded Accounts and any Designated Account during the Designated Account Transition Period); and (iv) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder.

4.8 Receivables. No amount payable to such Grantor under or in connection with any Receivable or other Right to Payment is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account or delivered to the Administrative Agent, as the case may be) or Chattel Paper which has not been delivered to the Administrative Agent.

4.9 Intellectual Property. Schedule 6 lists all registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor) as well as all Copyright Licenses, Patent Licenses and Trademark Licenses, in each case owned by such Grantor in its own name on the date hereof (other than licenses obtained or issued in the ordinary course of business). The Intellectual Property owned by such Grantor is valid, subsisting, unexpired, enforceable and has not been abandoned. None of the Intellectual Property owned by such Grantor has been encumbered, licensed or franchised by the Guarantor to any Person.

4.10 Instruments. No Person (other than such Grantor and the holder of Lien permitted pursuant to Section 7.3 of the Credit Agreement) owns an interest in any Instruments constituting Collateral (whether as joint holders, participants or otherwise).

4.11 Letter of Credit Rights. Such Grantor does not have any Letter-of-Credit Rights having a potential value in excess of $100,000 except (i) as set forth in Schedule 7, or (ii) as have been notified to the Administrative Agent in accordance with Section 5.22, or (iii) as constitute a Supporting Obligation.

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4.12 Commercial Tort Claims. Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $100,000 except as set forth in Schedule 8 or as have been notified to the Administrative Agent in accordance with Section 5.21.

SECTION 5. COVENANTS

In addition to the covenants of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account), Certificated Security or Chattel Paper evidencing an amount in excess of $100,000, such Instrument, Certificated Security or Chattel Paper shall be delivered to the Administrative Agent concurrently with the Compliance Certificate to be delivered following the receipt of such Instrument, Certificated Security or Chattel Paper, as the case may be, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance. Such Grantor will maintain insurance as provided for in the Credit Agreement.

5.3 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interests of the Administrative Agent (for the benefit of the Secured Parties) created by this Agreement as perfected security interests having at least the priority described in Section 4.2 and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code or PPSA (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts, Letter-of-Credit Rights and any other relevant Collateral (in each case, other than any Excluded Accounts and any Designated Account during the Designated Account Transition Period), taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

5.4 Changes in Locations, Name, Etc. Such Grantor will not, except upon 15 days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection

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and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate:

(i) change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 4.3; or

(ii) change its name.

5.5 Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

(a) any Lien (other than Liens permitted under Section 7.3 of the Credit Agreement) on any of the Collateral; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6 Instruments; Investment Property.

(a) Upon the request of the Administrative Agent, such Grantor will (i) promptly deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and certificated securities with respect to any Investment Property held by such Grantor having a value in excess of $100,000 individually, all letters of credit of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments having a value in excess of $100,000 individually, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights held by such Grantor, as the Administrative Agent shall reasonably specify.

(b) If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.6(b) apply to any Excluded Assets. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in

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respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(c) In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.

5.7 Securities Accounts; Deposit Accounts.

(a) With respect to any Securities Account that is not an Excluded Account, such Grantor shall cause any applicable securities intermediary maintaining such Securities Account to show on its books that the Administrative Agent is the entitlement holder with respect to such Securities Account, and, if requested by the Administrative Agent, cause such securities intermediary to enter into an agreement in form and substance satisfactory to the Administrative Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Administrative Agent; and

(b) with respect to any Deposit Account that is not an Excluded Account (or a Designated Account during the Designated Account Transition Period), such Grantor shall enter into and shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Administrative Agent shall be granted “control” (within the meaning of Section 9104 of the UCC) over such Deposit Account.

(c) The Administrative Agent agrees that it will only communicate “entitlement orders” with respect to the Deposit Accounts and Securities Accounts of the Grantors after the occurrence and during the continuance of an Event of Default.

(d) Such Grantor shall give the Administrative Agent prompt notice of the establishment of any new Deposit Account and of any new Securities Account established by such Grantor with respect to any Investment Property held by such Grantor, in each case, other than Excluded Accounts.

5.8 Intellectual Property.

(a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such material Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not

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knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) [Reserved].

(f) [Reserved].

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property owned by a Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall take such commercially reasonable actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.9 Receivables. Each Grantor shall comply with each of the covenants set forth in Section 6.3 of the Credit Agreement.

5.10 Defense of Collateral. Grantors will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, any material portion of the Collateral.

5.11 Preservation of Collateral. Grantors will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

5.12 Compliance with Laws, Etc. Such Grantor will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

5.13 Location of Books and Chief Executive Office. Such Grantor will: (a) keep all Books pertaining to the Rights to Payment of such Grantor at the locations set forth in Schedule 4 or at such other locations as may be disclosed in writing to the Administrative Agent pursuant to clause (b); and (b) give at least 15 days’ prior written notice to the Administrative Agent of any changes in any location where Books pertaining to the Rights to Payment of such Grantor are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any such Books or collecting Rights to Payment for such Grantor.

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5.14 Location of Collateral. Such Grantor will: (a) keep the Collateral valued in excess of $250,000 held by such Grantor at the locations set forth in Schedule 5 or at such other locations as may be disclosed in writing to the Administrative Agent pursuant to clause (b) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of such Grantor’s business, the movement of Collateral as part of such Grantor’s supply chain and in the ordinary course of such Grantor’s business (including mobile equipment in the possession of employees), other dispositions permitted by Section 7.5 of the Credit Agreement, movements of Collateral from one disclosed location to another disclosed location within the United States and Dispositions of Collateral having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition), except upon at least 15 days’ prior written notice of any removal to the Administrative Agent; and (c) give the Administrative Agent at least 15 days’ prior written notice of any change in the locations set forth in Schedule 5.

5.15 Maintenance of Records. Such Grantor will keep separate, accurate and complete Books with respect to Collateral held by such Grantor.

5.16 Disposition of Collateral. Such Grantor will not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.

5.17 Liens. Such Grantor will keep the Collateral held by such Grantor free of all Liens except Liens permitted under Section 7.3 of the Credit Agreement.

5.18 [Reserved].

5.19 [Reserved].

5.20 [Reserved].

5.21 Commercial Tort Claims. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim with a potential value in excess of $100,000.

5.22 Letter-of-Credit Rights. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights with a potential value in excess of $100,000.

5.23 Shareholder Agreements and Other Agreements.

(a) Such Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could not reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

(b) Such Grantor agrees that no Pledged Stock issued by a Subsidiary of Parent (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) in the case of any Pledged Stock issued by a United States

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corporation or a corporation organized under the laws of Canada or a Province of Canada, shall be held by such Grantor in a Securities Account.

(c) Subject to the terms and conditions of the Credit Agreement, including Sections 7.3 and 7.5 thereof, such Grantor shall not vote to enable or take any other action to amend or terminate, or waive compliance with any of the terms of, any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially and adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein.

SECTION 6. REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

6.1 Certain Matters Relating to Receivables.

(a) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account over which the Administrative Agent has control, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under

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any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes and other Investment Property to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable discretion, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), and (ii) any and all of such Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully

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protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.

(d) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account (other than an Excluded Account) or instruct the bank at which any Deposit Account (other than an Excluded Account) is maintained to pay the balance of any Deposit Account (other than an Excluded Account) to or for the benefit of the Administrative Agent.

(e) The Administrative Agent agrees that (i) it will not send a notice of exclusive control or otherwise exercise control regarding any Investment Account of any Grantor unless an Event of Default shall have occurred and be continuing and (ii) it will promptly rescind any notice of exclusive control or other exercise of control regarding any Investment Account of any Grantor once such Event of Default is no longer continuing.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account over which it maintains control, within the meaning of the UCC. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC, PPSA or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption

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in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales, the Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.8 Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantors; provided, however, that nothing in this Section 6.8 shall constitute a grant of a sublicense in any License to the extent a grant of such sublicense would violate any License applicable to such Collateral. Such license shall automatically terminate upon the Discharge of Obligations.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

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Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that:

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative

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Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and of counsel to each other Secured Party.

(b) Each Grantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and any other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors and assigns; provided that no Grantor may assign, transfer or

27

delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New

28

York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases.

(a) Upon the Discharge of Obligations, the Collateral shall be released from the Liens in favor of the Administrative Agent and the other Secured Parties in accordance with Section 10.16 of the Credit Agreement, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver such documents as such Grantor shall reasonably request to evidence such termination.

29

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by Section 7 of the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by Section 7 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

[remainder of page intentionally left blank]

30

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be executed in the United States of America as of the date first above written.

GRANTORS:

BORROWER:

RHYTHMONE, LLC

By:

Name:

Title:

R1DEMAND, LLC

By:

Name:

Title:

PERK INC.

By:

Name:

Title:

HOLDINGS:

RHYTHMONE (US) HOLDING, INC.

By:

Name:

Title:

Signature Page to Guarantee and Collateral Agreement

GUARANTORS:

PERK.COM US INC.

By:

Name:

Title:

PERK.COM CANADA INC.

By:

Name:

Title:

REDWOOD MERGER SUB I, INC.

By:

Name:

Title:

REDWOOD MERGER SUB II, INC.

By:

Name:

Title:

Signature Page to Guarantee and Collateral Agreement

ADMINISTRATIVE AGENT: SILICON VALLEY BANK

By:

Name:

Title:

Signature Page to Guarantee and Collateral Agreement

SCHEDULE 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Notice Address

Schedule 1

SCHEDULE 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Name of Subsidiary	Number of Shares	Percent Ownership	Percent Pledged

Pledged Notes:

Securities Accounts:

Grantor	Securities Intermediary	Address	Account Number(s)

Commodity Accounts:

Grantor	Commodities Intermediary	Address	Account Number(s)

Deposit Accounts:

Grantor	Depositary Bank	Address	Account Number(s)

Schedule 2

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code/PPSA Filings

1. [                 ]

2. [                 ]

Other Actions

1.

Schedule 3

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND LOCATION OF BOOKS

Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office	Location of Books

Schedule 4

SCHEDULE 5

LOCATIONS OF EQUIPMENT AND INVENTORY

Grantor	Address Location

SCHEDULE 6

Issued Patents.

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications

Jurisdiction	Serial No.	Filing Date	Inventor	Title

Issued Patents and Pending Patent Applications

RIGHTS OF THE GRANTORS RELATING TO TRADEMARKS

Schedule 7

Registered Trademarks.

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Schedule 2

Pending Trademark Applications

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Schedule 2

Registered Trademarks and Pending Trademark Applications

RIGHTS OF THE GRANTORS RELATING TO COPYRIGHTS

Registered Copyrights.

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications

Jurisdiction	Application No.	Application Date	Work of Authorship

Registered Copyrights and Pending Copyright Applications Inc.

Schedule 2

SCHEDULE 7

LETTER OF CREDIT RIGHTS

Schedule 7

SCHEDULE 8

COMMERCIAL TORT CLAIMS

N/A

Schedule 8

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of [            ], is executed and delivered by [                    ] (the “Additional Grantor”), in favor of SILICON VALLEY BANK, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability Company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of November 8, 2017, in favor of the Administrative Agent for the benefit of the Secured Parties defined therein (the “Guarantee and Collateral Agreement”);

WHEREAS, the Borrower is required, pursuant to Section 6.12 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Administrative Agent (for the ratable benefit of the Lenders) the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (b) hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired or in which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all

Annex 1

respects to the terms, conditions and exclusions set forth in the Guarantee and Collateral Agreement. The information set forth in Schedule 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3. Loan Document. This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1

Schedule to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Supplement to Schedule 8

Annex 1

ANNEX 2 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

PLEDGE SUPPLEMENT

To:	Silicon Valley Bank, as Administrative Agent

Re:

Date:

Ladies and Gentlemen:

This Pledge Supplement (this “Pledge Supplement”) is made and delivered pursuant to Section 3.3(g) of that certain Guarantee and Collateral Agreement, dated as November 8, 2017 (as amended, modified, renewed or extended from time to time, the “Guarantee and Collateral Agreement”), among each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Silicon Valley Bank, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Guarantee and Collateral Agreement or the Credit Agreement (as defined in the Guarantee and Collateral Agreement), as the context may require.

The undersigned,                              [insert name of Grantor], a                             [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 2 to the Guarantee and Collateral Agreement is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.

This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.

THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.

[NAME OF APPLICABLE GRANTOR]

By:

Name:

Title:

Annex 2

SUPPLEMENT TO ANNEX 2

TO THE SECURITY AGREEMENT

Name of Subsidiary	Number of Units/Shares Owned	Certificate(s) Numbers	Date Issued	Class or Type of Units or Shares	Percentage of Subsidiary’s Total Equity Interests Owned

Annex 2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Date:                          , 20

This Compliance Certificate is delivered pursuant to Section 6.2(b) of that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of [Administrative Borrower][Parent], hereby certifies, in his/her capacity as an officer of [Administrative Borrower][Parent], and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate. All financial statements delivered with this Certificate have been prepared in reasonable detail and in accordance with GAAP and IFRS, as applicable, applied consistently throughout the periods reflected therein and with prior periods, subject in the case of monthly financial statements to normal year-end audit adjustments and the absence of footnotes and such financial statements present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the dates and for the periods to which they relate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Except as set forth on Attachment 2, such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

Attached hereto as Attachment 3 are the computations showing compliance by each Group Member with the covenants set forth in Section 7.1 of the Credit Agreement.

[To the extent not previously disclosed to the Administrative Agent, the following is a description of any change in the jurisdiction of organization of any Loan Party.]

[To the extent not previously disclosed to the Administrative Agent, a list of (x) registered Intellectual Property or (y) other material Intellectual Property, issued, licensed, or acquired by any Loan Party since [the Closing Date][the date of the most recently delivered annual Compliance Certificate][describe any such change here, or indicate “None”, as applicable.]

Exhibit B

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

By:
Name:

as [ ] of:
[ ][1]

[1]	Responsible Officer (of Administrative Borrower or Parent).

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 1

Attachment 2

to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrower to be taken on account thereof.]

Attachment 2

Attachment 3

to Compliance Certificate

Preliminary Note to Compliance Certificate Calculations

The information described herein is as of [                ], [                ] (the “Statement Date”), and pertains to the Subject Period defined below, as applicable.

I.	Section 7.1(a) — Minimum Adjusted Quick Ratio

	A.	Quick Assets as of the Statement Date:

1.

Unrestricted cash and Cash Equivalents (including instruments with a maturity greater than one (1) year) of the Loan Parties on deposit on deposit with SVB or an Affiliate of SVB as of the Statement Date:

$

		2.	Total net billed accounts receivable of Parent and its Subsidiaries as of the Statement Date:	$

		3.	Quick Assets as of the Statement Date (I.A.1. + I.A.2.):	$

	B.	Current Liabilities as of the Statement Date:		$

	C.	Current portion of Deferred Revenue as of the Statement Date:		$

	D.	Difference of Current Liabilities minus current portion of Deferred Revenue (Line I.B. – I.C.):		$

	E.	Adjusted Quick Ratio (Line I.A.3. divided by Line D.):		to 1:00

		Minimum required:		to 1:00

Covenant compliance: Yes ☐ No ☐

II.	Section 7.1(b) — Minimum Consolidated Adjusted EBITDA

	A.	Consolidated Adjusted EBITDA for the Subject Period: (“Subject Period” means the trailing twelve month period ending on the Statement Date)

		1.	Consolidated Net Income for the Subject Period:	$

		2.	Consolidated Interest Expense for the Subject Period:	$

Exhibit C

3.	Provisions for income taxes based on income for the Subject Period:	$

4.	Total depreciation expense for the Subject Period:	$

5.	Total amortization expense for the Subject Period:	$

6.	Non-cash stock option expense for the Subject Period:	$

7.

Other non-cash items reducing Consolidated Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing in its sole discretion as an ‘add back’ to Consolidated Adjusted EBITDA for the Subject Period:

$

8.

Non-recurring cash items reducing Consolidated Net Income and revaluation adjustments related to reasonable provisions that the Parent is required to record in its financial statements and adjust to fair value from time to time (including earn-outs, onerous leases, restructuring, employee severance) in an aggregate amount not to exceed $1,500,000 (or such other amount approved by the Administrative Agent in its sole discretion) for the Subject Period:

$

9.	Losses associated with foreign exchange contracts for the Subject Period:	$

10.

Reasonable costs and expenses in connection with the Revolving Credit Facility in an amount not to exceed $2,500,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate for the Subject Period:

$

11.	Reasonable costs and expenses in connection with Permitted Acquisitions (excluding the YuMe Acquisition) not to exceed $3,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate for any Permitted Acquisition (excluding the YuMe Acquisition), for the Subject Period:	$

12.

Reasonable synergies and cost savings due to Permitted Acquisitions (excluding the YuMe Acq uisition) not to exceed $3,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate for any Permitted Acquisition (excluding the YuMe Acquisition), for the Subject Period:

$

13.	Reasonable fees, costs and expenses associated with the YuMe Acquisition not to exceed $8,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in	$

Exhibit C

the aggregate, for the Subject Period:

	14.	Reasonable restructuring costs and purchase accounting and related revaluation adjustments (including write-downs or write-offs of deferred revenue) associated with the YuMe Acquisition) not to exceed $5,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate, for the Subject Period:	$

	15.	Reasonable restructuring costs associated with the RadiumOne Acquisition and other general reasonable restructuring costs not to exceed $7,000,000 (or such other amount approved by the Administrative Agent in its sole discretion) in the aggregate provided such add-backs are made only in respect of fiscal quarters ending on or prior to March 31, 2018, for the Subject Period:	$

B.	1.	Gains associated with foreign exchange contracts for the Subject Period:	$

	2.	Other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) for the Subject Period:	$

	3.	Interest income for the Subject Period:	$

	4.	Consolidated Adjusted EBITDA for the Subject Period (Lines II.A.1. + II.A.2. + II.A.3. + II.A.4. + II.A.5. + II.A.6. + II.A.7. + II.A.8. + II.A.9. + II.A.10. + II.A.11. + II.A.12. + II.A.13. + II.A.14. II.A.15. minus the sum (without duplication) of lines (II.B.1. + II.B.2 + II.B.3):	$

C.	Unfinanced Consolidated Capital Expenditures for the Subject Period:		$

D.	Capitalized software for the Subject Period:		$

E.	Minimum Consolidated Adjusted EBITDA Covenant (Line II.B.4. minus Line II.C. minus Line II.D.)		$

	Minimum required:		≥ $0 for the trailing twelve month period

Covenant compliance: Yes ☐ No ☐

Exhibit C

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

Date:                              , 20

Reference is made to the Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, [•], in his/her capacity as the Secretary of [                    , a                    ] (the “Certifying Loan Party”), hereby certifies to the Administrative Agent on behalf of the Certifying Loan Party that as of the date hereof, and solely in his/her capacity as an officer of the Certifying Loan Party, that:

1. Attached hereto as Exhibit A is a true and correct copy of the [Certificate of [Incorporation][Organization]][Articles of Organization] of the Certifying Loan Party, as certified by the Secretary of State [or list other appropriate Governmental Authority] of the jurisdiction of its incorporation as of the date noted thereon, along with a long form certificate of good-standing or existence for the Certifying Loan Party from the jurisdiction of its organization, and certificate(s) of foreign qualification for the Certifying Loan Party from each jurisdiction where the failure to be qualified could reasonably be expected to have a Material Adverse Effect, each certified as of a recent date. The referenced [[Certificate of [Incorporation] [Organization]][Articles of Organization] [has][have] not been amended or otherwise modified since the date of such certification and [is][are] in full force and effect on the date hereof.2

2. Attached hereto as Exhibit B is a true and correct copy of the [By- Laws][Operating Agreement][Limited Liability Company Agreement] of the Certifying Loan Party (as amended to date), which [were][was] in effect at the time the resolutions referred to below were adopted and which [are][is] in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a true and correct copy of the resolutions which were duly adopted by the board of [directors][managers][sole member] of the Certifying Loan Party on or about the date hereof and authorize the execution, delivery and performance by the Certifying Loan Party of the Loan Documents to be executed and delivered by the Certifying

[2]

Certificates delivered for Perk and Perk.com shall include a Certificate of Status issued by the Ministry of Government and Consumer Services for Ontario certified within the past thirty (30) days as to Perk and Perk.com’s legal existence.

Exhibit C

Loan Party in connection with the Credit Agreement, and such resolutions have not been rescinded, amended or modified and remain in full force and effect on the date hereof.3

4. Attached hereto as Exhibit D is an officer incumbency table setting forth certain of the duly elected, qualified and acting officers of the Certifying Loan Party who are each individually authorized to execute the Loan Documents to which the Certifying Loan Party is a party on behalf of the Certifying Loan Party. Each individual listed on Exhibit D holds the office set forth opposite such individual’s name, and the signature written opposite such individual’s name and title is such individual’s true and genuine signature.

[Signature page follows]

[3]	Add an Exhibit for any shareholder approvals, as necessary.

Exhibit C

IN WITNESS WHEREOF, the undersigned has executed and delivered this Secretary Certificate as of the date first written above.

[•], Secretary

The undersigned, [•], the [•] of the Certifying Loan Party, does hereby certify to the Administrative Agent that [•] is the duly elected, qualified and acting Secretary of the Certifying Loan Party and the signature appearing above is his true and genuine signature.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Secretary Certificate as of the date first written above.

[•], [•]

Exhibit C

EXHIBIT A

[CERTIFICATE OF [INCORPORATION][ORGANIZATION]][ARTICLES OF

ORGANIZATION]

Exhibit C

EXHIBIT B

[BY-LAWS][OPERATING AGREEMENT][LIMITED LIABILITY COMPANY AGREEMENT]

Exhibit C

EXHIBIT C

RESOLUTIONS

Exhibit C

EXHIBIT D

OFFICER INCUMBENCY TABLE

Officer:	Title:	Signature:
[•]	[•]
[•]	[•]

Exhibit C

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

Date:                                  , 20

To the Administrative Agent,

and each of the Lenders party

to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(q) of that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand, and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned Chief Financial Officer of [Parent][Administrative Borrower], in such capacity only and not in her/his individual capacity, does hereby certify on behalf of each Loan Party as of the date hereof that:

The Loan Parties, taken as a whole, and after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection with the Credit Agreement, will be Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party. Parent is not unable to pay its debts (including trade debts) within the meaning of the UK Insolvency Act 1986 and has not stopped paying its debts as they fall due.

[Signature page follows]

Exhibit D

I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate as of the date first written above.

By:
Name:

as Chief Financial Officer of:
[ ][4]

[4]	Administrative Borrower or Parent.

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	RHYTHMONE, LLC, a California limited liability company, R1DEMAND, LLC, a Delaware limited liability company, and PERK INC., a company organized under the laws of the Province of Ontario, Canada

4.	Administrative Agent:	SILICON VALLEY BANK

5.	Credit Agreement:	Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed

Exhibit E

or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359, RHYTHMONE (US) HOLDING, INC., a Delaware corporation, Borrower, the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and the Administrative Agent.

6.	Assigned Interest[s]:

Assignor	Assignee	Aggregate Amount of Commitment / Loans for all Lenders[1]	Amount of Commitment / Loans Assigned[2]	Percentage Assigned of Commitment / Loans[3]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	][4]

Assignment Effective Date:                     ,      20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[1]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[2]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Add additional signature blocks as needed.
[2]	Add additional signature blocks as needed.

Exhibit E

Consented to and Accepted:

SILICON VALLEY BANK, as Administrative Agent

By
Name:
Title:

By
Name:
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[3]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit E

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment

Exhibit E

Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Exhibit E

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand, and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit F-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit F-2

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit F-3

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit F-4

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

[provided separately by Administrative Agent]

Exhibit G

EXHIBIT H-1

FORM OF REVOLVING LOAN NOTE

RHYTHMONE, LLC

PERK INC.

R1DEMAND, LLC

THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	Santa Clara, California
[insert date]

FOR VALUE RECEIVED, the undersigned, RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), and PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; and together with R1Demand, and RhythmOne, each individually a “Borrower” and collectively and jointly and severally, the “Borrowers”), hereby unconditionally promise to pay to [                     ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [                    ] ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to Section 2.4 of the Credit Agreement referred to below. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof, which shall be attached hereto and made a part hereof, the date and amount of each Revolving Loan made pursuant to the Credit Agreement, and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrowers in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359, RHYTHMONE (US) HOLDING, INC., a Delaware corporation, the Borrowers, the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exhibit H

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BORROWERS: RHYTHMONE, LLC

By:

Name:

Title:

PERK INC.

By:

Name:

Title:

R1DEMAND, LLC

By:

Name:

Title:

Exhibit H - 1

Schedule A

to Revolving Loan Note

LOANS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit H - 1

EXHIBIT H-2

FORM OF SWINGLINE LOAN NOTE

RHYTHMONE, LLC

PERK INC.

R1DEMAND, LLC

THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$10,000,000.00	Santa Clara, California
[insert date]

FOR VALUE RECEIVED, the undersigned, RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), and PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; and together with R1Demand, and RhythmOne, each individually a “Borrower” and collectively and jointly and severally, the “Borrowers”), hereby unconditionally promise to pay to SILICON VALLEY BANK (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a) TEN MILLION DOLLARS ($10,000,000.00), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrowers pursuant to Section 2.6 of the Credit Agreement referred to below. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Swingline Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrowers in respect of any Swingline Loan.

This Note (a) is the Swingline Loan Note referred to in the Credit Agreement, dated as of November 8, 2017, among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359, RHYTHMONE (US) HOLDING, INC., a Delaware corporation, the Borrowers, the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exhibit H-2

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

BORROWERS: RHYTHMONE, LLC

By:

Name:

Title:
PERK INC.

By:

Name:

Title:

R1DEMAND, LLC

By:

Name:

Title:

Exhibit H-2

Schedule A

to Swingline Loan Note

LOANS AND REPAYMENTS

Date	Amount of Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit H-2

EXHIBIT I

RESERVED

Exhibit I

EXHIBIT J

FORM OF COLLATERAL INFORMATION CERTIFICATE

(Please see attached form)

Exhibit J

EXHIBIT K

FORM OF NOTICE OF BORROWING

RHYTHMONE, LLC

PERK INC.

R1DEMAND, LLC

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:

Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party thereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement and hereby gives you irrevocable notice, pursuant to Section 2.5 of the Credit Agreement, of the borrowing of a Revolving Loan.

1. The requested Borrowing Date, which shall be a Business Day, is                         .

2. The aggregate amount of the requested Loan is $                     .

3. [Insert instructions for remittance of the proceeds of the applicable Loans to be borrowed.]

4. The requested Loan shall consist of $                     of ABR Loans and $                     of Eurodollar Loans.

5. The duration of the Interest Period for the Eurodollar Loans included in the requested Loan shall be                         [one][two][three][six] months.

6. The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in

Exhibit K

EXHIBIT K

his/her individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on the date hereof, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b) no Default or Event of Default exists or will occur after giving effect to the extensions of credit requested herein.

(C) after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 of the Credit Agreement will be satisfied.

[Signature page follows]

Exhibit K

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

BORROWER: RHYTHMONE, LLC

By:

Name:

Title:

PERK INC.

By:

Name:

Title:

R1DEMAND, LLC

By:

Name:

Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance	Maturity Date
%

Exhibit K

EXHIBIT L

FORM OF NOTICE OF CONVERSION/CONTINUATION

RHYTHMONE, LLC

PERK INC.

R1DEMAND, LLC

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:

Credit Agreement, dated as of November 8, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among RHYTHMONE PLC, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RHYTHMONE (US) HOLDING, INC., a Delaware corporation (“Holdings”), RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), R1DEMAND, LLC, a Delaware limited liability company (“R1Demand”), PERK INC., a company organized under the laws of the Province of Ontario, Canada (“Perk”; RhythmOne, R1Demand, and Perk are each referred to herein individually as a “Borrower” and are referred to herein collectively and jointly and severally, as the “Borrower”), the Lenders from time to time party therto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, refers to the Credit Agreement and hereby gives you irrevocable notice pursuant to Section [2.13(a)] [2.13(b)] of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The date of the [conversion] [continuation] is                     .

2. The aggregate amount of the proposed Loans to be [converted] [continued] is $

3. The Loans are to be [converted into] [continued as] [Eurodollar] [ABR] Loans.

4. The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be [one][two][three][six] months.

5. The undersigned on behalf of the Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

Exhibit K

(a) each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on the date hereof, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default exists or shall occur after giving effect to the [conversion] [continuation] requested to be made on such date.

[Signature page follows]

Exhibit K

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

BORROWER: RHYTHMONE, LLC

By:

Name:

Title:

PERK INC.

By:

Name:

Title:

R1DEMAND, LLC

By:

Name:

Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance	Maturity Date
%

Exhibit K

EXHIBIT M

YUME ACQUISITION AGREEMENT

(see attached)

Exhibit K

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of September 4, 2017

by and among

RHYTHMONE PLC,

REDWOOD MERGER SUB I, INC.,

REDWOOD MERGER SUB II, INC.

and

YUME, INC.

-ii-

Exhibits

Exhibit A	-	Certain Definitions and Index of Defined Terms

Exhibit B	-	Offer Conditions

Exhibit C	-	Certificate of Incorporation and Bylaws

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of September 4, 2017 (the “Agreement Date”) (as amended, restated, modified or supplemented from time to time, this “Agreement”), among RhythmOne plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Redwood Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Redwood Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two” and collectively with Purchaser, the “Merger Subs” and each, individually, a “Merger Sub”) and Yume, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent and Company have determined that it is in the best interests of their respective companies and shareholders to engage in a business combination pursuant to which the Parent will indirectly acquire all the outstanding shares of Company Common Stock (each, a “Share” and, collectively, the “Shares”), other than the Excluded Shares, for the consideration and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has agreed, subject to the terms and conditions of this Agreement, to cause the Purchaser to commence an exchange offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of Company Common Stock on the terms and subject to the conditions set forth in the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, (a) Purchaser will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (b) immediately following the First Merger, the Company, as the surviving company of the First Merger, will be merged with and into Merger Sub Two, with Merger Sub Two surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, each issued and outstanding Share, other than any Excluded Share (as defined herein) or Appraisal Share (as defined herein), that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive the Transaction Consideration (as defined herein), without interest and subject to any required Tax withholding, on the terms and subject to the conditions set forth herein;

WHEREAS, the Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend for the Second Merger, whether standing alone or together with the Offer and the First Merger, to so qualify, this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treas. Reg. Sec. 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) determining that this Agreement, including the Offer, and the First Merger and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the First Merger be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the First Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the First Merger, and (v) recommending that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the boards of directors of Parent and of each Merger Sub have unanimously adopted and approved this Agreement and declared it advisable for Parent, each Merger Sub and its respective stockholders or members, as applicable, respectively, to enter into this Agreement and to consummate the Offer, the Mergers and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, the Merger Subs and the Company acknowledge and agree that the First Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, certain stockholders and each of Company’s executive officers and directors have executed and delivered to Parent and Purchaser a tender and support agreement (“Tender and Support Agreement”) in favor of Parent and Purchaser, pursuant to which each such person, among other matters, agreed to (i) tender all outstanding Shares beneficially owned by them to Purchaser in the Offer and (ii) support the First Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Tender and Support Agreements.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent have executed and delivered to Parent a letter of intent (“Letter of Intent”) in favor of the Parent, pursuant to which each such person, among other matters, expressed a current intention to vote in favour of the Parent Shareholder Approval (as defined herein), each on the terms and subject to the conditions set forth in the Letter of Intent.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGERS

Section 1.1 The Offer.

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with ARTICLE 8 and no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for one or more of the conditions in Exhibit B to be satisfied, as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the effectiveness of the Registration Statement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares, other than the

2

Excluded Shares, at a price per Share equal to (i) $1.70 in cash (the “Cash Consideration”) and (ii) 7.325 shares of Parent Common Stock (as adjusted pursuant to Section 1.11) (the “Stock Consideration” and, together with the Cash Consideration, the “Transaction Consideration”; provided, however, that Purchaser shall not be required to commence the Offer if the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of Shares, the Schedule 14D-9 containing the Company Board Recommendation and other disclosure required under Section 1.2.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the terms and conditions of this Agreement, including the satisfaction of the Minimum Tender Condition and the satisfaction or waiver by Parent and Purchaser (to the extent permitted by Exhibit B) of the conditions set forth in Exhibit B (the Minimum Tender Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). Parent and Purchaser expressly reserve the right to (i) increase the Transaction Consideration, (ii) waive any Offer Condition or (iii) make any other changes in the terms and conditions of the Offer; provided, however, that notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (A) reduce the Transaction Consideration, (B) change or waive the Minimum Tender Condition or the condition set forth in clause (h)(ii) of the Offer Conditions, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Time in a manner other than as required or permitted by this Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such. The Offer may not be withdrawn prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 8.1.

(c) Expiration and Extension of the Offer. The initial expiration date of the Offer shall be one minute following 11:59 p.m., Pacific Time on the date that is twenty (20) Business Days following the commencement of the Offer, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated in accordance with ARTICLE 8 (and subject to the parties’ respective termination rights under ARTICLE 8), Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer: (i) for any period required by any Law or any interpretation or position of the SEC applicable to the Offer; and (ii) for one or more consecutive periods of ten (10) Business Days each (with any longer or shorter period for such extension to be mutually determined by Parent and the Company), if, as of the scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived (to the extent waivable) by Parent or Purchaser, until such Offer Condition is satisfied. Notwithstanding anything to the contrary herein, in no event shall Purchaser be required to extend the Offer to a date later than the Outside Date.

(d) Payment for Shares. On the terms and subject to the conditions of this Agreement and the Offer, promptly and in accordance with applicable Law following the Expiration Time, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and, no later than three (3) Business Days after the Expiration Time, provide the Transaction Consideration to the Exchange Agent in accordance with Section 2.2 to pay for all Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time. The Transaction Consideration payable in respect of each

3

Share that are validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings. The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of Shares accepted for purchase and payment effective immediately after accepted for payment.

(e) Termination of the Offer. Except in connection with a valid termination of this Agreement pursuant to ARTICLE 8, and subject to its obligations to extend the Offer in accordance with Section 1.1(c), Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to ARTICLE 8, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within twenty-four (24) hours of such termination), terminate the Offer and shall not be required to acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. The Company acknowledges that Parent, Purchaser or any Affiliate may, in its sole discretion, commence an offer at any time following the termination of the Offer.

(f) No Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Shares tendered in the Offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the Effective Time, as applicable) will be paid an amount in cash (without interest) determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after aggregating all Shares held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

(g) Schedule TO; Offer Documents; Registration Statement. Subject to the terms of this Agreement, Purchaser (or the Parent, as applicable) shall:

(i) on the date of commencement of the Offer, file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer shall be made (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”);

(ii) within five (5) Business Days following the date of this Agreement, issue a circular (the “Circular”) to its shareholders and a notice calling a general meeting of its shareholders (the “Notice of GM”) on 20 clear days’ notice at which the shareholders shall be asked to resolve (A) to authorize the allotment and issue of the Stock Consideration (the “Parent Shareholder Approval”), (B) amend the existing articles of association of the Parent; (C) consolidate every 10 issued ordinary shares of £0.01 each in the capital of the Parent into one ordinary share of £0.10 each in the capital of the Parent; and (D) to authorize the Parent to make

4

off-market purchases of its own shares in pursuance of an off-market buyback agreement to address the payment of cash in retirement of fractional shares and to buy back the one deferred share in the capital of the Parent that is in issue. Parent may abandon the resolutions described in paragraphs (B), (C) and (D) in this Section 1.1(g)(ii) with the consent of the Company, such consent which shall not be unreasonably withheld, conditioned or delayed. Each of Parent and Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Circular and Notice of GM prior to issuance, and give reasonable consideration to any timely comments thereon made by the Company or its counsel;

(iii) take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable securities Laws;

(iv) provided that the Company has not effected a Company Adverse Change Recommendation and has complied with its obligations in Section 1.1(g)(vii). Parent shall use its reasonable best efforts to prepare and file with the SEC by a target date of October 5, 2017, a registration statement on Form F-4 to register under the Securities Act, the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Registration Statement”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”);

(v) until the termination of this Agreement in accordance with ARTICLE 8, with the Company’s reasonable cooperation, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement and the Offer Documents comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Registration Statement effective for so long as necessary to complete the First Merger; and

(vi) notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer or the First Merger for offering or sale in any jurisdiction.

(vii) Unless the Company Board shall have effected a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company shall promptly furnish in writing to Parent and Purchaser information concerning the Company, its Subsidiaries, and the holders of Shares that is required by applicable Law or otherwise reasonably advisable to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). The Company agrees to use reasonable best efforts to cause the Company’s current and former accountants to promptly deliver to Parent and Purchaser duly executed consents of such accountants to allow Parent and Purchaser to include or incorporate by reference in the Registration Statement the Company’s financial statements and such accountants’ report therein. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in

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the Offer Documents and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, Parent and Purchaser shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents and the Registration Statement. Parent and Purchaser shall, with the Company’s cooperation, take all reasonable steps to cause the Offer Documents and the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff.

(viii) Parent shall cause the Registration Statement and the Offer Documents to comply as to form and substance in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement (and any amendments or supplements to any of the foregoing) prior to the filing thereof with the SEC, and give reasonable consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the Registration Statement and promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Registration Statement and give reasonable consideration to any timely comments thereon made by the Company or its counsel, and (D) promptly provide the Company with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Registration Statement, and of any amendments or supplements to any Offer Document or the Registration Statement. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock pursuant to the Offer and the First Merger, and will pay all expenses thereto, and the Company shall timely furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

Section 1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the First Merger, the Second Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b) On the date of the filing of the Schedule TO with the SEC, the Company shall file with the SEC and disseminate to holders of Shares, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall contain (i) the Company Board Recommendation (subject to Section 6.1(b)), and the Company hereby consents to the inclusion in the Offer Documents and the Registration Statement of the Company Board Recommendation (unless the Company Board shall have previously effected a Company Adverse Change Recommendation in accordance with Section 6.1(b)); (ii) the opinion of the financial advisor referred to in Section 3.22; (iii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law; and (iv) the

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notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 (A) to comply in all material respects with the Exchange Act and other applicable Laws and (B) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares. The Company shall provide Parent and Purchaser and its counsel with a copy of any written comments or telephonic notification of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), shall consult with Parent and Purchaser and their counsel prior to responding to such comments, and shall provide to Parent and Purchaser and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff. Notwithstanding the foregoing, the obligations of the Company in the preceding two sentences of this Section 1.2(b) shall not apply from and after the time the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1(b) or (c).

(c) In connection with the Offer, the Company shall (and shall instruct its transfer agent to) furnish Purchaser or its designated agent promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders and security position listings as of a recent date, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders and security position listings) as Parent or Purchaser may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents, the Registration Statement and any other documents necessary to consummate the Transactions, Parent and Purchaser shall, until the consummation of the Offer, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the First Merger and, if this Agreement is terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

(d) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, at the sole expense of the Parent, provide such cooperation as may reasonably be requested by Parent in connection with the financing of the Transactions, including reasonable cooperation in providing due diligence information to potential financing sources, participating in lender meetings and rating agency presentations, assisting in the preparation of offering and related documents and, contingent upon the consummation of the Transactions, executing loan documentation and providing or obtaining ancillary certificates, comfort letters and legal opinions.

Section 1.3     The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and as soon as practicable following the consummation of the Offer in accordance with

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the DGCL (including Section 251(h)), (a) Purchaser shall be merged with and into the Company, in accordance with the DGCL (including Section 251(h)) at the Effective Time (as defined below), whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly owned direct subsidiary of Parent, (b) immediately thereafter, and as part of the same plan, at the Second Effective Time (as defined below), in accordance with the DGCL, the First Surviving Corporation shall be merged with and into Merger Sub Two, whereupon the separate corporate existence of the First Surviving Corporation will cease with Merger Sub Two surviving the Second Merger (Merger Sub Two, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Corporation”) such that following the Second Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent, and (c) immediately thereafter, and as part of the same plan, all issued and outstanding shares of Merger Sub Two shall be transferred to RhythmOne (US) Holding, Inc. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL. The First Merger shall be governed by Section 251(h) of the DGCL.

Section 1.4 Effects of the Mergers. The Mergers will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Corporation, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub Two shall vest in the Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub Two shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Closing. The closing of the Mergers (the “Closing”) shall take place at 8:00 a.m. (East Coast time) on the same date as the Offer Acceptance Time, except if the condition set forth in Section 7.1 will not be satisfied or waived by such date, in which case on no later than the first Business Day on which Section 7.1 is satisfied or waived, at the offices of Torys LLP, 1114 Avenue of the Americas, 23rd Floor, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6 Effective Time. As soon as practicable on the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) following the filing of the First Certificate of Merger, a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub Two under the DGCL in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by

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the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The Effective Time shall, in all events, precede the Second Effective Time.

Section 1.7 Organizational Documents; Directors and Officers.

(a) At the First Effective Time (and subject to Section 6.7), the amended and restated certificate of incorporation of Merger Sub One and the bylaws of Merger Sub One shall serve as the certificate of incorporation and the bylaws, respectively of the First Surviving Corporation until thereafter amended and provided therein or by applicable Law.

(b) At the Second Effective Time (and subject to Section 6.7), the amended and restated certificate of incorporation as set forth in Exhibit C-1 hereto and the bylaws of Merger Sub Two as in effect immediately prior to the Second Effective Time as set forth in Exhibit C-2 hereto, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws.

(c) Subject to applicable Law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the First Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the First Surviving Corporation. Subject to applicable Law, the directors of Merger Sub Two immediately prior to the Second Effective Time shall be and become the directors of the Surviving Corporation as of the Second Effective Time. Except as otherwise determined by Parent prior to the Second Effective Time, the officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Corporation and shall hold office until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.

Section 1.8 Tax Consequences. The Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that the Second Merger, whether standing alone or together with the Offer and the First Merger, will so qualify; in either case, this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treas. Reg. Sec. 1.368-2(g). None of the parties to this Agreement makes any representation regarding whether the Offer and the Mergers, taken together, will so qualify.

Section 1.9 Further Action. Each of the Company, Parent and Merger Subs agree to take all necessary actions to cause the First Merger to become effective as soon as practicable following the Acceptance Time without a meeting of the stockholders of the Company, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of the Company, Parent or Purchaser shall, and each of the Company, Parent and Purchaser shall cause their respective Subsidiaries and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the First Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or the Merger Subs, the officers and

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directors of the Surviving Corporation are fully authorized in the name of the Company and each Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.10 Parent Board of Directors. On or immediately after the Closing Date, the Board of Directors of Parent (the “Parent Board”) shall take such reasonable actions as are necessary under the articles of association of Parent and applicable Law (i) to appoint two (2) individuals as directors of Parent who are designated by the Company, who shall initially be Eric Singer and John Mutch (the “Company Nominees”), subject to the prior approval and acceptance of the Board of Directors of Parent acting reasonably and to the completion by Parent’s nominated advisor of due diligence checks to its satisfaction on each Company Nominee and (ii) provide for a Parent Board at such time that is comprised of a total of seven directors; provided, however, that if, prior to the Effective Time, any individual designated as a Company Nominee is unable or unwilling to serve on the Board of Directors of Parent as a result of illness, death, resignation or any other reason, the Company shall designate another individual to serve in such person’s place. As of the Agreement Date, Parent is not aware of any reason why Mr. Singer or Mr. Mutch would not be eligible to serve on the Parent Board. On or immediately after the Closing Date, the Board of Directors of Parent shall appoint an individual designated by the Company, who shall initially be Eric Singer, as the chairman of the Board of Directors of Parent subject again to the prior approval of the Board of Parent acting reasonably; provided, however, that in the event that, prior to the Effective Time, Mr. Singer is unable or unwilling as a result of illness, death, resignation or any other reason, to serve as the chairman of the Board of Directors of Parent, the Company shall designate another individual to so serve. Any substitute nominee that is nominated by the Company will be subject to the prior approval and acceptance of the Board of Directors of Parent acting reasonably and to the completion by Parent’s nominated advisor of due diligence checks to its satisfaction on any such substitute nominee. The Company Nominees shall serve as directors of Parent until the first annual meeting of shareholders of Parent following the Closing. The Board of Directors of Parent shall, subject to compliance with their fiduciary duties, cause the Company Nominees to be nominated and recommended for election as directors of Parent at the first annual meeting of Parent following the Closing.

Section 1.11 Adjustment for stock split, stock dividend, etc.. If, between the date hereof and the date on which any Shares are accepted for payment and paid for pursuant to the Offer, the Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, stock split, reclassification, recapitalization or similar transaction, then the Stock Consideration shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction. If, between the date hereof, and the date on which any Shares are accepted for payment and paid for pursuant to the Offer, the outstanding Parent Stock is changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, stock split, reclassification, recapitalization or other similar transaction, then the Stock Consideration shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1 Effect on Capital Stock.

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(a) Conversion of Purchaser Capital Stock. Subject to the terms hereof, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Purchaser, the Company or any holder of shares of Purchaser common stock, each share of Purchaser common stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Surviving Corporation. From and after the Effective Time, all certificates representing shares of Purchaser common stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Company Common Stock. Subject to the terms hereof, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Purchaser, the Company or any holder of Shares:

(i) Subject to Section 2.1(b)(iii), each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Appraisal Shares) shall be canceled and converted automatically into the right to receive the Transaction Consideration, subject to any withholding of Taxes required by applicable Laws. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Share will cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon surrender of the Certificate or uncertificated Shares (the “Uncertificated Shares”) in accordance with Section 2.2, without interest.

(ii) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (such canceled shares, the “Excluded Shares”).

(c) Conversion of Merger Sub Two Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the parties or holders of any securities of the First Surviving Company or of Merger Sub Two, (i) each share of Merger Sub Two common stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and (ii) all shares of common stock of the First Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust or payment company to act as the paying agent for purposes of effecting the payment and distribution of the Transaction Consideration in connection with the Offer and the Mergers (the “Exchange Agent”). Promptly after the Effective Time, Parent shall deposit with such Exchange Agent, the Transaction Consideration to pay for the Shares (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and each holder of record

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of Uncertificated Shares, in each case whose Shares were converted into the right to receive the Transaction Consideration pursuant to Section 2.1(b)(i): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Transaction Consideration. Each holder of record of Shares that have been converted into the right to receive the Transaction Consideration will be entitled to receive the Transaction Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Transaction Consideration pursuant to the provisions of this ARTICLE 2, each Certificate or Uncertificated Share so surrendered or transferred will forthwith be canceled.

(c) Transfers of Ownership. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares will be properly transferred and the Person requesting such issuance will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of record of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d) No Further Ownership Rights in Company Common Stock. Each Certificate and each Uncertificated Share will be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.2 the Transaction Consideration into which the Shares will have been converted pursuant to Section 2.1. No interest will be paid or will accrue on any consideration payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this ARTICLE 2. The Transaction Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE 2 will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the Agreement Date and that remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE 2, except as otherwise provided by Law.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand to hold as bare trustee, and any such holders who have not theretofore complied with this ARTICLE 2 will thereafter look only to the Surviving Corporation for payment of their claim for the Transaction Consideration (subject to abandoned property, escheat or other similar Laws).

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(f) No Liability. None of Parent, Merger Subs, the Company or the Exchange Agent will be liable to any Person in respect of any consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been exchanged in accordance with this ARTICLE 2 prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this ARTICLE 2 would otherwise escheat to or become the property of any Governmental Authority), any such amounts will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which will not exceed the Transaction Consideration payable with respect to such Certificate), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Transaction Consideration with respect thereto pursuant to this Agreement.

(h) Tax Withholding. Each of the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable tax Law. Each payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options or RSUs in respect of which such deduction and withholding was made.

Section 2.3 Treatment of Options; RSUs.

(a) Options.

(i) Each Unvested Option with an exercise price less than the Transaction Consideration Value that is outstanding immediately prior to the Effective Time and is held by a Continuing Service Provider shall, as of the Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Unvested Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a Parent Option equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Unvested Option immediately prior to such time and (y) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Unvested Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio; provided, however, that the conversion of the Unvested Options as provided in this Section 2.3 shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided further, that in the case of any Unvested Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Following the time of the conversion contemplated above, each such Unvested Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Option immediately prior to the

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Effective Time. Each Unvested Option that is outstanding immediately prior to the Effective Time and is held by a Person that is not a Continuing Service Provider shall not be assumed by Parent and shall, by virtue of the First Merger and without any action on the part of any holder thereof, be cancelled and have no further effect following the Effective Time.

(ii) Each Vested Option with an exercise price less than the Transaction Consideration Value that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Vested Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a number of shares of Company Common Stock equal to (x) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Vested Option, minus (y) the Net Exercise Amount in respect of such Vested Option (which represents the exercise price of the Vested Option plus any applicable withholding taxes, which shall paid to the appropriate Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder of the Vested Option). The shares of Company Common Stock resulting from such conversion shall be considered outstanding shares of Company Common Stock for all purposes under this Agreement (including the Minimum Tender Condition) and treated as set forth in Section 2.1 above.

(iii) Each Option with an exercise price that is not less than the Transaction Consideration Value that is outstanding immediately prior to the Effective shall not be assumed by Parent and shall, by virtue of the Merger and without any action on the part of any holder thereof, be cancelled and have no further effect following the Effective Time.

(b) RSUs.

(i) Each RSU awarded in respect of shares of Company Common Stock granted under an Employee Benefit Plan that is outstanding as of the Effective Time shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such RSU, as of the Effective Time, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a Parent RSU. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time and (y) the Equity Award Conversion Ratio. Following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable RSU immediately prior to the Effective Time.

(ii) Notwithstanding anything in this Agreement to the contrary, if a RSU is subject to an agreement with an individual holder in effect as of the date hereof that provides that such RSU shall be settled in connection with a change of control involving the Company (without the required occurrence of termination or any other event), or if a RSU otherwise becomes vested on or before the Effective Time (and has not already been settled), such RSU shall be treated as set forth in Section 2.1 above. Any applicable Taxes required to be withheld with respect to the settlement of RSUs at the Effective Time shall be withheld from the Parent shares that would otherwise be issued on settlement.

(c) Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the

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treatment of the Options and RSUs (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3. Parent shall register the shares of Parent Common Stock issuable pursuant to Parent Options and Parent RSUs as promptly as practicable, and no later than ten (10) Business Days, after the Closing Date. Parent shall maintain the effectiveness of such registration statement until at least the earlier of, the date that no Parent Options or Parent RSUs remain outstanding and the one year anniversary of Closing. Parent shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.

(d) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Offer Acceptance Time, the Company shall take all actions, including obtaining any necessary determinations and resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and Law, to ensure that (A) except for the six-month offering period under the ESPP that commenced on August 20, 2017 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the Offer Acceptance Time shall occur prior to February 19, 2018 (which is the Purchase Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the Offer Acceptance Time, (ii) the ESPP shall terminate in its entirety immediately prior to the Offer Acceptance Time, and (iii) each ESPP participant’s accumulated contributions under the ESPP shall be refunded to the relevant participant without interest (except as otherwise required by local laws) as promptly as practicable following such termination and shall not be used to purchase shares of Company Common Stock; and (C) no further rights shall be granted or exercised under the ESPP after its termination.

(e) Following written notice from Parent delivered not less than ten (10) Business Days prior to the Effective Time, at or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause all stock plans of the Company to terminate at or prior to the Effective Time and (ii) ensure that from and after the Effective Time, none of Parent, the Merger Subs, the Company or any of their successors or Affiliates will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of awards pursuant thereto.

Section 2.4 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Expiration Time that are held by any Person who (i) is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (ii) as of the Expiration Time, has neither effectively withdrawn nor lost such Person’s rights to such appraisal and payment under the DGCL with respect to such Shares (“Appraisal Shares”), will not be converted into the right to receive Transaction Consideration as provided in Section 2.1(b)(i), but rather the holders of Appraisal Shares will be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Transaction Consideration as provided in Section 2.1(b)(i). The Company shall give Parent prompt notice (and in no event more than two (2) Business Days) of (i) any demand received by the Company for appraisal of Shares (and shall give Parent the opportunity (at Parent’s election) to direct and control all negotiations and proceedings with respect to any such demand) and (ii) any notice of exercise by any holder of Shares

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of appraisal rights in accordance with the DGCL. The Company shall not (and shall not agree to), without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company’s Annual Report filed on Form 10-K on March 10, 2017 and the Company SEC Reports filed by the Company with the SEC after such date but is publicly available at least one (1) Business Day prior to the Agreement Date (each, an “Available Company SEC Document”) (but (A) without giving effect to any amendment thereof filed with the SEC on or after the Agreement Date and (B) excluding any disclosure contained in such Available Company SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Company to Parent (the “Company Disclosure Letter”) (with each exception set forth in the Company Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the applicable Laws of the jurisdiction of its incorporation or organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to conduct its business as currently conducted and currently planned to be conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as may be amended after the Agreement Date in accordance with Section 5.1, the copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of the directors and officers of the Company, as of the Agreement Date.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 Shares and (ii) 30,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).

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As of 5:00 p.m., Eastern time, on August 31, 2017 (the “Capitalization Date”): (i) 34,696,961 Shares were issued and outstanding (which excludes 2,335,144 Shares held by the Company as treasury shares); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Shares were held by the Company in its treasury or by any Company Subsidiary. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of Company Common Stock pursuant to the exercise of Options and vesting of RSUs outstanding on such date and (B) there have been no issuances or grants of Options, RSUs or warrants or other rights to acquire capital stock of the Company.

(b) As of the Capitalization Date, (i) there were outstanding Options to purchase 3,274,916 Shares pursuant to the Stock Plans, (ii) there were 1,716,542 Shares subject to issuance pursuant to RSUs granted and outstanding pursuant to the Stock Plans, (iii) 4,600,736 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options and RSUs), (iv) 100,000 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Transaction Consideration, and (v) 396,372 Shares are reserved for future issuance under the ESPP (including Shares estimated in clause (iv) above).

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Options, RSUs, and other rights to purchase or receive Shares granted under the Stock Plans, any sub-plan thereto, or otherwise, and, for each such Option, RSU and other right, the number of Shares subject thereto, the terms of vesting (including any performance-based vesting and the extent that it will become accelerated as a result of the Mergers, either alone or in connection with any other event) and vested status, the grant and expiration dates, the exercise price, if applicable, the name of the holder thereof, whether such Option is an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, whether such Option may be early exercised (i.e., prior to vesting), the jurisdiction in which the award was granted, if applicable, the form of award agreement under which the grant was made, and the Stock Plan under which the grant was made. There are no equity award plans, agreements or similar arrangements other than the Stock Plans. The Options satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(i)(A) and the RSUs are exempt from Section 409A of the Code. Each Option has an exercise price at least equal to the fair market value of the Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, and no Option has had its exercise date or grant date “back dated.”

(d) The Company has Made Available to Parent complete and accurate copies of the following, each only to the extent they pertain to currently outstanding Options, RSUs and other rights to purchase or receive Shares (A) the Stock Plans, (B) forms of stock option agreements evidencing Options, any Option agreement providing for accelerated vesting, extended exercise periods (post-termination or otherwise) or other similar bespoke terms that materially differ from the form Option agreement from which such award is based, (C) forms of agreements evidencing RSUs, any RSU agreement providing for accelerated vesting, extended exercise periods (post-termination or otherwise) or other similar bespoke terms that materially differ from the form RSU agreement from which it is based, and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement to which the Company or a Company Subsidiary is a party or otherwise bound.

(e) There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other

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than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) and Section 3.2(b) and except for shares of Company Common Stock issued since the Capitalization Date pursuant to the exercise of Options and vesting of RSUs outstanding on the Capitalization Date, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(f) Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no (i) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company, (ii) registration rights, preemptive rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of the Company or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

Section 3.3 Authorization; No Conflict; Consents.

(a) The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform and carry out its obligations hereunder and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held prior to the execution and delivery of this Agreement, at which all of the directors of the Company Board were present, unanimously adopted resolutions (i) determining that this Agreement, including the Offer, the Mergers and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Mergers, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Mergers, and (v) making the Company

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Board Recommendation, in each case, on the terms and subject to the conditions of this Agreement. Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 4.2 and that the First Merger is consummated in accordance with Section 251(h) of the DGCL, the Company Board has taken all actions so that the restrictions applicable to “business combinations” in Section 203 of the DGCL are, and will be, to the extent such restrictions can be rendered inapplicable by the action of the Company Board under applicable Law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Mergers and the other Transactions.

(c) Neither the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions and compliance with the provisions hereof will (with or without notice or lapse of time, or both) (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d) below, conflict with or violate any judgment, ruling, order, writ, injunction (whether temporary or permanent), or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Neither the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement with the SEC, (iv) the filing of such reports, schedules or materials under the Securities Act or the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws and the rules and regulations of the NYSE, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, and would not reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Assuming that the First Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the First Merger.

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Section 3.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter, which sets forth, as of the Agreement Date, for each Company Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; (iii) its jurisdiction of organization or incorporation, as the case may be; and (iv) its directors and officers. The Company has Made Available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Company Subsidiary. There are no other Company Subsidiaries other than the Company Subsidiaries identified in Section 3.4(a) of the Company Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens, other than Permitted Liens. There are (i) no subscriptions, options, warrants, calls or other similar rights to acquire from the Company or any Company Subsidiary, and (ii) no Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound, obligating the Company or such Company Subsidiary to issue, in the case of each of clause (i) and (ii), any shares of capital stock or other securities of, or other equity or ownership interests in, or any convertible securities into, or exchangeable for, any shares of capital stock or other securities of, any Company Subsidiary. There are no Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound with respect to the voting of any capital stock of any Company Subsidiary.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2014, the Company has timely filed or otherwise furnished (as applicable) with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and, except to the extent that information contained in such Company SEC Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Report, none of the Company SEC Reports when filed or furnished (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company and the Company Subsidiaries contained in the Company SEC Reports

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(collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2014, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, (i) none of the Company SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

Section 3.6 Books and Records. The books, records and accounts of the Company and each Company Subsidiary have been, and are being fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable).

Section 3.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for the Company and the Company Subsidiaries in accordance with GAAP or applicable Law. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurances (i) that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since January 1, 2014, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (x) any known material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and

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report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, (whether written or, to the Company’s Knowledge, oral) that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported to the current Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents.

(c) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.8 No Undisclosed Liabilities.

(a) Except as reflected in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Reports (“Most Recent Balance Sheet”), neither the Company nor any Company Subsidiary has incurred any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and (ii) those liabilities incurred under this Agreement or in connection with the Transactions, including the Offer and the Mergers.

(b) Neither the Company nor any Company Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

Section 3.9 Absence of Certain Changes or Events.

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(a) Between December 31, 2016 and the Offer Acceptance Time, there has not been or occurred a Company Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b) Between December 31, 2016 and the Agreement Date, except as set forth in Section 3.9(b) of the Company Disclosure Letter, there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.1(b).

Section 3.10 Legal Proceedings.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries that (i) are material to the Company, (ii) relates to any Government Authority, or (iii) as of the Agreement Date, challenges the validity or propriety of, or seeks to materially delay or prevent consummation of this Agreement or the Transactions.

(b) There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company or that, individually or in the aggregate, would, or would reasonably be expected to, materially delay or prevent the consummation of the Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any continuing investigation by any Government Authority.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a description of each current Legal Proceeding or Judgment pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective assets or properties, or any executive officer of the Company or any Company Subsidiary in their capacity as such, or for which the Company or any Company Subsidiary has potential liability (including by virtue of indemnification or otherwise).

Section 3.11 Employee Benefit Plans.

(a) The Company has Made Available to Parent a true, correct and complete list, as of the Agreement Date, of all material Company Employee Benefit Plans.

(b) With respect to each material Company Employee Benefit Plan, the Company has Made Available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any, and all related trust documents; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, required under ERISA or the Code in connection with each material Company Employee Benefit Plan (if applicable) and the most recent actuarial or other valuation report, if any; (iii) the most recent actuarial reports (if applicable) for such Company Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any such plan for which no summary plan description exists; (v) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service (the “IRS”) (or any other relevant tax authority), if any; (vi) all material administrative service agreements and group insurance Contracts currently in effect relating to each such Company Employee Benefit Plan; (vii) all filings within

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the past five (5) years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program (or any other similar requirement or obligation operated by any other relevant tax authority); and (viii) all material written notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, U.S. Department of Labor, U.S. Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. There are no unwritten material Company Employee Benefit Plans.

(c) Each Company Employee Benefit Plan that is intended to be “tax qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the IRS (or, if applicable, an advisory or opinion letter upon which the sponsor of such Company Employee Benefit Plan can rely) that is effective and has not been revoked, and no event has occurred and no condition exists that would reasonably be expected to affect the tax qualified status of any such Company Employee Benefit Plan.

(d) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law.

(e) Neither the Company nor any Company ERISA Affiliate has engaged in any non-exempt “prohibited transaction,” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) as a fiduciary or party in interest with respect to any Company Employee Benefit Plan and, to the Knowledge of the Company, no such transaction has occurred or is reasonably expected to occur with respect to any Company Employee Benefit Plan. No Company Employee Benefit Plan currently holds or has ever held “employer securities” (within the meaning of ERISA) or “employer real property” (within the meaning of ERISA) as a plan asset.

(f) Neither the Company, nor any Company ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Company Employee Benefit Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Employee Benefit Plan provides health or life insurance benefits or coverage following retirement or other termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h) All contributions due from the Company or any Company Subsidiary with respect to any of the Company Employee Benefit Plans have been made or have been accrued on the Company Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after December 31, 2016 as a result of the operations of the Company and the Company Subsidiaries). All contributions due from the Company or any Company Subsidiary with respect to any Company Employee Benefit Plan have been timely made, including, without limitation, any Company Employee Benefit Plan that is qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

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(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise): (i) result in payment or benefit, including, without limitation, severance, unemployment compensation, bonus, or other incentive payment or benefit (whether in cash, property or otherwise) becoming due under any Company Employee Benefit Plan to any current or former employee, director, officer, individual consultant, or employee of the Company; (ii) result in a payment or benefit under any Company Employee Benefit Plan becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code) that will or would be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code); (iii) increase any right to benefits under any Company Employee Benefit Plan; or (iv) result in the acceleration, vesting, or funding of any payments or benefits under any Company Employee Benefit Plan.

(j) There are no loans by the Company or any Company Subsidiary to any of their respective employees, officers, directors or other service providers outstanding in violation of Section 402 of the Sarbanes-Oxley Act or similar applicable Law.

Section 3.12 Tax Matters.

(a) Tax Returns and Audits.

(i) Each of the Company and each Company Subsidiary (A) has properly completed and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (B) has timely paid in full all material Taxes due and owing by the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has executed any written waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for, the assessment or collection of, any material Tax, in each case that has not since expired.

(ii) There is no Legal Proceeding currently pending and served or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary in respect of any material Tax or material Tax asset, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns alleging that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of the Company or the Company Subsidiaries other than Permitted Liens.

(iii) Neither the Company nor any Company Subsidiary has received any written notification from the IRS or any other Governmental Authority regarding any Tax issues that (A) are currently pending before the IRS or any other Governmental Authority regarding the Company or any Company Subsidiaries, or (B) have been raised in writing by the IRS or any other Governmental Authority and not yet finally resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries. No Tax Return of the Company or any Company Subsidiary is under audit by the IRS or any other Governmental Authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit, and all Taxes determined by such audit to be due

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from the Company or any Company Subsidiary have been paid in full to the applicable Governmental Authority. Since January 1, 2016, neither the Company nor any Company Subsidiary has submitted or received any formal and binding letter ruling from the IRS or any comparable formal and binding written ruling from any other Governmental Authority.

(iv) The Company has established an adequate accrual or reserve for all liabilities from Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with GAAP, in respect of the periods or portions thereof prior to December 31, 2016, which accrual or reserve as of December 31, 2016 is fully reflected on the Company Financial Statements. Since December 31, 2016, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income in excess of the amount of net operating loss carryovers that are usable after the Closing, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 of the Code (or corresponding or similar provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or (C) any installment sale or open transaction made on or prior to the Closing date.

(b) Withholding. The Company and each Company Subsidiary have, in all material respects, withheld all Taxes required by applicable Law to be withheld from the wages, salaries, and other payments to employees.

(c) Certain Transactions and Obligations.

(i) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(ii) Neither the Company nor any Company Subsidiary is a party to any written Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements (i) that are solely between the Company and/or any of its Subsidiaries, (ii) that will terminate as of the Closing, or (iii) the principal purpose of which is unrelated to Tax.

(iii) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for any Taxes of any Person (other than the Company and the Company Subsidiaries) under the Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

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(iv) Neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction governed, or intended to be governed, by Section 355 of the Code or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(d) No Tax Shelters. Neither the Company nor any Company Subsidiary has (i) filed any disclosures under Section 6662 of the Code or comparable provisions of applicable state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; or (ii) consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation.

(i) Except as set forth on Section 3.12(e)(i) of the Company Disclosure Letter, the Company and the Company Subsidiaries are not a party to any Contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been documented and operated in compliance with Section 409A of the Code. No Company Employee Benefit Plan provides for an obligation to gross-up or otherwise reimburse any individual for any tax or related interest or penalty incurred by such individual, including, without limitation, any tax, excise tax, interest or penalty tax imposed under or by reason of Sections 409A, 457A or 4999 of the Code or otherwise.

(ii) All Options have been appropriately authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms.

(iii) The Company has never entered into any Contract, agreement, plan or arrangement with respect to the performance of services that could give rise to payments that are nondeductible under Sections 162, 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(f) Reorganization Status.

(i) None of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that no representation is made regarding satisfaction of the “substantially all of the properties” requirement of Section 368(a)(2)(D) of the Code or of the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii).

(ii) None of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests, citations or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any material liability under any Environmental Law.

(b) No notice, demand, request for information, citation, summons or Judgment has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and served or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any Company Subsidiary to comply with any Environmental Law.

(c) To the Knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d) All material permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, notices, approvals and authorizations.

(e) To the Knowledge of the Company, there are no material liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 3.14 Compliance with Laws; Permits.

(a) Neither the Company nor the Company Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits, certificates and other regulatory authorizations (“Permits”) from Governmental Authorities necessary and required to conduct their respective businesses as now being conducted, and such Permits are in full force and effect, except where the failure to have any such Permits or to maintain such Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to be, material to the business of the Company and the Company Subsidiaries, taken as a whole. Except for any failures to be in compliance that

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would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such Permits.

Section 3.15 Intellectual Property.

(a) Section 3.15(a)(i) of the Company Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, (C) the application or registration number, and (D) the application, registration, or filing status for each currently issued or pending item of Registered IP owned by or registered or applied for in the name of the Company or any Company Subsidiary. Other than as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, or except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries (1) own and possess all right, title and interest in and to all Company Owned Intellectual Property Rights and (2) to the Knowledge of the Company have the right to use and exploit (in the manner currently used and exploited by the Company and Company Subsidiaries) all material Company Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Company or the Company Subsidiaries. Other than as set forth on Section 3.15(a)(iii) of the Company Disclosure Letter, to the Knowledge of the Company, no interference, opposition, reissue, reexamination or other similar third party proceeding (other than examination proceedings with respect to applications for Registered IP) is pending or has been threatened in writing since January 1, 2014, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Section 3.15(a)(i) of the Company Disclosure Letter is being contested or challenged. Each item of Registered IP listed (or required to be listed) on Section 3.15(a)(i) of the Company Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the Knowledge of the Company such Registered IP (other than pending applications for Patents and Trademarks) has not been adjudged invalid or unenforceable. To the Knowledge of the Company, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Company Owned Intellectual Property Rights and are incorporated or embodied in any Company Product and material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has transferred to any Person ownership of any Intellectual Property Rights that were Company Owned Intellectual Property Rights that are incorporated or embodied in any Company Product and material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth each Contract pursuant to which the Company or any Company Subsidiary (i) has received any licenses (which includes for this Section 3.15 any covenant not to assert or other immunity) in, under, or to any Intellectual Property Rights or Technology necessary to conduct the business of the Company or any Company Subsidiary (each an “In-bound License”); provided, however, that In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses of commercially available Intellectual Property Rights, Software or other Technology, including off-the-shelf Software agreements, in each case that are not incorporated or embodied in any Company Product, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Company Product (C) non-exclusive licenses to

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Software and materials licensed on standard terms as Publicly Available Software, (D) licenses to content or Trademarks granted to the Company or any Company Subsidiary by a customer of the Company or a customer of any Company Subsidiary, incorporated or embodied in any Company Product for such customer, that are incidental to the operation or marketing of the other Company Products, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Company Product or (E) licenses that otherwise would not be material to the Company and the Company Subsidiaries, taken as a whole (ii) has granted licenses in, under, or to any Company Owned Intellectual Property Rights (each an “Out-bound License”); provided, however, that Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Company Products or incidental to the provision of services to the Company or its Subsidiaries, or (C) licenses that otherwise would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Letter, and except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) to the Knowledge of the Company, (A) none of the Company Products does, and the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and (B) no such infringement, misappropriation, or violation has occurred since January 1, 2014; (ii) there are no pending, or to the Knowledge of the Company, claims threatened in writing since January 1, 2014, by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property Rights of such third party or (other than examination proceedings with respect to applications for Registered IP) challenging the validity, enforceability, ownership or use of any of the Company Owned Intellectual Property Rights; and (iii) there are no pending or, to the Knowledge of the Company, claims threatened by the Company or its Subsidiaries in writing since January 1, 2014 alleging infringement, misappropriation, violation or dilution by a third party of any Company Owned Intellectual Property Rights. To the Knowledge of the Company, no third party is infringing, violating, diluting, or misappropriating any material Company Owned Intellectual Property Rights.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Letter, and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder or the consummation of the Transactions will not: (i) cause any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Company’s or any Company Subsidiaries’ ownership or right to use any Company Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material In-bound License or Out-bound License; (iii) result in the release of any source code or other proprietary confidential Technology of the Company or any of its Subsidiaries or in the granting of any right or licenses to any Company Owned Intellectual Property Rights to any third party; or (iv) result in a material default by the Company or any Company Subsidiary under any agreement governing any Company Intellectual Property Rights.

(e) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Company and each Company

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Subsidiary has required, except as would not be material to the Company or the Company Subsidiaries, each Person engaged in the development of any Intellectual Property Rights or Technology for the Company or any of the Company Subsidiaries since January 1, 2014 to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information.

(f) Neither the Company nor any Company Subsidiary is under any obligation to license any Company Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any Company Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Company Subsidiary from any Governmental Authority.

(g) To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are (i) no defects in any of the Company Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the Agreement Date, the Company and the Company Subsidiaries possess all source code and other materials used by the Company and the Company Subsidiaries in the development and maintenance of the Company Products. The Company and the Company Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person not performing services on their behalf and not bound by a non-disclosure and invention assignment agreement in favor of the Company, any material source code that embodies material Technology of the Company or the Company Subsidiaries or Company Intellectual Property Rights for any Company Product.

(h) The Company and the Company Subsidiaries have and, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, follow a practice of tracking material bugs, errors and defects in its Software for the Company Products of which it becomes aware and maintains and keep current a computerized database for such purpose. Section 3.15(h) of the Company Disclosure Letter sets forth a list from such database of any material act or incident pertaining to the foregoing, which remains unresolved.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, or as would not be material to the Company and the Company Subsidiaries, all right, title and interest in and to any Intellectual Property Rights or Technology developed for the Company or any Company Subsidiary by the Company’s or any Company Subsidiaries’ past and present employees, contractors and other personnel have been assigned by written agreements to the Company or any Company Subsidiary effective as of the date such Intellectual Property Rights or Technology was created. Except as set forth in Section 3.15(i) of the Company Disclosure Letter (i) no Intellectual Property Rights or Technology material to the business of the Company and developed for the Company or any Company Subsidiary by the Company’s or any Company Subsidiaries’ past and present employees, contractors and other personnel, were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (ii) none of the Company’s or any Company Subsidiaries’ past and present employees who contributed to the development of the Intellectual Property Rights or Technology incorporated within the Company Products were employed by, under contract to, or otherwise obligated with respect to, any Governmental Authority, university, or any other entity at any time during the development of such Technology or Intellectual Property Rights for the Company or any Company Subsidiary; and (iii) the Company has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. No current or former employee, officer or director of the

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Company or any Company Subsidiary, and no consultant or independent contractor hired by the Company or any Company Subsidiary to perform services for the Company or any Company Subsidiary, has any right, license, claim or interest whatsoever in or with respect to any material Company Owned Intellectual Property Rights.

(j) Except as set forth in Section 3.15(j) of the Company Disclosure Letter, there are no proceedings, settlement agreements to which the Company is a party, forbearances to sue, consents, Judgments, or orders or similar obligations that do or may: (i) restrict the Company’s or any Company Subsidiaries’ rights to use any Company Intellectual Property Rights or Technology material to the Company; (ii) restrict the use of Technology material to the Company or the conduct of the Company’s business in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any Company Intellectual Property Rights; or (iv) affect the validity or enforceability of any Company Intellectual Property Rights.

(k) Except as set forth in Section 3.15(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have never (i) incorporated any Publicly Available Software into, or combined Publicly Available Software with, the Company Products, (ii) distributed Publicly Available Software in conjunction with any Company Products, (iii) used Publicly Available Software in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for the Company or any Company Subsidiary with respect to any Company Owned Intellectual Property Rights to grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property Rights (including, but not limited to, using any Publicly Available Software that require, as a condition of use, modification and/or distribution of such Publicly Available Software that other software included in Company Owned Intellectual Property Rights incorporated into, derived from or distributed with such Publicly Available Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge), except as would not be material any of the Company Products. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have, to the Knowledge of the Company, complied with any conditions imposed on it as a result of the use or incorporation of Publicly Available Software in the Company Products.

Section 3.16 Labor and Other Employment Matters.

(a) The Company has Made Available to Parent a materially complete and accurate list, that is redacted to remove all employee names, of the current employees of the Company and each Company Subsidiary as of August 31, 2017 and shows, to the extent permitted by applicable Law, with respect to each such employee (i) the employee’s position held, work location and base salary or hourly wage rate, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, (ii) the date of hire, (iii) vacation accrued as of August 31, 2017, and (iv) full-time, part-time, temporary, or leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves). Except as set forth in any contract Made Available to Parent or as required by applicable Law, the employment of each current employee of the Company and each Company Subsidiary is terminable at will, with or without cause and with or without advance notice. The Company has delivered or Made Available to Parent accurate and complete copies of all material employee manuals and handbooks, policy statements and other written materials relating to the employment of the Employees.

(b) To the Company’s Knowledge, the Company and each Company Subsidiary has complied in all material respects with all applicable Laws respecting labor and employment, including

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those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, pay equity, immigration status, the collection and payment of withholding or social security taxes or any similar tax, local applicable employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. The Company and the Company Subsidiaries have taken all reasonable actions to ensure that the relationship of the Company and the Company Subsidiaries with any person who is not an employee is an independent contractor relationship, and not an employment relationship, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur any Liability arising from the misclassification of its employees as independent contractors. To the Knowledge of the Company, all employees of the Company and each Company Subsidiary are legally permitted to be employed by the Company or any Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Laws.

(c) Since January 1, 2016, neither the Company nor any Company Subsidiary has taken any action which would constitute a “mass layoff” or “plant closing” as defined by the United States Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or similar foreign, state or local Law, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing by the Company or its Subsidiaries would trigger any notice or other obligations under the WARN Act or similar foreign, state or local Law.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries, there are no Legal Proceedings pending and served or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, brought by or on behalf of any former or current employee or individual consultant or contractor alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, misclassification as an individual consultant or contractor rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment or contractor relationship or its or their obligations as an employing or engaging party.

(e) To the Knowledge of the Company, as of August 31, 2017, there are no labor unions or elected employee representatives presently representing or, to the Knowledge of the Company, engaged in any organizing activity with respect to any employee of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Company or any of the Company Subsidiaries. There has not been, and to the Knowledge of the Company or any Company Subsidiary there is not presently pending, existing, or threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by current employees, (ii) proceeding against or affecting any current employees of the Company relating to the alleged violation by the Company of any labor relations Law, including any charge or complaint filed by any such employee, union or other labor organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the current employees. The Company and the Company Subsidiaries have not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act with respect to the employees of the Company or any Company Subsidiaries that would be covered under such regulation.

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Section 3.17 Insurance. The Company has Made Available to Parent all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.18 Material Contracts; Related Party Transactions.

(a) Except for this Agreement or as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of the Company Subsidiaries is a party to, nor are any of their respective properties or assets bound or affected by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any person or in any geographic area, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(iii) any Contract which impose any material restrictions on the Company’s ability to assert or enforce any Company Owned Intellectual Property Rights;

(iv) any Contract with respect to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other person;

(v) any Company Employee Agreement with any current executive officer or any current member of the Company Board;

(vi) any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by the Company or any Company Subsidiaries with a value greater than $250,000;

(vii) any Contract contemplating payments (whether fixed, contingent or otherwise, but excluding Contracts with publishers) by the Company or any Company Subsidiary of more than $250,000 in any calendar year;

(viii) any Contract for the supply of Company Products (other than insertion orders) with any of the twenty (20) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016;

(ix) any Contract for the supply of products, services or Technology with any of the twenty (20) largest suppliers, service providers or licensors (but excluding publishers) of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of

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amounts paid or payable by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016;

(x) any Contract for the supply of products, services or Technology (other than short-term media buys) (A) with any of the twenty (20) largest publishers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016 or (B) with any publisher of the Company or the Company Subsidiaries that provides for a guaranteed minimum payment by the Company or such Company Subsidiary;

(xi) any Leases;

(xii) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract with the Company or any Company Subsidiary for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP, in each case in excess of $250,000;

(xiii) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xiv) any Contract entered into on or after January 1, 2014 that is a settlement agreement or includes a settlement agreement, each which are entered into in connection with a Legal Proceeding;

(xv) any Contract that grants an exclusive license in, under, or to any Company Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Company or any Company Subsidiary to use or exploit any Company Owned Intellectual Property Rights, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(xvi) any Contract (A) imposing any most favored nations or most favored customer status conditions on the Company or any of its Subsidiaries, except for those which are not material to the Company and the Company Subsidiaries taken as a whole, or (B) providing rights of first or last offer, negotiation or refusal obligation on the Company or any of its Subsidiaries; and

(xvii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

Each such Contract described in clauses (i) through (xvii) is referred to herein as a “Company Material Contract.”

(b) A true, correct and complete copy of each Company Material Contract has been Made Available to Parent. Each of the Company Material Contracts is valid and binding on the Company

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and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There is no material default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Company Material Contract and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Company Material Contract.

(d) Since January 1, 2014 through the Agreement Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor are there any of the foregoing currently proposed that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports.

(e) Since January 1, 2014 through the Agreement Date, neither the Company nor any of the Company Subsidiaries has waived or knowingly failed to enforce any confidentiality or non-use agreement relating to a Takeover Proposal or terminated, amended, waived or failed to enforce any standstill or similar agreement or restriction which the Company or any Company Subsidiary is a party.

Section 3.19 Properties and Assets.

(a) The Company or one of the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to, or a valid leasehold interest in, or a valid right under Contract to use, all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or such Company Subsidiary or acquired after the date thereof, in each case that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.19(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy any real property, in each case involving payments in excess of $250,000 per annum (each property, a “Leased Real Property” and the agreements relating there to, the “Leases”). With respect to each Lease listed or required to be listed in Section 3.19(b) of the Company Disclosure Letter: (A) to the Knowledge of the Company, there are no disputes with respect to any such Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole; and (B) the Company or one of the Company Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder, except in each case as would not, individually or in the aggregate,

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reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.

Section 3.20 Privacy Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with (i) their published privacy policies and internal privacy and data security policies with respect to Personal Information, Geolocation Data and Non-PII; and (ii) all applicable U.S. and European Union Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including trans-border flows), disclosure and use of Personal Information, Geolocation Data, and Non-PII by the Company or any Company Subsidiary.

(b) To the Company’s Knowledge, all Persons whose Personal Information is collected or processed by or on behalf of the Company or any Company Subsidiary have been provided accurate disclosures regarding the collection, use, disclosure, transfer (including trans-border data flows), retention, destruction, disposal or, or other processing of their Personal Information by the Company or any Company Subsidiary, including providing any type of notice or opt out, and obtaining any type of consent, as required by applicable Privacy and Security Laws. To the Company’s Knowledge, such disclosures have not contained any material omissions. The Company’s collection and use of Personal Information, Geolocation Data, Non-PII, or any other data from third parties is in accordance with applicable requirements from such third parties, including written website terms and conditions, except where any such failures to do so in accordance with such requirements would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company and each Company Subsidiary have taken all reasonable steps to implement, maintain and monitor a documented information security program, in compliance with applicable Privacy and Security Laws, government-issued and industry standard measures with respect to administrative, technical and physical security, to ensure that all Personal Information, Geolocation Data, and Non-PII in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access, acquisition, use, disclosure or transmission of Personal Information, Geolocation Data, Non-PII, or other misuse of any such Personal Information, Geolocation Data or Non-PII by the Company, any Company Subsidiary, or any third party processing Personal Information, Geolocation Data, or Non-PII on the Company’s or any Company Subsidiary’s behalf. The Company and each Company Subsidiary have implemented appropriate technical and organizational measures to protect Personal Information, Geolocation Data, Non-PII against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing and have taken appropriate steps and implemented appropriate procedures to ensure that the Company’s and each Company Subsidiary’s computer systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up-to-date antivirus software. To the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of the Company’s or any Company Subsidiary’s computer systems that resulted in any unauthorized access, use, or disclosure of confidential or proprietary information of the Company.

(d) Neither the Company nor any Company Subsidiary have received any written notice of material claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII possessed by, used by, or otherwise subject to the

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control of the Company or any Company Subsidiary, and, to the Company’s Knowledge, there are no facts or circumstances that could form the basis for any such claim.

(e) To the Knowledge of the Company, the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the execution, delivery and performance of this Agreement complies in all material respects with applicable U.S. and European Union Privacy and Security Laws and with the published and internal privacy policies of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not subject to any contractual requirements that, as a result of the Transactions, following the Closing, would prohibit the Company or any Company Subsidiary from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Company receives and uses such Personal Information, Geolocation Data, and Non-PII prior to the Closing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.21 Certain Business Practices.

(a) (i) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of the Company or any Company Subsidiary) or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has: (A) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (B) offered, made, promised or provided, or caused to be offered, made, promised or provided, directly or indirectly, any payment or thing of value, directly or indirectly, to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision. (ii) Since January 1, 2014, the Company and each Company Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) has complied in all material respects with (A) applicable Anti- Corruption Laws or any rules or regulations promulgated thereunder, (B) applicable anti-money laundering Laws and any rules or regulations promulgated thereunder, (C) applicable anti-terrorism Law or regulations promulgated thereunder, and (D) applicable anti-boycott regulations or embargo regulations. Since January 1, 2014, the Company has not received any written communication from a Governmental Authority that alleges the taking of any action described in clause (i) above, or the violation of or non-compliance with any Law or rules or regulations described in clause (ii) above.

(b) Since January 1, 2014, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“Sanctions”). Since January 1, 2014, the Company and each Company Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) has complied in all material respects with applicable Sanctions Laws.

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(c) The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with and in possession of all material licenses, material registrations, and material permits that may be required for the lawful conduct of their business under applicable import and export control Laws, including the Export Administration Regulations. Without limiting the foregoing, (i) the Company and the Company Subsidiaries have obtained all export licenses and other approvals to the extent required for its exports of products, software and technologies from the United States; (ii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Company Subsidiary with respect to export licenses or other approvals; (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations, and (v) no consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost or would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any Company Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under applicable U.S. economic sanctions Laws, or applicable import or export control Laws; to the Company’s Knowledge, been the subject of any governmental investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 3.22 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Transaction Consideration to be received by holders of Company Common Stock (excluding Parent and its Affiliates) pursuant to the Offer and the Mergers, as provided in this Agreement, was fair, from a financial point of view, to such holders of shares of Company Common Stock. As at the Agreement Date, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified. A true, correct and complete copy of such opinion will be provided by the Company to Parent solely for informational purposes not later than two (2) Business Days after the Agreement Date.

Section 3.23 Information Supplied. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), the Registration Statement (including the Offer Prospectus) (and any amendment thereof or supplement thereto), shall not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or supplement thereto) shall comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and shall not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Merger Subs in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.24 Broker’s or Finder’s Fees. Except for Deutsche Bank Securities Inc. (the “Company Financial Advisor”), no agent, broker, Person, investment banker, financial advisor or other

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firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.25 Solvency.

(a) The Company is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

(b) The Company has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against it, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

Section 3.26 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any implied or express representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, the Merger Subs or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, the Merger Subs or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (i) as disclosed in any form, statement, certification, report or document which is filed or furnished after December 31, 2016 by Parent to a Regulatory Information Service in accordance with or is available on Parent’s website under the heading “Investors,” in compliance with the AIM Rules for Companies and is publicly available at least one (1) Business Day prior to the Agreement Date (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Parent to the Company (the “Parent Disclosure Letter”) (with each exception set forth in the Parent Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Parent Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 4.1 Incorporation, Organization and Qualification.

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(a) Parent and each Merger Sub is a corporation or other legal entity duly incorporated, organized, validly existing and, where applicable, in good standing under the applicable Laws of the jurisdiction of its incorporation or organization. Parent and each Merger Sub has all requisite power and authority necessary to enable it to own, operate and lease its properties and to conduct its business as currently conducted and currently planned to be conducted. Parent and each Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Except as may be amended after the Agreement Date, pursuant to the Circular and Notice of GM or otherwise in accordance with Section 5.2, the articles of association of the Parent which are filed with the Registrar of Companies are complete and correct copies of such document and contain all amendments thereto as in effect on the Agreement Date. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of the directors and officers of the Parent, as of the Agreement Date.

Section 4.2 Merger Subs; Ownership of Shares. Since the date of their respective incorporation or organization, and prior to the Effective Time, neither of the Merger Subs has carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor either Merger Sub owns (directly or indirectly), and at all times for the past three (3) years has not owned, any Shares or holds, or at any time for the past three (3) years has not held, any rights to acquire any Shares except pursuant to this Agreement.

Section 4.3 Capitalization.

(a) As of the Capitalization Date the issued share capital of Parent consists of 495,652,162 shares of Parent Common Stock and one share of Parent Deferred Stock and no shares were held by Parent in its treasury or by any Parent Subsidiary. Such issued shares have been duly allotted and validly issued, and are fully paid up and, except as provided in Companies Legislation, free of preemptive rights. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by Parent of ordinary shares other than issuances of Parent Common Stock pursuant to the exercise of Parent Options and Parent RSUs outstanding on such date and (B) there have been no issuances or grants of options or warrants or other rights to acquire share capital of Parent.

(b) As of the Capitalization Date, (i) there were outstanding options to purchase 36,978,766 shares of Parent Common Stock pursuant to the Parent Stock Plans, (ii) there were 5,648,575 shares of Parent Common Stock subject to issuance pursuant to Parent RSUs granted and outstanding pursuant to the Parent Stock Plans, and (iii) 31,720,483 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans (including upon exercise of the Parent Options and Parent RSUs).

(c) Except for the buyback arrangements contemplated in the Circular and Notice of GM and described in Section 1.1(g)(ii) of this Agreement, there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any issued Parent Common Stock. Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than the outstanding Parent Options and Parent RSUs, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth in Section 4.3(a) and Section 4.3(b) and except as

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permitted pursuant to Section 5.2 of this Agreement or for shares of Parent Common Stock issued since the Capitalization Date pursuant to the exercise of Parent Options and vesting of Parent RSUs outstanding on the Capitalization Date, (i) no shares or other voting securities of Parent are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d) Except as contemplated by this Agreement and the Letter of Intent or described in this Section 4.3, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no (i) voting trusts or other agreements or understandings to which Parent or any of the Parent Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent, (ii) registration rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of Parent and, except as provided in Companies Legislation, preemptive rights or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Parent or any of the Parent Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent.

Section 4.4 Authorization; No Conflict; Required Consents.

(a) Each of Parent and each Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to the receipt of Parent Shareholder Approval, to carry out its obligations hereunder and thereunder and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement by Parent and Merger Subs, the performance by Parent and the Merger Subs of their respective obligations hereunder and the consummation by Parent and the Merger Subs of the Transactions have been duly authorized by the respective Boards of Directors of Parent and the Merger Subs, and other than the Parent Shareholder Approval, no other authorizations, approvals of Parent or the Merger Subs (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and the Merger Subs of their respective obligations hereunder and the consummation by Parent and the Merger Subs of the Transactions. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes a valid and binding obligation of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The respective board of directors of Parent and each Merger Sub has, by resolutions duly adopted September 4, 2017 by the unanimous vote of all the directors serving on such board on September 4, 2017, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Mergers and the other Transactions.

(c) None of the execution and delivery of this Agreement by Parent or the Merger Subs, the consummation by Parent or the Merger Subs of the Transactions or compliance by Parent or the Merger Subs with any of the provisions herein will (with or without notice or lapse of time, or both) (i)

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result in a violation or breach of or conflict with the memorandum of association or articles of association of Parent or the certificates of incorporation or bylaws or other organizational documents of the Merger Subs, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or the Merger Subs under any of the terms, conditions or provisions of any Contract to which Parent or the Merger Subs is a party or by which Parent or the Merger Subs or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, conflict with or violate any Judgment or Law applicable to Parent or the Merger Subs or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Neither the execution, delivery or performance of this Agreement by Parent or the Merger Subs or the consummation by the Parent and the Merger Subs of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority except for (i) the pre-merger notification requirements under the HSR Act, and relevant notification / clearance requirements or clearances following any notifications under any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of the Registration Statement (including the Offer Prospectus) with the SEC in accordance with the Securities Act, (v) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the Transactions, (vi) such consents, approvals, orders, authorizations, public announcements, registrations, declarations, notices and filings (including “blue sky” filings, the Circular and Notice of GM) as may be required under Companies Legislation or applicable securities Laws, including the AIM Rules for Companies, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Subsidiaries.

(a) The Parent Subsidiaries and their respective jurisdictions of organization are identified in Section 4.5(a) of the Parent Disclosure Letter, which sets forth, as of the Agreement Date, for each Parent Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; (iii) its jurisdiction of organization or incorporation, as the case may be; and (iv) its directors and officers. Parent has Made Available to the Company true, correct and complete copies of the memorandum of association and articles of association of Parent and the certificates of incorporation of the Merger Subs and bylaws or other organizational documents of Parent and the Merger Subs. There are no other Parent Subsidiaries other than the Parent Subsidiaries identified in Section 4.5(a) of the Parent Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Parent Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by Parent or by a Parent Subsidiary free and clear of any Liens, other than Permitted Liens. There are (i) no subscriptions,

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options, warrants, calls or other similar rights to acquire from Parent or any Parent Subsidiary, and (ii) no Contracts to which Parent or any Parent Subsidiary is a party or by which any of them are bound, obligating Parent or such Parent Subsidiary to issue, in the case of each of clause (i) and (ii), any shares of capital stock or other securities of, or other equity or ownership interests in, or any convertible securities into, or exchangeable for, any shares of capital stock or other securities of, any Parent Subsidiary. Except as set forth in Section 4.5(b) of the Parent Disclosure Letter, there are no Contracts to which Parent or any Parent Subsidiary is a party or by which any of them are bound requiring Parent or any Parent Subsidiary to make contributions to the capital of, or lend or advance funds to, any Parent Subsidiary prior to the Closing. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other Contracts to which Parent or any Parent y Subsidiary is a party or by which any of them are bound with respect to the voting of any capital stock of any Parent Subsidiary.

Section 4.6 Public Information and Financial Statements.

(a) Since January 1, 2014, Parent has timely filed or otherwise furnished (as applicable) all forms, reports, schedules, prospectuses, circulars, announcements and other documents (collectively, including all exhibits thereto, the “Parent Public Reports”) required to be filed or furnished by Parent with a Regulatory Information Service. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Parent Public Reports complied in all material respects as to form with the requirements of the AIM Rules for Companies and the Companies Act 2006 that are applicable to such Parent Public Reports, and, except to the extent that information contained in such Parent Public Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Parent Public Report, none of the Parent Public Reports when filed or furnished (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with a Regulatory Information Service.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including, in each case, any related notes and schedules thereto) of Parent as of and for the years ended March 31, 2017 and March 31, 2016 (collectively, the “Parent Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Companies Act 2006 with respect thereto, (ii) have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by IFRS), and (iii) give a true and fair view of the assets, liabilities, loss and cash flows of the Parent as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.7 Books and Records. The books, records and accounts of Parent and each Parent Subsidiary have been, and are being fully, properly and accurately maintained in all material respects in accordance with IFRS (to the extent applicable).

Section 4.8 Internal Controls.

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(a) Parent has established and maintains a system of internal controls over financial reporting sufficient to provide a reasonable basis for the directors to make proper judgments on an ongoing basis as to the financial position and prospectus of the company. Parent has established and maintains disclosure controls and procedures to provide reasonable assurances (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied and (ii) that transactions are executed only in accordance with the authorization of management.

(b) Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent any director or officer of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, (whether written or, to Parent’s Knowledge, oral) that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any Parent Subsidiary has reported to the current Parent Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by Parent or any Parent Subsidiary, or any of their respective officers, directors, employees or agents.

(c) Parent is in compliance in all material respects with the AIM Rules for Companies.

Section 4.9 No Undisclosed Liabilities.

(a) Except as reflected in the most recent consolidated balance sheet of Parent (or the notes thereto) included in the Parent Public Reports (“Parent Most Recent Balance Sheet”), neither Parent nor any Parent Subsidiary has incurred any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Most Recent Balance Sheet, and (ii) those liabilities incurred under this Agreement or in connection with the Transactions, including the Offer and the Mergers.

(b) Neither Parent nor any Parent Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any off-balance sheet arrangements, where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent or any Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent Public Reports.

Section 4.10 Absence of Certain Changes or Events.

(a) Between March 31, 2017 and the Offer Acceptance Time, there has not occurred a Parent Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

(b) Between March 31, 2017 and the Agreement Date, except as set forth in Section 4.10(b) of the Parent Disclosure Letter, there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.2(b).

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Section 4.11 Information Supplied. None of the information supplied or to be supplied by Parent or the Merger Subs specifically for inclusion or incorporation by reference in the Offer Documents, the Registration Statement (including the Offer Prospectus) or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement (including the Offer Prospectus) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or the Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents and in the Registration Statement (including the Offer Prospectus).

Section 4.12 Legal Proceedings.

(a) There are no Legal Proceedings pending or threatened against Parent or any of the Parent Subsidiaries or any person for whose acts or defaults the Parent may be vicariously liable that (i) are material to Parent, (ii) relates to any Governmental Authority, or (iii) as of the Agreement Date, challenges the validity or propriety of, or seeks to materially delay or prevent consummation of this Agreement or the Transactions.

(b) There are no Judgments of any Governmental Authority or arbitrator outstanding against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent or that, individually or in the aggregate, would, or would reasonably be expected to, materially delay or prevent the consummation of the Transactions. To the Knowledge of Parent, neither the Parent nor any Parent Subsidiary is subject to any continuing investigation by any Government Authority.

(c) Section 4.12(c) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a description of each current Legal Proceeding or Judgment pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective assets or properties, or any executive officer of Parent or any Parent Subsidiary in their capacity as such, or for which Parent or any Parent Subsidiary has potential liability (including by virtue of indemnification or otherwise).

Section 4.13 Employee Benefit Plans

(a) The Parent has Made Available to Company a true, correct and complete list, as of the Agreement Date, of all material Parent Employee Benefit Plans.

(b) With respect to each material Parent Employee Benefit Plan, the Parent has Made Available to the Company a true, correct and complete copy of: (i) each written Parent Employee Benefit Plan and all amendments thereto, if any, and all related trust documents; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, required under ERISA or the Code in connection with each material Parent Employee Benefit Plan (if applicable) and the most recent actuarial or other valuation report, if any; (iii) the most recent actuarial reports (if applicable) for such Parent Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any such plan for which no summary plan description exists; (v) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS (or any other relevant tax authority), if any; (vi) all material administrative

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service agreements and group insurance Contracts currently in effect relating to each such Parent Employee Benefit Plan; (vii) all filings within the past five (5) years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program (or any other requirement or obligation operated by any other relevant tax authority); and (viii) all material written notices given to such Parent Employee Benefit Plan, the Parent, or any Parent ERISA Affiliate by the IRS, U.S. Department of Labor, U.S. Pension Benefit Guarantee Corporation, or other governmental agency relating to such Parent Employee Benefit Plan. There are no unwritten material Parent Employee Benefit Plans.

(c) Each Parent Employee Benefit Plan that is intended to be “tax qualified” (within the meaning of Section 401(a) of the Code) or otherwise achieve tax savings has received a favorable determination letter from the IRS or any other relevant tax authority (or, if applicable, an advisory or opinion letter upon which the sponsor of such Parent Employee Benefit Plan can rely) that is effective and has not been revoked, and no event has occurred and no condition exists that would reasonably be expected to affect the tax qualified or tax efficient status of any such Parent Employee Benefit Plan.

(d) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law.

(e) Neither the Parent, nor any Parent Subsidiary nor any Parent ERISA Affiliate has engaged in any non-exempt “prohibited transaction,” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan and, to the Knowledge of the Parent, no such transaction has occurred or is reasonably expected to occur with respect to any Parent Employee Benefit Plan. No Parent Employee Benefit Plan currently holds or has ever held “employer securities” (within the meaning of ERISA) or “employer real property” (within the meaning of ERISA) as a plan asset.

(f) Neither the Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Parent Employee Benefit Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Parent Employee Benefit Plan provides health or life insurance benefits or coverage following retirement or other termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h) All contributions due from Parent or any Parent Subsidiary with respect to any of the Parent Employee Benefit Plans have been made or have been accrued on the Parent Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after March 31, 2017 as a result of the operations of Parent and the Parent Subsidiaries). All contributions due from Parent or any Parent Subsidiary with respect to any Parent Employee Benefit Plan have been timely made, including, without limitation, any Parent Employee Benefit Plan that is qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

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(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise): (i) result in payment or benefit, including, without limitation, severance, unemployment compensation, bonus, or other incentive payment or benefit (whether in cash, property or otherwise) becoming due under any Parent Employee Benefit Plan to any current or former employee, director, officer, individual consultant, or employee of the Parent; (ii) result in a payment or benefit under any Parent Employee Benefit Plan becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code) that will or would be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code); (iii) increase any right to benefits under any Parent Employee Benefit Plan; or (iv) result in the acceleration, vesting, or funding of any payments or benefits under any Parent Employee Benefit Plan.

(j) There are no loans by the Parent or any Parent Subsidiary to any of their respective employees, officers, directors or other service providers outstanding in violation of applicable Law governing the making of such loans to such persons by Parent or any Parent Subsidiary.

Section 4.14 Tax Matters.

(a) Tax Returns and Audits.

(i) Each of Parent and each Parent Subsidiary (A) has properly completed and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (B) has timely paid in full all material Taxes due and owing by Parent and each Parent Subsidiary. Neither Parent nor any Parent Subsidiary has executed any written waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for, the assessment or collection of, any material Tax, in each case that has not since expired.

(ii) There is no Legal Proceeding currently pending and served or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary in respect of any material Tax or material Tax asset, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any Parent Subsidiary. No written claim has been made by a Governmental Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns alleging that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of Parent or any Parent Subsidiary other than Permitted Liens.

(iii) Neither Parent nor any Parent Subsidiary has received any written notification from the IRS or any other Governmental Authority regarding any Tax issues that (A) are currently pending before the IRS or any other Governmental Authority regarding Parent or any Parent Subsidiary, or (B) have been raised in writing by the IRS or any other Governmental Authority and not yet finally resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any Parent Subsidiary. No Tax Return of Parent or any Parent Subsidiary is under audit by the IRS or any other Governmental Authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit, and all Taxes determined by such audit to be due from Parent or any Parent Subsidiary have been paid in full to the applicable Governmental Authority. Since January 1, 2016, neither Parent nor any

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Parent Subsidiary has submitted or received any formal and binding letter ruling from the IRS or any comparable formal and binding written ruling from any other Governmental Authority.

(iv) Parent has established an adequate accrual or reserve for all liabilities from Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with IFRS, in respect of the periods or portions thereof prior to March 31, 2017, which accrual or reserve as of March 31, 2017 is fully reflected on the Parent Financial Statements. Since March 31, 2017, neither Parent nor any Parent Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business or inconsistent with past custom and practice.

(v) Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income in excess of the amount of net operating loss carryovers that are usable after the Closing, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 of the Code (or corresponding or similar provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or (C) any installment sale or open transaction made on or prior to the Closing date.

(b) Withholding. Parent and each Parent Subsidiary have, in all material respects, withheld all Taxes required by applicable Law to be withheld from the wages, salaries, and other payments to employees.

(c) Certain Transactions and Obligations.

(i) Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(ii) Neither Parent nor any Parent Subsidiary is a party to any written Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements (i) that are solely between Parent and/or any of its Subsidiaries, (ii) that will terminate as of the Closing, or (iii) the principal purpose of which is unrelated to Tax.

(iii) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was Parent or a Parent Subsidiary) or (B) has any liability for any Taxes of any Person (other than Parent or a Parent Subsidiary) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(d) No Tax Shelters. Neither Parent nor any Parent Subsidiary has (i) filed any disclosures under Section 6662 of the Code or comparable provisions of applicable state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; or (ii) consummated or participated in, or is currently participating in, any transaction which was

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or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation.

(i) Except as set forth on Section 4.14(d)(i) of the Parent Disclosure Letter, Parent and the Merger Subs are not a party to any Contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been documented and operated in compliance with Section 409A of the Code. No Parent Employee Benefit Plan provides for an obligation to gross-up or otherwise reimburse any individual for any tax or related interest or penalty incurred by such individual, including, without limitation, any tax, excise tax, interest or penalty tax imposed under or by reason of Sections 409A, 457A or 4999 of the Code or otherwise.

(ii) All Options have been appropriately authorized by the Parent Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms.

(iii) Parent has never entered into any Contract, agreement, plan or arrangement with respect to the performance of services that could give rise to payments that are nondeductible under Sections 162, 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(f) Reorganization Status.

(i) None of Parent or any Parent Subsidiary is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that no representation is made regarding satisfaction of the “substantially all of the properties” requirement of Section 368(a)(2)(D) of the Code or of the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii).

(ii) None of the Parent or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of Parent, threatened demands, claims, information requests, citations or notices of non-compliance or violation regarding Parent or any Parent Subsidiary relating to any material liability under any Environmental Law.

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(b) No notice, demand, request for information, citation, summons or Judgment has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and served or, to the Knowledge of Parent, threatened by any Governmental Authority or other Person relating to or arising out of any failure of Parent or any Parent Subsidiary to comply with any Environmental Law.

(c) To the Knowledge of Parent, there are no conditions on any real property owned, leased or operated by Parent or any Parent Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d) All material permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of Parent’s and the Parent Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by Parent or any Parent Subsidiary have been duly obtained or filed, are currently in effect, and Parent and the Parent Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, notices, approvals and authorizations.

(e) To the Knowledge of Parent, there are no material liabilities of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Parent, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 4.16 Compliance with Laws; Permits.

(a) Neither Parent nor the Parent Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to Parent or the Parent Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and the Parent Subsidiaries have all Permits from Governmental Authorities necessary and required to conduct their respective businesses as now being conducted, and such Permits are in full force and effect, except where the failure to have any such Permits or to maintain such Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to be, material to the business of Parent and the Parent Subsidiaries, taken as a whole. Except for any failures to be in compliance that would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with all such Permits.

Section 4.17 Intellectual Property.

(a) Section 4.17(a)(i) of the Parent Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, (C) the application or registration number, and (D) the application, registration, or filing status for each currently issued or pending item of Registered IP owned by or registered or applied for in the name of the Parent or any Parent Subsidiary. Other than as set forth in Section 4.17(a)(ii) of the Parent Disclosure Letter, or except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, the Parent and the Parent Subsidiaries

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(1) own and possess all right, title and interest in and to all Parent Owned Intellectual Property Rights and (2) to the Knowledge of the Parent have the right to use and exploit (in the manner currently used and exploited by the Parent and Parent Subsidiaries) all material Parent Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Parent or the Parent Subsidiaries. Other than as set forth on Section 4.17(a)(iii) of the Parent Disclosure Letter, to the Knowledge of the Parent, no interference, opposition, reissue, reexamination or other similar third party proceeding (other than examination proceedings with respect to applications for Registered IP) is pending or has been threatened in writing since January 1, 2014, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Section 4.17(a)(i) of the Parent Disclosure Letter is being contested or challenged. Each item of Registered IP listed (or required to be listed) on Section 4.17(a)(i) of the Parent Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the Knowledge of the Parent such Registered IP (other than pending applications for Patents and Trademarks) has not been adjudged invalid or unenforceable. To the Knowledge of the Parent, the Parent and the Parent Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Parent and the Parent Subsidiaries as currently conducted, except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2014, neither the Parent nor any of the Parent Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Parent Owned Intellectual Property Rights and are incorporated or embodied in any Parent Product and material to the conduct of the businesses of the Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2014, neither the Parent nor any of the Parent Subsidiaries has transferred to any Person ownership of any Intellectual Property Rights that were Parent Owned Intellectual Property Rights that are incorporated or embodied in any Parent Product and material to the conduct of the businesses of the Parent and the Parent Subsidiaries, taken as a whole.

(b) Section 4.17(b) of the Parent Disclosure Letter sets forth each Contract pursuant to which the Parent or any Parent Subsidiary (i) has received any licenses (which includes for this Section 4.17 any covenant not to assert or other immunity) in, under, or to any Intellectual Property Rights or Technology necessary to conduct the business of the Parent or any Parent Subsidiary (each a “Parent In-bound License”); provided, however, that Parent In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant,

(B) non-exclusive licenses of commercially available Intellectual Property Rights, Software or other Technology, including off-the-shelf Software agreements, in each case that are not incorporated or embodied in any Parent Product, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Parent Product (C) non-exclusive licenses to Software and materials licensed on standard terms as Publicly Available Software, (D) licenses to content or Trademarks granted to the Parent or any Parent Subsidiary by a customer of the Parent or a customer of any Parent Subsidiary, incorporated or embodied in any Parent Product for such customer, that are incidental to the operation or marketing of the other Parent Products, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Parent Product or (E) licenses that otherwise would not be material to the Parent and the Parent Subsidiaries, taken as a whole (ii) has granted licenses in, under, or to any Parent Owned Intellectual Property Rights (each a “Parent Out-bound License”); provided, however, that Parent Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Parent Products or incidental to the provision of services to the Parent or its Subsidiaries, or

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(C) licenses that otherwise would not be material to the Parent and the Parent Subsidiaries, taken as a whole.

(c) Except as set forth on Section 4.17(c) of the Parent Disclosure Letter, and except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole: (i) to the Knowledge of the Parent, (A) none of the Parent Products does, and the operation of the business of the Parent and the Parent Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and (B) no such infringement, misappropriation, or violation has occurred since January 1, 2014; (ii) there are no pending, or to the Knowledge of the Parent, claims threatened in writing since January 1, 2014, by any Person, alleging infringement, misappropriation, violation or dilution by the Parent or the Parent Subsidiaries of any Intellectual Property Rights of such third party or (other than examination proceedings with respect to applications for Registered IP) challenging the validity, enforceability, ownership or use of any of the Parent Owned Intellectual Property Rights; and (iii) there are no pending or, to the Knowledge of the Parent, claims threatened by the Parent or its Subsidiaries in writing since January 1, 2014 alleging infringement, misappropriation, violation or dilution by a third party of any Parent Owned Intellectual Property Rights. To the Knowledge of the Parent, no third party is infringing, violating, diluting, or misappropriating any material Parent Owned Intellectual Property Rights.

(d) Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, and except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Parent, the performance of the Parent of its obligations hereunder or the consummation of the Transactions will not: (i) cause any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Parent’s or any Parent Subsidiaries’ ownership or right to use any Parent Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material Parent In-bound License or Parent Out-bound License; (iii) result in the release of any source code or other proprietary confidential Technology of the Parent or any of its Subsidiaries or in the granting of any right or licenses to any Parent Owned Intellectual Property Rights to any third party; or (iv) result in a material default by the Parent or any Parent Subsidiary under any agreement governing any Parent Intellectual Property Rights.

(e) The Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Parent and each Parent Subsidiary has required, except as would not be material to the Parent or the Parent Subsidiaries, each Person engaged in the development of any Intellectual Property Rights or Technology for the Parent or any of the Parent Subsidiaries since January 1, 2014 to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information.

(f) Neither the Parent nor any Parent Subsidiary is under any obligation to license any Parent Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any Parent Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Parent Subsidiary from any Governmental Authority.

(g) To the Knowledge of the Parent, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are (i) no defects in any of the Parent Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes

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or programs in any of the same. As of the Agreement Date, the Parent and the Parent Subsidiaries possess all source code and other materials used by the Parent and the Parent Subsidiaries in the development and maintenance of the Parent Products. The Parent and the Parent Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person not performing services on their behalf and not bound by a non-disclosure and invention assignment agreement in favor of the Parent, any material source code that embodies material Technology of the Parent or the Parent Subsidiaries or Parent Intellectual Property Rights for any Parent Product.

(h) The Parent and the Parent Subsidiaries have and, except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, follow a practice of tracking material bugs, errors and defects in its Software for the Parent Products of which it becomes aware and maintains and keep current a computerized database for such purpose. Section 4.17(h) of the Parent Disclosure Letter sets forth a list from such database of any material act or incident pertaining to the foregoing, which remains unresolved.

(i) Except as set forth in Section 4.17(i) of the Parent Disclosure Letter, or as would not be material to the Parent and the Parent Subsidiaries, all right, title and interest in and to any Intellectual Property Rights or Technology developed for the Parent or any Parent Subsidiary by the Parent’s or any Parent Subsidiaries’ past and present employees, contractors and other personnel have been assigned by written agreements to the Parent or any Parent Subsidiary effective as of the date such Intellectual Property Rights or Technology was created. Except as set forth in Section 4.17(i) of the Parent Disclosure Letter (i) no Intellectual Property Rights or Technology material to the business of the Parent and developed for the Parent or any Parent Subsidiary by the Parent’s or any Parent Subsidiaries’ past and present employees, contractors and other personnel, were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (ii) none of the Parent’s or any Parent Subsidiaries’ past and present employees who contributed to the development of the Intellectual Property Rights or Technology incorporated within the Parent Products were employed by, under contract to, or otherwise obligated with respect to, any Governmental Authority, university, or any other entity at any time during the development of such Technology or Intellectual Property Rights for the Parent or any Parent Subsidiary; and (iii) the Parent has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. No current or former employee, officer or director of the Parent or any Parent Subsidiary, and no consultant or independent contractor hired by the Parent or any Parent Subsidiary to perform services for the Parent or any Parent Subsidiary, has any right, license, claim or interest whatsoever in or with respect to any material Parent Owned Intellectual Property Rights.

(j) Except as set forth in Section 4.17(j) of the Parent Disclosure Letter, there are no proceedings, settlement agreements to which the Parent is a party, forbearances to sue, consents, Judgments, or orders or similar obligations that do or may: (i) restrict the Parent’s or any Parent Subsidiaries’ rights to use any Parent Intellectual Property Rights or Technology material to the Parent; (ii) restrict the use of Technology material to the Parent or the conduct of the Parent’s business in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any Parent Intellectual Property Rights; or (iv) affect the validity or enforceability of any Parent Intellectual Property Rights.

(k) Except as set forth in Section 4.17(k) of the Parent Disclosure Letter, the Parent and the Parent Subsidiaries have never (i) incorporated any Publicly Available Software into, or

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combined Publicly Available Software with, the Parent Products, (ii) distributed Publicly Available Software in conjunction with any Parent Products, (iii) used Publicly Available Software in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for the Parent or any Parent Subsidiary with respect to any Parent Owned Intellectual Property Rights to grant, or purport to grant, to any third party, any rights or immunities under any Parent Owned Intellectual Property Rights (including, but not limited to, using any Publicly Available Software that require, as a condition of use, modification and/or distribution of such Publicly Available Software that other software included in Parent Owned Intellectual Property Rights incorporated into, derived from or distributed with such Publicly Available Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge), except as would not be material any of the Parent Products. Except as set forth in Section 4.17(k) of the Parent Disclosure Letter, the Parent and the Parent Subsidiaries have, to the Knowledge of the Parent, complied with any conditions imposed on it as a result of the use or incorporation of Publicly Available Software in the Parent Products.

Section 4.18 Labor and Other Employment Matters.

(a) To the Parent’s Knowledge, the Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws respecting labor and employment, including those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, pay equity, immigration status, the collection and payment of withholding or social security taxes or any similar tax, local applicable employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. The Parent and the Parent Subsidiaries have taken all reasonable actions to ensure that the relationship of the Parent and the Parent Subsidiaries with any person who is not an employee is an independent contractor relationship, and not an employment relationship, and no circumstances exist under which the Parent or any of its Subsidiaries would reasonably be expected to incur any Liability arising from the misclassification of its employees as independent contractors. To the Knowledge of the Parent, all employees of the Parent and each Parent Subsidiary are legally permitted to be employed by the Parent or any Parent Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Laws.

(b) Since January 1, 2016, neither the Parent nor any Parent Subsidiary has taken any action which would constitute (i) a “mass layoff” or “plant closing” as defined by the WARN Act or similar foreign, state or local Law, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under WARN that remains unsatisfied; or (ii) a collective redundancy as defined by the EU Collective Redundancies Directive (Council Directive 98/59/EC) and as transposed into applicable Law.

(c) Except as set forth in Section 4.18(c) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Parent or any of the Parent Subsidiaries, there are no Legal Proceedings pending and served or, to the Knowledge of the Parent, threatened in writing against the Parent or any Parent Subsidiary, brought by or on behalf of any former or current employee or individual consultant or contractor alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, misclassification as an individual consultant, or contractor rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment, or contractor relationship or its or their obligations as an employing or engaging party.

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(d) To the Knowledge of the Parent, as of August 31, 2017, there are no labor unions or elected employee representatives presently representing or, to the Knowledge of the Parent, engaged in any organizing activity with respect to any employee of the Parent or any Parent Subsidiary. Neither the Parent nor any of the Parent Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Parent or any of the Parent Subsidiaries. There has not been, and to the Knowledge of the Parent or any Parent Subsidiary there is not presently pending, existing, or threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by current employees, (ii) proceeding against or affecting any current employees of Parent relating to the alleged violation of any labor relations Law by Parent, including any charge or complaint filed by any such employee, union or other labor organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the current employees. The Parent and the Parent Subsidiaries have not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act with respect to the employees of the Parent or any of the Parent Subsidiaries that would be covered under such regulation.

Section 4.19 Insurance. Parent has Made Available to the Company all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Parent and the Parent Subsidiaries (collectively, the “Parent Insurance Policies”). Each of the Parent Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and Parent is in compliance in all material respects with the terms and conditions of such Parent Insurance Policies. Parent has not received any written notice regarding nay invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 4.20 Material Contracts; Related Party Transactions.

(a) Except for this Agreement or as set forth in Section 4.20 of the Parent Disclosure Letter, as of the date of this Agreement, none of Parent or any of the Parent Subsidiaries is a party to, nor are any of their respective properties or assets bound or affected by:

(i) any Contract not made in the ordinary course of business which is material to Parent and the Parent Subsidiaries, taken an a whole, and is to be performed in whole or in part after the Agreement Date;

(ii) any Contract containing covenants binding upon Parent or any Parent Subsidiary that materially restricts the ability of Parent or any Parent Subsidiary to compete in any business or with any person or in any geographic area, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole;

(iii) any Contract which imposes any material restrictions on Parent’s ability to assert or enforce any Parent Owned Intellectual Property Rights;

(iv) any Contract with respect to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other person;

(v) any Parent Employee Agreement with any current executive officer or any current member of the Parent Board;

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(vi) any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by Parent or any Parent Subsidiaries with a value greater than $250,000;

(vii) any Contract contemplating payments (whether fixed, contingent or otherwise, but excluding Contracts with publishers) by Parent or any Parent Subsidiary of more than $250,000 in any calendar year;

(viii) any Contract for the supply of Parent Products with any of the twenty (20) largest customers of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of revenues received by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017;

(ix) any Contract for the supply of products, services or Technology (other than short term media buys) with any of the twenty (20) largest suppliers, service providers or licensors (but excluding publishers) of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017;

(x) any Contract for the supply of products, services or Technology (A) with any of the twenty (20) largest publishers of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017 or (B) with any publisher of Parent or the Parent Subsidiaries that provides for a guaranteed minimum payment by Parent or such Parent Subsidiary;

(xi) any Parent Leases;

(xii) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract with Parent or any Parent Subsidiary for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with IFRS, in each case in excess of $250,000;

(xiii) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xiv) any Contract entered into on or after January 1, 2014 that is a settlement agreement or includes a settlement agreement, each which are entered into in connection with a Legal Proceeding;

(xv) any Contract that grants an exclusive license in, under, or to any Parent Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Parent or any Parent Subsidiary to use or exploit any Parent Owned Intellectual Property Rights, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole; and

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(xvi) any Contract (A) imposing any most favored nations or most favored customer status conditions on Parent or any of its Subsidiaries, except for those which are not material to Parent and the Parent Subsidiaries taken as a whole, or (B) providing rights of first or last offer, negotiation or refusal obligation on Parent or any of its Subsidiaries; and

(xvii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Parent Material Contract.”

(b) A true, correct and complete copy of each Parent Material Contract has been Made Available to the Company. Each of the Parent Material Contracts is valid and binding on Parent and each Parent Subsidiary party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) There is no material default under any Parent Material Contract by Parent or any Parent Subsidiary or, to the Knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Parent or any Parent Subsidiary or, to the Knowledge of Parent, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written notice of termination or cancellation under any Parent Material Contract and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Parent Material Contract.

(d) Since January 1, 2014 through the Agreement Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings with any Affiliates, directors or officers of Parent or any Parent Subsidiary, nor are there any of the foregoing currently proposed that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed in the Parent Public Reports.

Section 4.21 Properties and Assets.

(a) Parent or one of the Parent Subsidiaries have, and immediately following the Effective Time will continue to have, good, valid and marketable title to, or a valid leasehold interest in, or a valid right under Contract to use, all the properties and assets reflected in the latest audited balance sheet included in the Parent Public Reports as being owned by Parent or such Parent Subsidiary or acquired after the date thereof, in each case that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b) Neither Parent nor any of the Parent Subsidiaries owns any real property. Section 4.21(b) of the Parent Disclosure Letter contains (i) a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which Parent or any Parent Subsidiary uses or occupies, or has the right to use or occupy any real property, in each case involving payments in excess of $250,000 per annum (each property, a “Parent Leased Real

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Property” and the agreements relating there to, the “Parent Leases”). With respect to each Parent Lease listed or required to be listed in Section 4.21(b) of the Parent Disclosure Letter: (A) to the Knowledge of Parent, there are no disputes with respect to any such Parent Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent and the Parent Subsidiaries, taken as a whole; and (B) Parent or one of the Parent Subsidiaries that is either the tenant or licensee named under the Parent Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Parent Lease and is in possession of the properties purported to be leased or licensed thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any of the Parent Subsidiaries.

Section 4.22 Privacy Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and each Parent Subsidiary is in compliance with (i) their published privacy policies and internal privacy and data security policies with respect to Personal Information, Geolocation Data and Non-PII; and (ii) all applicable U.S. and European Union Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including trans-border flows), disclosure and use of Personal Information, Geolocation Data, and Non-PII by the Parent or any Parent Subsidiary.

(b) To the Parent’s Knowledge, all Persons whose Personal Information is collected or processed by or on behalf of the Parent or any Parent Subsidiary have been provided accurate disclosures regarding the collection, use, disclosure, transfer (including trans-border data flows), retention, destruction, disposal or, or other processing of their Personal Information by the Parent or any Parent Subsidiary, including providing any type of notice or opt out, and obtaining any type of consent, as required by applicable Privacy and Security Laws. To the Parent’s Knowledge, such disclosures have not contained any material omissions. The Parent’s collection and use of Personal Information, Geolocation Data, Non-PII, or any other data from third parties is in accordance with applicable requirements from such third parties, including written website terms and conditions, except where any such failures to do so in accordance with such requirements would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent and each Parent Subsidiary have taken all reasonable steps to implement, maintain and monitor a documented information security program, in compliance with applicable Privacy and Security Laws , and government-issued and industry standard measures with respect to administrative, technical and physical security, to ensure that all Personal Information, Geolocation Data, and Non-PII in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(d) To the Knowledge of the Parent, there has been no unauthorized access, acquisition, use, disclosure or transmission of Personal Information, Geolocation Data, Non-PII, or other misuse of any such Personal Information, Geolocation Data or Non-PII by the Parent, any Parent Subsidiary, or any third party processing Personal Information, Geolocation Data, or Non-PII on the Parent’s or any Parent Subsidiary’s behalf.

(e) The Parent and each Parent Subsidiary have implemented appropriate technical and organisational measures to protect Personal Information, Geolocation Data, Non-PII against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and against all other unlawful forms of processing and have taken appropriate steps and implemented

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appropriate procedures to ensure that the Parent’s and each Parent Subsidiary’s computer systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up-to-date antivirus software.

(f) To the Knowledge of the Parent, there have been no successful unauthorized intrusions or breaches of the security of the Parent’s or any Parent Subsidiary’s computer systems that resulted in any unauthorized access, use, or disclosure of confidential or proprietary information of the Parent.

(g) Neither the Parent nor any Parent Subsidiary have received any written notice of material claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII possessed by, used by, or otherwise subject to the control of the Parent or any Parent Subsidiary, and, to the Parent’s Knowledge, there are no facts or circumstances that could form the basis for any such claim.

(h) To the Knowledge of the Parent, the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the execution, delivery and performance of this Agreement complies in all material respects with applicable U.S. and European Union Privacy and Security Laws and with the published and internal privacy policies of the Parent or any Parent Subsidiary. The Parent and the Parent Subsidiaries are not subject to any contractual requirements that, as a result of the Transactions, following the Closing, would prohibit the Parent or any Parent Subsidiary from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Parent receives and uses such Personal Information, Geolocation Data, and Non-PII prior to the Closing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.23 Certain Business Practices.

(a) (i) Neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, nor to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of Parent or any Parent Subsidiary) or any other Person associated with or acting for or on behalf of Parent or any Parent Subsidiary has: (A) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (B) offered, made, promised or provided, or caused to be offered, made, promised or provided, directly or indirectly, any payment or thing of value, directly or indirectly, to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision. (ii) since January 1, 2014, Parent and each Parent Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) has complied in all material respects with (A) applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, (B) applicable anti-money laundering Laws and any rules or regulations promulgated thereunder, (C) applicable anti-terrorism Law or regulations promulgated thereunder, and (D) applicable anti-boycott regulations or embargo regulations. Since January 1, 2014, Parent has not received any written communication from a Governmental Authority that alleges the taking of any action described in clause (i) above, or the violation of or non-compliance with any Law or rules or regulations described in clause (ii) above.

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(b) Since January 1, 2014, neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury. Since January 1, 2014, Parent and each Parent Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of Parent, its or any Parent Subsidiary’s representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) has complied in all material respects with applicable economic sanctions Laws.

(c) Parent and Parent Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with and in possession of all material licenses, material registrations, and material permits that may be required for the lawful conduct of their business under applicable import and export control Laws, including the Export Administration Regulations. Without limiting the foregoing, (i) Parent and Parent Subsidiaries have obtained all export licenses and other approvals to the extent required for its exports of products, software and technologies from the United States; (ii) Parent and Parent Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to Parent’s Knowledge, threatened claims against Parent or any Parent Subsidiary with respect to export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to Parent’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations, and (v) no consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost or would not be material to Parent and Parent Subsidiaries, taken as a whole. Since January 1, 2016, neither Parent nor any Parent Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under applicable U.S. economic sanctions Laws, or applicable import or export control Laws; to Parent’s Knowledge, been the subject of any governmental investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 4.24 Solvency.

(a) Neither Parent nor the Merger Subs is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

(b) The Parent has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against it, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

Section 4.25 DGCL Section 203. None of Parent, the Merger Subs and their respective Subsidiaries is or has been at any time during the period commencing three (3) years prior to the Agreement Date through the Agreement Date, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, the Merger Subs nor any of their Subsidiaries directly or indirectly owns any Shares as of the Agreement Date, other than shares beneficially owned through benefit or pension plans.

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Section 4.26 Broker’s or Finder’s Fees. Except for NUMIS Securities Limited and PEM Corporate Finance, no agent, broker, Person, investment banker, financial advisor or other firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.27 Financing. Assuming satisfaction of the Offer Conditions, upon commencement of the Offer, Parent and the Merger Subs will have sufficient funds and/or access to adequate financing arrangements to consummate the Offer at the Offer Acceptance Time and to consummate the Mergers and the Other Transactions at the Effective Time.

Section 4.28 No Other Representations and Warranties. Except for the representations and warranties made by the Parent and the Merger Subs in this ARTICLE IV, neither the Parent, the Merger Subs nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent and the Merger Subs in this ARTICLE IV, neither the Parent, the Merger Subs nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Parent or the Merger Subs, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of the Parent, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE 5

CERTAIN PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, during the period from the Agreement Date until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to ARTICLE 8 (the “Pre-Closing Period”), except (i) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.1 of the Company Disclosure Letter:

(a) The businesses of the Company and each Company Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.1 or elsewhere in this Agreement, be conducted in all material respects in the ordinary and usual course of business, and the Company and each Company Subsidiary shall use their respective commercially reasonable efforts to keep available in all material respects the services of the current officers, employees and consultants of the Company and each Company Subsidiary and to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all Persons having significant business dealings with the Company or any Company Subsidiary; and

(b) The Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

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(i) (A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise (including any material Company Owned Intellectual Property) (except, in the case of any of the foregoing (1) in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries and (3) as provided for in the Company’s capital expense budget Made Available to Parent or Parent’s Representatives);

(ii) accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract, or amend or modify any Company Material Contract (other than in the ordinary course) in a manner that is materially adverse to the Company or any Company Subsidiary;

(iii) enter into, extend or renew any Contract which, if entered into prior to the Agreement Date would have been a Company Material Contract, except in the ordinary course of business;

(iv) enter into any Contract that limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area, line of business, or with any Person;

(v) (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property Rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to the Company and the Company Subsidiaries, taken as a whole); (B) assign or transfer to any third Person any material Company Intellectual Property Rights; or (C) abandon any material Company Owned Intellectual Property Rights;

(vi) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(vii) amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(viii) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent and for the quarterly dividend of $0.03 per share to be paid by the Company on October 9, 2017;

(ix) repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by Company Associates in payment of withholding tax upon the vesting of RSUs as required under a RSU agreement;

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(x) split, combine, subdivide or reclassify any outstanding shares of its capital stock;

(xi) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Agreement Date, except (A) pursuant to Contracts in effect as of the Agreement Date made available to Parent prior to the Agreement Date, (B) for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the Agreement Date, (C) for the settlement of RSUs granted prior to the Agreement Date, (D) pursuant to the operation of the ESPP in accordance with Section 2.3 and (E) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate shall not exceed 150,000 Company Common Stock (as adjusted pursuant to Section 1.11);

(xii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(xiii) make any loans or advances, except (A) any payments in connection with the Company’s Master Sales Incentive Plan made available to Parent prior to the Agreement Date, consistent with past practice, (B) to or for the benefit of the Company Subsidiaries or (C) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with the Company’s existing policies to employees of the Company or any Company Subsidiary;

(xiv) except (x) as set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter or (y) to the extent required in a Company Employee Benefit Plan in existence as of the Agreement Date made available to Parent prior to the Agreement Date: (A) grant or increase any severance or termination pay to any Company Associate (it being understood that the payment of severance to an employee in accordance with the existing severance policies of the Company shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an aggregate net liability of the Company of in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any material Company Employee Agreement; (C) materially increase or decrease the benefits payable under any Company Employee Agreement (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of the Company or any Company Subsidiary (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a Company Employee Benefit Plan (including, for greater certainty, any bonus plan not in existence on the Agreement Date) if it were in existence on the Agreement Date, or amend any existing Company Employee Benefit Plan; (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.11(i) (without regard to whether the Transactions are

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consummated); or (G) use any discretionary authority afforded to the Company under any Company Employee Benefit Plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of the Company or any Company Subsidiary (which event would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000);

(xv) (A) execute or amend any indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Company or any of the Company Subsidiaries;

(xvi) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any Insurance Policies maintained by the Company or any Company Subsidiary which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xvii) change any material Tax accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(xviii) (A) amend any income Tax Return or any material non-income Tax Return, (B) make, change or revoke any material Tax election, (C) settle or compromise any material Tax claim or assessment by any Governmental Authority, (D) surrender or waive any right to claim a material Tax refund, or (E) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix) settle, compromise or otherwise resolve any Legal Proceedings (other than Securityholder Litigation which shall be governed in accordance with Section 6.13) or commence any Legal Proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by the Company or any Company Subsidiary following the Effective Time, or waive any material claims or rights, or (B) those Legal Proceedings set forth on Schedule 5.1(b)(xix));

(xx) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xxi) make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2017 capital expenditure plan previously Made Available to Parent;

(xxii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

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(xxiii) take or agree in writing or otherwise to take any of the actions precluded by Section 5.1(a) or Section 5.1(b).

Section 5.2 Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, during the Pre-Closing Period except (i) with the written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.2 of the Parent Disclosure Letter:

(a) The businesses of Parent and each Parent Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, be conducted in all material respects in the ordinary and usual course of business, and Parent and each Parent Subsidiary shall use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all Persons having significant business dealings with Parent or any Parent Subsidiary; and

(b) Parent shall not, and shall not permit any of the Parent Subsidiaries to, do any of the following:

(i) accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Parent Material Contract, or amend or modify any Parent Material Contract (other than in the ordinary course) in a manner that is materially adverse to the Parent or any Parent Subsidiary;

(ii) except as permitted pursuant to Section 5.2(b)(v), enter into, extend or renew any Contract which, if entered into prior to the Agreement Date would have been a Parent Material Contract, except in the ordinary course of business;

(iii) enter into any Contract that limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area, line of business, or with any Person;

(iv) (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property Rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to Parent and the Parent Subsidiaries, taken as a whole); (B) assign or transfer to any third Person any material Parent Intellectual Property Rights; or (C) abandon any material Parent Owned Intellectual Property Rights;

(v) (A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to Parent and the Parent Subsidiaries, considered as a single enterprise (including any material Parent Owned Intellectual Property), (B) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof; (C) with respect to Parent only, amend its articles of association or bylaws; or (D) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except, nothing in this Agreement shall prohibit the Parent or the Parent Subsidiaries from (1) taking such actions in the ordinary course of business (including entering into non-exclusive license

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agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) making dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Parent and the Parent Subsidiaries the whole, (3) taking any such actions if provided for in the Parent’s capital expense budget Made Available to Company or Company’s Representatives, (4) subject to Section 6.19 of this Agreement, entering into a Parent Specified Agreement or consummating a Parent Takeover Proposal, or (5) the acquisition by Parent, or merger with or purchase of an interest in, any other Person (other than the Company as contemplated by the Transactions) if such acquisition, merger or purchase (I) would not reasonably be expected to prevent or materially impede or delay Parent’s and the Merger Subs’ ability to consummate the Transactions and (II) does not involve the issuance of ten percent (10%) or more of the issued and outstanding Parent Common Stock.

(vi) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Parent Common Stock), except for dividends or other distributions by a direct or indirect wholly owned Parent Subsidiary to its parent;

(vii) repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by Parent Associates in payment of withholding tax upon the vesting of Parent RSUs as required under a Parent RSU agreement;

(viii) split, combine, subdivide or reclassify any outstanding shares of its capital stock except for any transaction contemplated by Section 1.1(g)(ii);

(ix) except as permitted pursuant to Section 5.2(b)(v) and other than issuances of Parent Common Stock at or above the Parent Trading Price for purposes of a bona fide capital financing, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Parent or any of the Parent Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Agreement Date, except (A) pursuant to Contracts in effect as of the Agreement Date Made Available to Company prior to the Agreement Date, (B) for the Parent Common Stock issuable upon exercise or conversion of Parent Options outstanding on the Agreement Date, (C) for the settlement of Parent RSUs granted prior to the Agreement Date, and (D) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate shall not exceed 900,000 shares of Parent Common Stock (as adjusted pursuant to Section 1.11);

(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(xi) make any loans or advances, except (A) to or for the benefit of the Parent Subsidiaries or (B) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with Parent’s existing policies to employees of the Parent or any Parent Subsidiary;

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(xii) except (x) as set forth in Section 5.2(b)(xi) of the Parent Disclosure Letter, (y) to the extent required in a Parent Employee Benefit Plan in existence as of the Agreement Date Made Available to the Company prior to the Agreement Date or (z) otherwise in the ordinary course of business: (A) grant or increase any severance or termination pay to any Parent Associate (it being understood that the payment of severance to an employee in accordance with the existing severance policies of the Parent shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an aggregate net liability of the Parent of in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any material Parent Employee Agreement; (C) materially increase or decrease the benefits payable under any Parent Employee Agreement (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of the Parent or any Parent Subsidiary (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a Parent Employee Benefit Plan if it were in existence on the Agreement Date, or amend any existing Parent Employee Benefit Plan (including, for greater certainty, any bonus plan not in existence on the Agreement Date); (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 4.13(h) (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to the Parent under any Parent Employee Benefit Plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of the Parent or any Parent Subsidiary (which event would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000);

(xiii) (A) execute or amend any indemnification agreement between the Parent or any of the Parent Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Parent or any of the Parent Subsidiaries other than on the Parent’s standard form;

(xiv) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any Insurance Policies maintained by the Parent or any Parent Subsidiary which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xv) settle, compromise or otherwise resolve any Legal Proceedings (other than Securityholder Litigation which shall be governed in accordance with Section 6.13, or commence any Legal Proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by the Parent or any Parent Subsidiary following the Effective Time, or waive any material claims or rights or (B) the Legal Proceedings set forth in Section 5.2(b)(xv) of the Parent Disclosure Letter;

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(xvi) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Parent Financial Statements;

(xvii) make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in the Parent’s fiscal 2017 capital expenditure plan previously Made Available to the Company; or

(xviii) take or agree in writing or otherwise to take any of the actions precluded by Section 5.2(a) or Section 5.2(b).

Section 5.3 Access to Information; Cooperation. During the Pre-Closing Period, each of the Company and Parent shall, and shall cause their respective Representatives and the Representatives of their respective Subsidiaries to, upon the other party’s reasonable advance notice, afford the officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of the other party reasonable access during normal business hours to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the other party all financial, operating and other data and information as the other party, through their officers, employees or agents, may reasonably request. Each of the Company and Parent will have the right to make such due diligence investigations as such party will deem necessary or reasonable, upon reasonable notice to the other party; provided, however, that (i) any such investigations will be conducted under the supervision of appropriate personnel of the party providing the information or access and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of such party and its Subsidiaries and (ii) the disclosing party shall not be required to disclose any information if such disclosure would, in the disclosing party’s judgement, violate any applicable U.S. or European Union Privacy and Security Laws, or other similar Laws. Nothing in this Section 5.3 will require any party to disclose any information concerning Takeover Proposals, which will be governed by Section 6.6 and Section 6.19, or any information if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the Agreement Date (including any confidentiality agreement to which such party or their Affiliates is a party); provided, however, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for the applicable party, to the extent the other party determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions in the preceding sentence apply. The parties acknowledge and agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, after the Agreement Date, Parent and its Affiliates may engage in discussions with potential financing sources in connection with the Transactions and may provide Confidential Information (as defined in the Confidentiality Agreement) to any such potential financing source that has agreed with Parent or its Affiliates to comply with the terms of the Confidentiality Agreement.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Board Recommendation.

(a) Subject to Section 6.1(b):

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(i) the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents and the Registration Statement (including the Offer Prospectus) and the Circular. During the Pre-Closing Period, neither the Company Board nor any committee or director thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or the Merger Subs), or publicly propose to withdraw (or modify in a manner adverse to Parent or the Merger Subs), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); (ii) fail to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing, provided that, unless a Takeover Proposal will have been publicly disclosed, Parent may only make such request once every thirty (30) days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement) or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 6.1); and

(ii) prior to the Parent Shareholder Approval, neither the board of directors of Parent nor any committee or director thereof shall fail to publicly reaffirm the Parent Recommendation within ten (10) Business Days after the Company so requests in writing, provided that, the Company may only make such request once every thirty (30) days.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting, for the first time, for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition (the “Offer Acceptance Time”), if the Company has received a bona fide written Takeover Proposal (which Takeover Proposal did not result from or arise out of a breach of Section 6.6) from any Person that has not been withdrawn and, after consultation with outside legal counsel and financial advisor, the Company Board has determined, in good faith, that such Takeover Proposal is a Superior Proposal, then (x) the Company Board may make a Company Adverse Change Recommendation, and (y) the Company may terminate this Agreement pursuant to Section 8.1(h) and enter into a Company Specified Agreement with respect to such Superior Proposal, in each case if and only if:

(i) the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so is or is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law;

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(ii) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h), in each case, with respect to such Superior Proposal (which notice shall have included a copy of the proposed Company Specified Agreement (in the case of clause “(y)”), the identity of the Person making such Superior Proposal and a summary of the material terms and conditions of the Superior Proposal) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Superior Proposal Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation); and

(iii) (A) the Company shall have given Parent four (4) Business Days after the date of delivery of the Superior Proposal Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Takeover Proposal would cease to constitute a Superior Proposal, and shall have made its Representatives available to, and negotiated in good faith with, Parent with respect to such proposed revisions or other proposals, if any, during such period, and (B) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel and financial advisor, the Company Board shall have determined, in good faith, (I) that such Takeover Proposal still is a Superior Proposal and (II) that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) is or is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law (for the avoidance of doubt, that the provisions of this Section 6.1(b)(iii) also apply to every material amendment to any Takeover Proposal and required that a new Superior Proposal Determination Notice be delivered to Parent in accordance with Section 6.1(b)(ii); provided, however, that the “matching” period described in Section 6.1(b)(ii) shall be two (2) Business Days rather than the initial four (4) Business Day period).

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Adverse Change Recommendation due to an Intervening Event, if and only if: (i) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this clause (i), shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) the Company Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) (A) prior to effecting the Company Adverse Change Recommendation, Company shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall not, by itself, constitute a Company Adverse Change Recommendation) and the opportunity to meet and discuss in good faith the purported basis for the proposed Company Adverse Change Recommendation, Parent’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Transactions contemplated by this Agreement may be effected, and (B) after such discussions, the Company Board (or an authorized committee thereof established solely to address conflicts of interest) determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Adverse Change Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

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Section 6.2 Employee and Employee Benefit Matters.

(a) Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Offer Acceptance Time occurs, the Company and the Company ERISA Affiliate shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate each Company Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), with such termination effective as of the Business Day immediately prior to the date the Offer Acceptance Time occurs. The Company shall provide Parent with evidence that such 401(k) Plan(s) have been timely terminated pursuant to resolutions of the Company Board and, as applicable, any Company ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request. In the event of such 401(k) Plan termination, Parent shall take all actions necessary to allow Continuing Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent or its affiliates (the “Parent 401(k) Plan”) to enroll as soon as reasonably practicable following the Offer Acceptance Time (and in no event later than sixty (60) days following the Offer Acceptance Time) under the Parent 401(k) Plan and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including outstanding participant loans.

(b) Effective as of no later than the day immediately preceding the date the Offer Acceptance Time occurs, the Company and the Company ERISA Affiliates shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company and the Company ERISA Affiliates, and all Company Employee Benefit Plans set forth on Schedule 6.2(b) hereof (the “Other Plans”) (but excluding (A) plans, programs or arrangements required by Law and deferred compensation arrangements that cannot be terminated without violating Section 409A of the Code) and (B) agreements entered into by the Company or Company Subsidiaries, on the one hand, and individual employees of the Company or Company Subsidiaries, on the other hand, providing for severance or other employment benefits, including without limitation any agreements entered into after the date of this Agreement (which are hereby expressly permitted for purposes of Section 5.1) providing for severance or termination benefits consistent with existing plans or policies and the provisions of Sections 6.2(e) or (f) below). For the avoidance of any doubt, the termination of the Other Plans pursuant to the preceding sentence (other than any deferred compensation arrangements) shall be effected without any payment or benefit (or giving rights to any payment or benefit) thereunder. The Company shall provide Parent evidence that such Other Plans have been terminated pursuant to resolutions of the Company Board and, as applicable, any Company ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such Other Plans as Parent may reasonably request.

(c) From and after the Offer Acceptance Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or the Company Subsidiaries of each employee of the Company or Company Subsidiaries in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Offer Acceptance Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).

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From and after the Offer Acceptance Time, Parent shall, or shall cause the Surviving Corporation to use its commercially reasonable best efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to employee of the Company or Company Subsidiaries and their eligible dependents, and (ii) provide each employee of the Company or Company Subsidiaries with credit for any deductibles, coinsurance, copay, or other out of pocket expenses paid under any Company Employee Benefit Plan that provides medical, prescription dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible, coinsurance, copay or out of pocket requirements under any medical, prescription dental or vision plans of Parent or the Surviving Corporation that such employees are eligible to participate in after the Offer Acceptance Time to the same extent that such expenses were recognized under the comparable Company Employee Plan.

(d) Nothing contained in this Agreement shall, or shall be construed so as to, (i) constitute an amendment or modification of any employee benefit plan; (ii) create any third party rights in any such current or former service provider of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof); or (iii) obligate Parent or any of its Affiliates (including the Company, the Company Subsidiaries following the Offer Acceptance Time) to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Parent or any of its Affiliates (including the Company and the Company Subsidiaries following the Offer Acceptance Time) from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

(e) Parent shall, and shall cause the Surviving Corporation to, for a period ending on the date that is 12 months following the Effective Time to provide for (i) at least the same level of base salary or base hourly wage levels, if applicable, that were provided to such Continuing Employees immediately prior to the Effective Time, (ii) bonus, commission, management by objective or other cash incentive compensation opportunities disclosed to Parent prior to the Agreement Date that are substantially equivalent, in the aggregate, to such opportunities as were provided to such Continuing Employees as of the Agreement Date or in the case of sales commission plans adopted after the Agreement Date, such plans that are consistent with past practice, (iii) employee benefits (other than equity-based awards, defined benefit, or non-qualified retirement arrangements) that are substantially equivalent in the aggregate to the employee benefits (other than equity-based awards, defined benefit, or non-qualified retirement arrangements) provided to such Continuing Employees immediately prior to the Effective Time, or otherwise as required by applicable Law and (iv) upon a termination without cause or, if applicable, resignation for good reason of a Continuing Employee, severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee under the applicable severance benefit plans, programs, policies or arrangements as in effect immediately prior to the date of this Agreement. Parent shall cause each Continuing Employee of the Company or any of its Subsidiaries who participate in the Company’s annual bonus, commission, management by objective or other incentive plan as of immediately prior to the Effective Date to be paid a bonus, commission or other applicable incentive payment, as applicable, through the end of the applicable fiscal year in accordance with the terms of the plan as in effect on the Closing Date (provided that any terms of such plans that are not Made Available to the Parent, are approved by Parent, or in the case of sales commission plans, are consistent with past practice).

(f) For any Company Employee that is not a Continuing Employee (each a “Non-Continuing Employee”), Parent shall provide such Non-Continuing Employee with the severance payments and termination payments or benefits under the Company’s current practices or any higher

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amount of severance and/or termination payments or benefits as may be required by applicable Law, any agreement between such Company Employee and the Company or any of its Subsidiaries, or any agreement governing the relationship between such Company Employee and the Company or any of its Subsidiaries, in each case as in place prior to the termination of any such agreement pursuant to Section 6.2(b) hereof (such payments and benefits, the “Transaction Severance Benefits”). Except as otherwise required by applicable Law, Parent will pay or deliver the Transaction Severance Benefits to any such Non-Continuing Employee as soon as reasonably practicable following the termination of such Non-Continuing Employee’s employment. In addition to the foregoing, the Company and Parent or any Subsidiary of Parent shall use reasonable best efforts and take any action reasonably necessary to mitigate and/or eliminate the impact of the tax consequences of Section 280G of the Code (including as a result of the transactions under all employment, severance and termination agreements, other compensation arrangements and Company Employee Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1); provided, however, that the foregoing shall in no event require or be deemed to require Parent or any Subsidiary of Parent to, or permit the Company to, provide any “gross ups”.

Section 6.3 Efforts; Antitrust Filings.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, under applicable Antitrust Laws and otherwise, to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities (the “Governmental Consents”) and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Governmental Consents by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, opinions, reports, valuations. approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, neither the Company nor any Company Subsidiary shall be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with obtaining any consent pursuant to any Company Material Contract.

(b) By way of illustration and not limitation, the parties agree to use their respective reasonable best efforts to take, and to cause their Affiliates to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any Governmental Consent, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which Governmental Consents are sought with respect to the Transactions, so as to obtain such Governmental Consents, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Time. For the avoidance of doubt, nothing in this Agreement, including this Section 6.3, obligates Parent or the Merger Subs to (i) propose, negotiate, offer to commit or effect, by agreement, order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or holding separate of any

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entities, assets, properties or businesses of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, or to otherwise offer or commit to any action, non-action, condition or conduct requirement (including those that limit Parent’s or the Merger Subs’ freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates) that would materially interfere with or limit the operation of the business of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, (ii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, or (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates that would materially interfere with or limit the operation of the business of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates. The Company shall not, without Parent’s prior written consent, effect, agree or commit to any of the foregoing.

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the Agreement Date, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) as promptly as practicable, make or obtain all other filings, notifications or other consents as may be required to be made or obtained by such party under any other applicable Antitrust Laws; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Authorities in connection with the Transactions.

(d) Without limiting the generality of anything contained in this Section 6.3, during the Pre-Closing Period, each party hereto shall use its commercially reasonable efforts to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other parties of, and provide copies of, any communication from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) furnish to the other party in advance, with a reasonable opportunity for review and comment thereon, and subject to an appropriate confidentiality agreement (which could limit disclosure to the outside counsel of a party), copies of all drafts of communications and other documents (including without limitation Item “4(c)” and “4(d)” documents as those terms are used in the rules and regulations under the HSR Act) to be provided to any Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) subject to an appropriate confidentiality agreement, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each party hereto shall provide advance notice of and permit authorized Representatives of the other party to be present at and participate in each meeting or conference with a Governmental Authority relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action

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or Legal Proceeding. Each party shall respond as promptly as practicable to all requests for information, documentation, other material or testimony by any Governmental Authority, and shall supply as promptly as practicable all such information, documentation other material or testimony that may reasonably be requested by any Governmental Authority. Purchaser shall pay all filing fees under the HSR Act and for any filings required under any other Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 6.4 Public Statements. The initial press releases relating to this Agreement will be separate press releases issued by each of the Company and Parent in a form mutually agreeable to the Company and Parent, with each party provided reasonable notice and an opportunity to review and thereafter, subject to Section 5.2, except for any disclosure required by Law or any listing agreement with a national securities exchange or trading market, the Company, Parent and the Merger Subs shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement).

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of Parent and the Company agrees to give prompt notice to the other party upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate or of any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or the Merger Subs, or Company, respectively set forth in this Agreement or the remedies available to the parties under this Agreement. During the Pre- Closing Period, each of Parent and the Company shall cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and report the general status of the ongoing operations of such party and its Subsidiaries.

Section 6.6 No Solicitation.

(a) Except as permitted by this Section 6.6, during the Pre-Closing Period, the Company shall not, and the Company shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries not to, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a Takeover Proposal (a “Takeover Inquiry”), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal or Takeover Inquiry (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Takeover Inquiry, or (iv) terminate, amend, waive or fail to enforce any rights under any confidentiality or non-use agreement or provision relating to a Takeover Proposal or “standstill” or other similar agreement to which the Company or any of the Company Subsidiaries is a party; provided, however, that prior to the Offer Acceptance Time, in response to an unsolicited written

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Takeover Proposal from a third party that has not been withdrawn and that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a Superior Proposal, the Company and its Representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its Representatives and afford access to the business, properties, assets, books, records or personnel of the Company and any Company Subsidiary, in each case, pursuant to an Acceptable Confidentiality Agreement and (y) participate or engage in discussions or negotiations with such person making such Takeover Proposal and its Representatives (including to solicit a revised Takeover Proposal), in the case of each of clauses “(x)” and “(y),” if and only if: (1) there shall have been no material breach or violation of the terms of this Section 6.6(a) in connection with such person making such Takeover Proposal; (2) prior to taking any action contemplated in clauses “(x)” or “(y)” with respect to such Person, the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (3) contemporaneously with furnishing or making available any information to such person, the Company furnishes or makes available such information to Parent (to the extent not previously furnished or Made Available to Parent).

(b) Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) from making any disclosure to the holders of Company Common Stock if the Company Board has determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that: (A) this Section 6.6(b) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except as and to the extent permitted by Section 6.1(b) or (c); and (B) any such communication or disclosure shall be deemed to be a Company Adverse Change Recommendation unless it is accompanied by a statement of the Company Board expressly reaffirming the Company Board Recommendation in connection with such communication or disclosure.

(c) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly (within one (1) Business Day) notify Parent in writing of any Takeover Proposal or Takeover Inquiry (and of any material amendments or modifications thereto), or any request for information with respect to any Takeover Proposal or Takeover Inquiry, that is received during the Pre-Closing Period, including the material terms and conditions of any Takeover Proposal, Takeover Inquiry or request received during the Pre-Closing Period (unless the Takeover Proposal or Takeover Inquiry is in written form, in which case the Company shall give Parent a copy thereof and any material amendments or modifications thereto) and the identity of the Person making such Takeover Proposal, Takeover Inquiry or request.

(d) The Company shall, and shall direct its Representatives to cease immediately all discussions and negotiations that commenced prior to the Agreement Date regarding any Takeover Proposal or Takeover Inquiry. The Company also shall promptly (and in any event within three (3) Business Days following the Agreement Date) (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Company Subsidiary, and (B) cease furnishing or making available any non-public information regarding the Company or any of the Company Subsidiaries to such

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Person, including by prohibiting such Person from having access to any physical or electronic data rooms. Notwithstanding anything to the contrary herein, nothing in this Section 6.6(d) shall be deemed to prevent the Company, the Company Subsidiaries or their respective Representatives from taking any action otherwise permitted by Section 6.6(a) through (c).

Section 6.7 Indemnification of Directors and Officers and Insurance.

(a) Parent and the Merger Subs agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”), with respect to actions or omissions taken by an Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of the Company or a Company Subsidiary, as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the Agreement Date, or pursuant to any indemnification agreements of the Company, in each case as in effect on the Agreement Date, copies of which have been Made Available to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Mergers and will remain in full force and effect. From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to abide by such indemnification obligations to the Indemnified Parties.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the Agreement Date (the “D&O Insurance”), for a period of six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event will Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six year period as much coverage as reasonably practicable for the Maximum Amount. Parent or the Surviving Corporation shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy will satisfy the provisions of this Section 6.7(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.7 will survive the consummation of the Mergers and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom Section 6.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the

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successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8 Section 16 Matters. Prior to the Offer Acceptance Time, the Company and Parent shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transaction by applicable individuals and/or issuance or conversion of awards by Parent and, in all cases, to cause such dispositions, cancellations and/or issuances or conversion to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the Compensation Committee of the Company Board, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.10 Taxes.

(a) All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes and fees shall be paid by the Person or Persons on whom such Taxes and fees are imposed by applicable Law.

(b) Unless (i) there shall have been a “determination” (within the meaning of Section 1313 of the Code) that the Offer and the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the Parent shall fail to satisfy the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii) with respect to the Company at the time of any transfer of Shares (including any deemed transfer of Shares for U.S. federal income tax purposes) pursuant to the Offer or the Mergers (as determined by Parent, acting reasonably after consultation with the Company), none of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly (x) take any action, other than an action expressly provided for in this Agreement, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (y) fail to take any action, other than an action expressly prohibited by this Agreement, that could reasonably be expected to be necessary to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Whether or not the Offer and the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and notwithstanding any other provision of this Agreement, none of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly (i) take any action that could reasonably be expected to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) fail to take any action that could reasonably be expected to be necessary to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 6.11 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of the Merger Subs, a written consent adopting this Agreement.

Section 6.12 No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or the Merger Subs, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.13 Securityholder Litigation. Each of the Company and Parent shall promptly notify the other party in writing of any Securityholder Litigation (and provide copies of all pleadings and (except if it would waive attorney-client privilege) third-party correspondence related thereto) and each of the Company and Parent shall in good faith consider the other party’s advice with respect to such Securityholder Litigation, including the defense and settlement thereof. Neither the Company nor Parent shall agree to any full or partial compromise or settlement of any such claim or litigation without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.14 Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, the Company shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.15 Exchange Delisting Matters. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.16 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed certification that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 6.17 Directors and Officers. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent written resignations of all directors of the Company from the Company Board, to be effective as of the Effective Time, and the Company shall deliver to Parent written resignations of all officers of the Company and all directors and officers of the Company Subsidiaries from their positions as directors or officers as may be requested by Parent, to be effective as of the Effective Time (or if requested by Parent, upon their later resignation or removal).

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Section 6.18 Obligations of Merger Subs. Parent agrees to take all action necessary to cause the Merger Subs or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 6.19 Parent Takeover Proposal. In the event Parent receives a Parent Takeover Proposal:

(a) that falls within clause (A) or (C) of that definition, Parent shall give the Company notice thereof within forty-eight (48) hours of receiving such a Parent Takeover Proposal and will provide to the Company a copy of such Parent Takeover Proposal. Parent agrees to provide the Company an opportunity to consult with it with respect to such Parent Takeover Proposal and agrees promptly to provide the Company with any substantive updates related thereto; or

(b) that falls within clause (B) of that definition, Parent shall consult with the Panel and, if the Panel so approves (and subject to the Company complying with any requirements imposed on it by the Panel), Parent shall give the Company notice thereof within forty-eight (48) hours of receiving the Panel’s approval and will provide to the Company a copy of such Parent Takeover Proposal. Subject to the Panel’s approval, and the Company complying with the Takeover Code and any requirements imposed on it by the Panel, Parent agrees to provide the Company an opportunity to consult with it with respect to such Parent Takeover Proposal and agrees promptly to provide the Company with any substantive updates related thereto.

(c) The Company shall keep confidential and shall not disclose the existence or terms of any Parent Takeover Proposal or any other information disclosed by Parent under this Section 6.19 without the prior written consent of Parent.

Section 6.20 Admission to Trading. Parent shall authorize NUMIS Securities Limited to submit to the London Stock Exchange an application for admission to trading on AIM (“Admission”) of the Stock Consideration in accordance with the AIM Rules for Companies. Parent agrees to use all reasonable endeavors to obtain Admission including paying all fees and executing and delivering all such documents as shall be necessary in connection with the application and, insofar as within its power, shall generally do and procure to be done all such things as may properly be required by the London Stock Exchange for the purposes of or in connection with Admission so as to enable Admission to take place by the Offer Acceptance Time.

ARTICLE 7

CONDITIONS PRECEDENT TO THE MERGERS

The respective obligations of each party to effect the Mergers are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

Section 7.1 No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, will be in effect that would make the Mergers illegal or otherwise prohibit or prevent the consummation thereof.

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Section 7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Offer and the Mergers may be abandoned (with respect to Section 8.1(b) through Section 8.1(i), by written notice by the terminating party to the other party) at any time prior to the Offer Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Offer Acceptance Time will not have occurred on or prior to 11:59 p.m., Pacific time on March 31, 2018 (the “Outside Date”); provided, however, that if at March 31, 2018 all conditions set forth in Exhibit B have been satisfied (other than those of a nature to be satisfied at the Expiration Time, but which shall be capable of being satisfied) other than the HSR Condition and the SEC Condition, then the Outside Date shall instead be April 30, 2018; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or the Mergers illegal or otherwise prohibiting or preventing the consummation thereof will be in effect and will have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Judgment, Law or other legal restraint;

(d) by Parent, if: (i) the Company Board will have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or will have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company a Takeover Proposal; (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer and to publicly reaffirm its recommendation of this Agreement, the Offer and the Mergers; (iv) a Takeover Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms its recommendation of this Agreement, the Offer and the Mergers, within five (5) Business Days after receipt of Parent’s request to do so; or (v) there shall have been a breach or deemed breach by the Company of Section 6.1 or Section 6.6 in any material respect;

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of an Offer Condition set forth in clause (c) or (d) of Exhibit B, and (ii) is incapable of being cured by the Outside Date, or has not been cured within thirty

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(30) days of the date Parent gives the Company notice of such breach or failure to perform; provided, however that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if either Parent or the Merger Subs is then in material breach of any representation, warranty, covenant or obligation hereunder;

(f) by the Company, if Parent or the Merger Subs has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement as follows: (i) (A) any of the representations set forth in Section 4.3(a), Section 4.3(b) or Section 4.3(c) of this Agreement (the “Parent Capitalization Representations”) (1) is not true and correct, other than de minimis inaccuracies as of the Expiration Time as if made on or as of the Expiration Time (except, in each case, for representations and warranties in the Parent Capitalization Representations that address matters only as of a specific date or time, which failure to be true and correct would be as of such date or time only) and (2) the failure to be so true and correct, individually or in the aggregate with all other failures of the Parent Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of shares by Parent in the aggregate or more than a de minimis cost, expense or liability to Parent and its Affiliates in the aggregate, (B) any failure to perform by Parent or Merger Subs in all material respects with the obligations, or failure to comply in all material respects with the agreements or covenants, of the Company to be performed or complied with by it under this Agreement prior to such time; provided, however, nothing in this Section 8.1(f)(i)(B) shall give the Company the right to terminate this Agreement except solely for the purpose of determining whether the condition set forth in clause (h)(ii) of the Offer Conditions has been met; and (C) any breach or failure to perform by Parent of the other representations and warranties, covenants or other agreements contained in this Agreement (other than the Parent Capitalization Representations) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) in each such breach or failure to perform is incapable of being cured by the Outside Date, or has not been cured by Parent or Merger Subs, as applicable, within thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company upon two (2) Business Days’ notice to Parent, if Purchaser will have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may have been extended pursuant to this Agreement);

(h) by the Company, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal immediately following or concurrently with such termination (a “Company Specified Agreement”), provided that (A) the Company has complied in all material respects with the requirements of Section 6.1(b) and Section 6.6 and (B) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee contemplated by Section 8.3(a) and enters into the Company Specified Agreement;

(i) by Company, after the date that is thirty (30) Business Days from the Agreement Date, if the Parent Shareholder Approval shall not have been obtained at a vote taken thereon at the duly convened meeting of Parent Shareholders.

Section 8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become null and void except for the provisions of (i) Section 8.2, (ii) Section 8.3, and (iii) ARTICLE 9, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for Fraud or willful and material breach of this

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Agreement, or Intentional Breach of this Agreement, for any and all liabilities and damages incurred or suffered by the other party as a result of such Fraud or willful and material breach.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated (i) (x) pursuant to Section 8.1(d) (Company Adverse Change Recommendation) or (y) pursuant to Section 8.1(b) (Outside Date) at a time when it could have been terminated by Parent pursuant to Section 8.1(d) (Company Adverse Change Recommendation), or (ii) pursuant to Section 8.1(h) (entry into a Company Specified Agreement by the Company in order to accept a Superior Proposal), the Company shall, concurrently with or prior to (and as a condition to) the termination of this Agreement, pay the Parent the Termination Fee (less any Parent Expense Reimbursement paid pursuant to Section 8.3(c)) in immediately available funds.

(b) If:

(i) after the Agreement Date, a Takeover Proposal shall have been communicated to the Company Board or shall have been publicly announced or disclosed or otherwise become publicly known and not withdrawn at least two (2) Business Days prior to the earliest of (x) the date of such termination, (y) the Outside Date and (z) the then scheduled expiration date of the Offer; and

(ii) this Agreement is thereafter terminated: (A) by Parent or the Company pursuant to Section 8.1(b) (Outside Date) (and at the then scheduled expiration date of the Offer as of immediately prior to such termination, all Offer Conditions are satisfied or waived (other than (I) the Minimum Tender Condition, (II) any Offer Condition the failure which to be satisfied was principally caused or resulted from the Company’s breach of this Agreement and (III) those Offer Conditions that by their terms are to be satisfied or waived at the Offer Acceptance Time, so long as such conditions are capable of being satisfied at such time); or (B) by Parent pursuant to Section 8.1(e) (Company material breach); and

(iii) within twelve (12) months of such termination, the Company or any Company Subsidiary enters into a definitive acquisition agreement or similar definitive agreement that provides for any transaction within the definition of a Takeover Proposal (and which transaction is ultimately consummated), or any transaction within the definition of a Takeover Proposal (regardless of when proposed) is consummated; then, the Company shall pay to the Parent (or a person designated by Parent in writing) the Termination Fee (less any Parent Expense Reimbursement paid pursuant to Section 8.3(c)) by wire transfer of same-day funds the date any such transaction is consummated. Solely for purposes of this Section 8.3(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Exhibit A hereto, except that all references to “15%” therein shall be deemed to be references to “50%.”

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (Outside Date), the Offer has been commenced and at the then scheduled expiration date of the Offer as of immediately prior to such termination, the Minimum Tender Condition is the only Offer Condition not satisfied or waived in accordance with this Agreement, the Company shall pay Parent the Parent Expense Reimbursement within two (2) Business Days of such termination.

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(d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) (Outside Date), and Parent has not obtained the Parent Shareholder Approval, Parent shall pay the Company the Company Expense Reimbursement within two (2) Business Days of such termination.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.2 or this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent the reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) of Parent and its Affiliates in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Exchange Agent.

(g) Notwithstanding anything herein to the contrary, Parent, the Merger Subs and the Company agree that, upon the termination of this Agreement under circumstances where the Termination Fee is payable by the Company or Parent pursuant to this Section 8.3 and the payment in full of the Termination Fee, such Termination Fee shall be deemed to be liquidated damages, and not a penalty, payable to Parent and, except in the case of Fraud, willful breach or Intentional Breach of this Agreement (which Fraud, willful breach or Intentional Breach shall be governed by Section 8.2), (i) receipt of the Termination Fee by Parent hereto shall constitute the sole and exclusive remedy of Parent and its Affiliates for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement and the Transactions (including the termination thereof or any matter forming a basis for such termination), and (ii) neither Parent, the Merger Subs nor any of their respective Affiliates if Parent is paid the Termination Fee shall be entitled to seek any other remedy, at law or in equity or otherwise, including bringing or maintaining any Legal Proceeding against, or seeking recovery, judgment or damages of any kind from, the other party or any of its Subsidiaries (or any of the former, current and future holders of any equity interests, controlling persons, directors, officers, employees, Affiliates, Representatives and assignees of such other party and its Subsidiaries), arising out of this Agreement or any of the Transactions (including the termination of this Agreement or any matters forming the basis for such termination).

Section 8.4 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.7(c), this Agreement may be amended by the parties hereto, without the need to obtain the approval of any third party beneficiaries. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

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ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two (2) Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

YuMe, Inc.

1204 Middlefield Road

Redwood City, CA 94063

Attn: General Counsel

Email: legal@yume.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover St. Palo Alto, CA 94304

Attention: James J. Masetti

Email: jim.masetti@pillsburylaw.com

Facsimile: (650) 233-4545

if to Parent or the Merger Subs:

RhythmOne plc

601 Montgomery Street

Suite 1600

San Francisco, California 94111

Attn: Legal

Email: Legal@rhythmone.com

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

Attention: John Emanoilidis and Mile Kurta

Email: jemanoilidis@torys.com; mkurta@torys.com

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Facsimile: (212) 682-0200

Section 9.2 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement will not survive the Mergers.

Section 9.3 Interpretations. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not mean “if.” When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Where a reference is made to a Contract, instrument or Law, such references is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any reference to the “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects”.

Section 9.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Offer, the Mergers or any of the other Transactions (and the appellate courts thereof), (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any other court.

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Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(C).

Section 9.5 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

Section 9.6 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto will be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein will be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent will be void.

(b) Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for, from and after the Closing, the rights of each Indemnified Party under Section 6.7. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.5 without notice or liability to any other Person. Persons other than the parties to this Agreement may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

Section 9.7 Severability. If any provision of this Agreement will be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity will not invalidate the entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

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Section 9.8 Entire Agreement. This Agreement contains all of the terms of the understandings of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.9 Remedies. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Mergers or the other Transactions) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with ARTICLE 8, each party hereto will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with Section 9.4, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above.

YUME, INC.

By:	/s/ Paul T. Porrini
Name: Paul T. Porrini
Title: CEO

RHYTHMONE PLC

By:	/s/ Ted Hastings
Name: Ted Hastings
Title: Chief Executive Officer

REDWOOD MERGER SUB I, INC.

By:	/s/ Ted Hastings
Name: Ted Hastings
Title: President

REDWOOD MERGER SUB II, INC.

By:	/s/ Ted Hastings
Name: Ted Hastings
Title: President

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Defined Terms

“2013 Plan” means the Company’s 2013 Equity Incentive Plan, as amended.

“401(k) Plan” has the meaning set forth in Section 6.2(a) of this Agreement.

“Acceptable Confidentiality Agreement” means an agreement with the Company that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations under Section 6.6 of this Agreement

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Agreement Date” has the meaning set forth in the introductory paragraph to this Agreement.

“AIM” means the AIM market of the London Stock Exchange plc.

“AIM Rules for Companies” means the rules published by the London Stock Exchange plc (as amended from time to time) governing admission to AIM and the regulation of companies whose securities are admitted to trading on AIM (including any guidance notes and schedules).

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act 1998, the Enterprise Act 2002 and all other applicable Laws, including foreign Laws, that are designed or intended to preserve or protect competition, prohibit or restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Appraisal Shares” has the meaning set forth in Section 2.4 of this Agreement.

“Available Company SEC Document” has the meaning set forth in the preamble to ARTICLE 3 of this Agreement.

“Business Days” mean a day except a Saturday, a Sunday or other day on which the Company is closed for business or the banks in the city of San Francisco, California or London, United Kingdom are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Capitalization Representations” has the meaning set forth in Exhibit B to this Agreement.

“Cash Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificates of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of this Agreement.

“Circular” has the meaning set forth in Section 1.1(g)(ii) of this Agreement.

“Closing” has the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules, IRS guidance and Treasury Department regulations promulgated thereunder.

“Companies Legislation” means the Companies Act 2006 and Part V of the Criminal Justice Act 1983.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1(a)(i) of this Agreement.

“Company Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to ARTICLE 3 of this Agreement.

“Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between (a) the Company or any Company Subsidiary and (b) any Company Associate.

“Company Employee Benefit Plans” means each Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, individual consultant, advisor, officer or director of the Company or any Company ERISA Affiliate (or any beneficiary or dependent thereof) or under which the Company or any of the Company Subsidiaries has or may reasonably expect to have any liability, and each Company Employee Agreement.

“Company ERISA Affiliate” means any Company Subsidiary, and any other trade or business (whether or not incorporated) that, together with the Company or any of the Company Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Company Expense Reimbursement” means the actual and reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement, up to a maximum amount of $500,000

“Company Financial Advisor” has the meaning set forth in Section 3.24 of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.5(b) of this Agreement.

“Company Intellectual Property Rights” means (a) all Company Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise; provided, however, that Company Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (B) national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the Agreement Date, (C) the announcement of this Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 3.3(c), Section 3.11(i) or any other representation or warranty of the Company pertaining to the effects of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Company with the terms of this Agreement (other than compliance with the terms of Section 5.1(a)), including any action taken or refrained from being taken by the Company pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Company, in each case, which Parent has expressly approved, consented to or requested in writing following the Agreement Date (provided, however, that any adverse Effect resulting from the manner in which the Company takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Company’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Company and the Company Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), (H) changes in the industry in which the Company and the Company Subsidiaries operate and (I) any Securityholder Litigation, except, with respect to clauses (A), (B), (E) and (H), to the extent that such Effect has had a disproportionate adverse effect on the Company and the Company Subsidiaries relative to other companies operating in the industries in which the Company and the Company Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.18(a)(xvii) of this Agreement.

“Company Nominees” has the meaning set forth in Section 1.10 of this Agreement.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, or filed in the name of, the Company or any Company Subsidiary.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Company Products” means any and all products and services, including Software as a Service, that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of the Company Subsidiaries.

“Company SEC Reports” has the meaning set forth in Section 3.5(a) of this Agreement.

“Company Specified Agreement” has the meaning set forth in Section 8.1(h) of this Agreement.

“Company Stock Awards” mean all Options and RSUs.

“Company Subsidiaries” mean the Subsidiaries of the Company.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement between the Company and Parent, dated as of March 23, 2016, as amended March 14, 2017.

“Continuing Employee” means each employee of the Company or any Company Subsidiary as of immediately prior to the Effective Time who remains or becomes an employee of Parent or a Company Subsidiary after the Effective Time.

“Continuing Service Provider” means any employee, director or consultant of the Company or any Company Subsidiary as of immediately prior to the Effective Time who remains or becomes an employee, director or consultant of Parent or a Subsidiary of Parent after the Effective Time.

“Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

“D&O Insurance” has the meaning set forth in Section 6.7(b) of this Agreement.

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company or any Company Subsidiary, whether in tangible or electronic form, whether owned by the Company or any Company Subsidiary or held by the Company or any Company Subsidiary under any licenses or sublicenses (or similar grants of rights).

“DOJ” means the United States Department of Justice or any successor thereto.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Employee Benefit Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, funded or unfunded, providing payments or benefits, including, without limitation, compensation, employment, equity, pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, paid time off, sick pay, restricted stock, stock purchase, restricted stock unit, performance share, stock option, phantom equity, change of control, retention, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, or fringe benefits.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means any Federal, foreign, state, local and European Union Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives, guidance notes, codes of practice, circulars, decisions, judgements and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, RCRA, CERCLA, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

“Equity Award Conversion Ratio” means the quotient of (i) the Transaction Consideration Value divided by (ii) the volume-weighted average per share trading price of Parent Common Stock on the AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per share of Parent Common Stock in US Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules, U.S. Department of Labor guidance, and U.S. Department of Labor regulations promulgated thereunder.

“ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a) of this Agreement.

“Exchange Fund” has the meaning set forth in Section 2.2(a) of this Agreement.

“Excluded Shares” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Expiration Time” has the meaning set forth in Section 1.1(c) of this Agreement.

“First Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Surviving Corporation” has the meaning set forth in Section 1.3 of this Agreement.

“Fractional Share Cash Amount” has the meaning set forth in Section 1.1(f) of this Agreement.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or concealment of a fact, made or concealed with the intent to deceive (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under Delaware law.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“Fundamental Representations” has the meaning set forth in Exhibit B to this Agreement.

“GAAP” has the meaning set forth in Section 3.5(b) of this Agreement.

“Geolocation Data” means information used or intended to be used to precisely determine the actual geographic location of an individual or device with reasonable specificity.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, international, multinational, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit body or Entity and any court, arbitrator or other tribunal.

“Governmental Consents” has the meaning set forth in Section 6.3(a) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Condition” has the meaning set forth in Exhibit B of this Agreement.

“IFRS” has the meaning set forth in Section 4.6(b) of this Agreement.

“In-bound License” has the meaning set forth in Section 3.15(b) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.7(a) of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.17 of this Agreement.

“Intellectual Property Rights” mean the rights associated with the following under the Laws of any jurisdiction in the world: (i) patents, utility models, and applications therefor (including provisional applications) and all reissues, revisions, renewals, extensions, provisionals, continuations, and continuations in part, thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all other rights in works of authorship or otherwise corresponding thereto (“Copyrights”), (iii) trademarks, service marks, trade names, trade dress rights and similar designations of origin and rights therein and goodwill associated therewith (“Trademarks”), and (iv) rights in domain names, uniform resource locators, and web site addresses (“Domain Names”), (v) moral rights, (vi) rights in confidential or proprietary information and trade secrets (“Trade Secrets”) and databases and data collections, and (vii) all other intellectual property rights of any kind or nature.

“Intentional Breach” shall mean an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

“Intervening Event” shall mean a material event, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the Agreement Date, which (a) was unknown to and was not reasonably foreseeable by, the Company Board as of or prior to the Agreement Date and (b) becomes known to or by the Company Board prior to the Offer Acceptance Time; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the Shares on the NYSE; (iii) the fact that the Company or its Subsidiaries have exceeded or met in and of itself (or the failure of Parent to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date hereof and (iv) changes in the market price or trading volume of the shares of Parent Common Stock on the AIM (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

“IRS” has the meaning set forth in Section 3.11(b) of this Agreement.

“Judgment” has the meaning set forth in Section 3.3(c) of this Agreement.

“Knowledge” with respect to (i) the Company will mean with respect to any matter in question the actual knowledge of the Company’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question, or (ii) the Parent or the Merger Subs will mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any national, international, multinational, supra-national, federal, state, local, municipal, foreign or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.19(b) of this Agreement.

“Leases” has the meaning set forth in Section 3.19(b) of this Agreement.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Letter of Intent” has the meaning set forth in the recitals to this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Made Available” means a document has been, prior to the execution and delivery of this Agreement, as to the Company: (i) listed as an exhibit to the Company’s Annual Report filed on Form 10- K on March 10, 2017 and filed by the Company on EDGAR in unredacted form, (ii) filed by the Company on EDGAR in unredacted form or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors; and, as to Parent: (i) with Companies House in the United Kingdom, or (ii) posted by Parent to the AIM Rule 26 Section of its website at www.rhythmone.com or (iii) produced by Parent in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by the Company and its legal counsel and advisors.

“Maximum Amount” has the meaning set forth in Section 6.7(b) of this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Sub Two” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub(s)” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Tender Condition” has the meaning set forth in Exhibit B to this Agreement.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.8(a) of this Agreement.

“Net Exercise Amount” means an amount equal to the sum of:

(i) the quotient obtained by dividing (x) (A) the per share exercise price of a Vested Option, multiplied by (B) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Vested Option immediately prior to the Effective Time, by (y) the Transaction Consideration Value; plus

(ii) the quotient obtained by dividing (x) the amount of any withholding taxes required to be withheld on the exercise of such Vested Option, by (y) the Transaction Consideration Value.

“Non-Continuing Employee” has the meaning set forth in Section 6.2(f) of this Agreement.

“Non-PII” means information associated with an individual’s activities online or on a mobile application (e.g., searches conducted, web pages visited or viewed, video or other content visited or viewed by a particular individual), stored and maintained in a manner in which it is not linked or reasonably linkable to a particular identified individual or to a particular computer or device, provided, in any event, that IP addresses shall be considered Non-PII as such term applies to the Company. The ability to advertise to a particular computer or device will not be considered “linked or reasonably linkable.”

“Notice of GM” has the meaning set forth in Section 1.1(g)(ii) of this Agreement.

“NYSE” means The New York Stock Exchange, Inc.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Acceptance Time” has the meaning set forth in Section 6.1(b) of this Agreement.

“Offer Conditions” has the meaning set forth in Section 1.1(b) of this Agreement.

“Offer Documents” has the meaning set forth in Section 1.1(g)(i) of this Agreement.

“Offer Prospectus” has the meaning set forth in Section 1.1(g)(iv) of this Agreement.

“Options” means any option to purchase Shares granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof (excluding options to purchase Shares under the ESPP).

“Other Plans” has the meaning set forth in Section 6.2(b) of this Agreement.

“Out-bound License” has the meaning set forth in Section 3.15(b) of this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(b) of this Agreement.

“Panel” means the U.K. Panel for Takeovers and Mergers.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 6.2(a) of this Agreement.

“Parent Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to Parent or any Parent Subsidiary.

“Parent Board” has the meaning set forth in Section 1.10 of this Agreement.

“Parent Common Stock” means the ordinary shares £0.01 each in the capital of the Parent.

“Parent Deferred Stock” means the deferred shares of £0.01 each in the capital of the Parent.

“Parent Disclosure Letter” has the meaning set forth in Article 4 of this Agreement.

“Parent Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between (a) Parent or any Parent Subsidiary and (b) any Parent Associate.

“Parent Employee Benefit Plans” means each Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by Parent, any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former employee, individual consultant, advisor, officer or director of Parent, any Parent Subsidiary or any Parent ERISA Affiliate (or any beneficiary or dependent thereof) or under which Parent or any of the Parent Subsidiaries has or may reasonably expect to have any liability, and each Parent Employee Agreement.

“Parent ERISA Affiliate” means any Parent Subsidiary, and any other trade or business (whether or not incorporated) that, together with Parent or any of the Parent Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Parent Expense Reimbursement” means the actual and reasonable out-of-pocket expenses of Parent incurred in connection with this Agreement, up to a maximum amount of $500,000.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b) of this Agreement.

“Parent In-bound License” has the meaning set forth in Section 4.17(b) of this Agreement.

“Parent Intellectual Property Rights” means (a) all Parent Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to Parent or any Parent Subsidiary.

“Parent Insurance Policies” has the meaning set forth in Section 4.19 of this Agreement.

“Parent Leased Real Property” has the meaning set forth in Section 4.21(b) of this Agreement.

“Parent Leases” has the meaning set forth in Section 4.21(b) of this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.20(a) of this Agreement.

“Parent Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Parent and the Parent Subsidiaries considered as a single enterprise; provided, however, that Parent Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Parent and the Parent Subsidiaries operate, (B) national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the Agreement Date, (C) the announcement of this Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 4.4(c) or Section 4.13(i) or any other representation or warranty of the Parent pertaining to the effects of the execution and delivery of this Agreement by the Parent, the performance of the Parent of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Parent with the terms of this Agreement (other than compliance with the terms of Section 5.2(a)), including any action taken or refrained from being taken by the Parent pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Parent, in each case, which Parent has expressly approved, consented to or requested in writing following the Agreement Date (provided, however, that any adverse Effect resulting from the manner in which the Parent takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Parent’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Parent and the Parent Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), (H) changes in the industry in which the Parent and the Parent Subsidiaries operate and (I) any Securityholder Litigation, except, with respect to clauses (A), (B), (E) and (H), to the extent that such Effect has had a disproportionate adverse effect on the Parent and the Parent Subsidiaries relative to other companies operating in the industries in which the Parent and the Parent Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect.

“Parent Most Recent Balance Sheet” has the meaning set forth in Section 4.9(a) of this Agreement.

“Parent Option” means an option to purchase shares of Parent Common Stock granted by Parent or any Parent Subsidiary granted pursuant to one of the Parent Stock Plans.

“Parent Out-bound License” has the meaning set forth in Section 4.17(b) of this Agreement.

“Parent Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, or filed in the name of, Parent or any Parent Subsidiary.

“Parent Products” means any and all products and services, including Software as a Service, that currently are marketed, offered, sold, licensed, provided or distributed by Parent or any of the Parent Subsidiaries.

“Parent Public Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“Parent RSU” means any restricted stock unit with respect to Parent Common Stock granted by Parent or any Parent Subsidiary granted pursuant to one of the Parent Stock Plans.

“Parent Recommendation” means the recommendation of the Parent Board to vote in favour of the Parent Shareholder Approval.

“Parent Shareholder Approval” has the meaning set forth in Section 1.1(g)(ii).

“Parent Specified Agreement” means a definitive transaction agreement providing for a Parent Takeover Proposal.

“Parent Takeover Proposal” means any proposal or offer from any Person (other than the Company or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Parent or any subsidiary of Parent of (A) the assets or businesses that constitute or represent 30% or more of the total revenue, operating income, or assets of the Parent and the subsidiaries of Parent, taken as a whole, or (B) 30% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, Parent or (C) 30% or more of the shares in or any other capital stock of, or other equity or voting interests in any of the subsidiaries of Parent, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

“Parent Stock Plans” means RhythmOne Plc US Share Option Plan, the blinkx 2007 Enterprise Management Incentive Plan, the blinkx US Share Option Plan, the blinkx Autonomy Employee Discretionary Share Option Plan 2007, the Executive Plan for Market Value Share Options, blinkx 2007 US Share Plan, 2007 Autonomy Employee US Share Option Plan and RhythmOne plc 2017 International Equity Incentive Plan.

“Parent Subsidiaries” mean the Subsidiaries of the Parent.

“Parent Trading Price” means $0.4582 per share of Parent Common Stock.

“Payment Rules” has the meaning set forth in Exhibit B to this Agreement.

“Permits” has the meaning set forth in Section 3.14(b) of this Agreement.

“Permitted Lien” means (a) any Lien that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or IFRS (whichever applies), (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) Liens which are disclosed in the notes to the consolidated financial statements of the Company or Parent included in the Company SEC Reports filed as of the Agreement Date or in the Parent Public Reports filed as of the Agreement Date, as the case may be, (d) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property or that are otherwise set forth on a title report, (f) any leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), including any In-bound License or Parent In-bound License, as applicable, or Out-bound License or Parent Out-bound License, as applicable, and (g) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and the Company Subsidiaries, taken as a whole or Parent and Parent Subsidiaries, taken as a whole, as the case may be.

“Person” means a natural person or Entity.

“Personal Information” means, in addition to any definition provided by the Parties or any Subsidiary of the Parties for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policies, any information that, alone or in combination with other information, can be associated with an individual person or device including, without limitation, an individual’s name, address, telephone number, e-mail address, photograph, social security number or tax identification number, credit card number, bank information, static internet protocol (IP) address, device identifier, or media access control (MAC) address, biometric identifiers used for identification of an individual (e.g., fingerprints, retinal scans or facial scans) or any other information that would fall within the definition of “Personal Data” in Article 4(1) of Regulation (EU) 2016/679. Personal Information includes information in any form, including paper, electronic and other forms.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

“Privacy and Security Laws” means all Laws and applicable industry standards regarding receiving, collecting, compiling, accessing, using, processing, disclosing, securing, sharing, destroying, transferring and storing Personal Information, Geolocation Data, and Non-PII, including (i) the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the CAN-SPAM Act, the European Union Data Protection Directive 95/46/EC, Regulation (EU) 2016/679, the EU Privacy and Electronic Communications Directive 2002/58/EC, the Digital Advertising Alliance’s Self-Regulatory Program, the Network Advertising Initiative Code of Conduct, and the Telephone Consumer Protection Act, and (ii) data breach notification Laws (as applicable).

“Publicly Available Software” means any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from, used, or distributed with such software (i) be disclosed or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“RCRA” means the Resource Conservation and Recovery Act.

“Registered IP” means all Patents, registered Copyrights, registered Trademarks, Domain Names, all other Intellectual Property Rights that are the subject of a registration, certificate, filing, or recordation with or by any Governmental Authority, and all applications for any of the foregoing.

“Registration Statement” has the meaning set forth in Section 1.1(g)(iv) of this Agreement.

“Regulatory Information Service” has the meaning set forth in the AIM Rules for Companies.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“RSU” means any restricted stock unit with respect to Company Common Stock granted by the Company.

“Sanctions” has the meaning set forth in Section 3.21(b) of this Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(c) of this Agreement.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b) of this Agreement.

“Schedule TO” has the meaning set forth in Section 1.1(g)(i) of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SEC Condition” has the meaning set forth in Exhibit B to this Agreement.

“Second Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Second Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Section 262” has the meaning set forth in Section 2.4 of this Agreement.

“Securityholder Litigation” shall mean any claim, litigation or other Legal Proceeding related to this Agreement, the Offer, the Mergers or any the other Transactions that is made or brought by any current or former stockholder of the Company or Parent or any holder of the Company’s or Parent’s other securities against the Company or Parent and/or their respective directors or officers (on any such person’s own behalf or on behalf of the Company or Parent), including any Legal Proceeding alleging or asserting (i) any misrepresentation or omission in the Schedule 14D-9 or any other document filed with the SEC in connection with the Transactions or (ii) any breach of fiduciary duty by any Company or Parent directors in connection with any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Software” means all computer programs (whether in source code or object code form), databases, compilers, compilations, software libraries, and Documentation (including, without limitation, user, operator, and training manuals) related to any of the foregoing.

“Specified Representation” has the meaning set forth in Exhibit B to this Agreement.

“Stock Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“Stock Plans” means the Company’s 2004 Stock Plan, as amended, and the 2013 Plan.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any bona fide written Takeover Proposal which is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion and other aspects of the proposal that the Company Board (or a committee thereof) deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed. For purposes of the reference to a “Takeover Proposal” in this definition, all references to 15% in the definition of “Takeover Proposal” will be deemed to be references to “50%.”

“Superior Proposal Determination Notice” has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

“Surviving Corporation” has the meaning set forth in the Section 1.3 this Agreement.

“Takeover Inquiry” has the meaning set forth in Section 6.6(a) of this Agreement.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent, the Merger Subs or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, the Company or any of the Company Subsidiaries, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

“Tax Return” means any report, return, statement, declaration or other written information supplied or required to be supplied to a Governmental Authority in connection with, or relating to, Taxes.

“Tax” or “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including taxes, levies, like assessments, charges or fees imposed upon, measured by, or determined by reference to income, franchise, profits, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign Governmental Authority or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto, whether disputed or not.

“Technology” means technology and tangible embodiments thereof, whether in electronic, written or other media, including specifications, designs, documentation, schematics, algorithms, procedures, processes, techniques, methods, programs, formulae, routines, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, Software, application programming interfaces, user interfaces, databases, confidential information, Domain Names, and works of authorship.

“Tender and Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Termination Fee” means $ 5,536,790.00.

“Transaction Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“Transaction Consideration Value” means the sum of (i) the Cash Consideration plus (ii) the product of (x) the Stock Consideration multiplied by (y) the volume-weighted average per share trading price of Parent Common Stock on the AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per share of Parent Common Stock in US Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

“Transaction Severance Benefits” has the meaning set forth in Section 6.2(f) of this Agreement.

“Transactions” has the meaning set forth in Section 1.2(a) of this Agreement.

“Uncertificated Shares” has the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Unvested Option” means an Option that is not a Vested Option.

“Vested Option” means an Option that is issued and outstanding as of immediately prior to the Effective Time, to the extent such Option is vested and exercisable immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the transactions contemplated by this Agreement).

“WARN Act” has the meaning set forth in Section 3.16(c) of this Agreement.

EXHIBIT B

Conditions of the Offer

Notwithstanding any other provision of the Offer or this Agreement to the contrary, Parent and Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement, unless, at the then effective Expiration Time: (i) there will have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of the then issued and outstanding Shares (the “Minimum Tender Condition”), (ii) all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer will have expired or been terminated (the “HSR Condition”), (iii) the Registration Statement shall have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall not have been issued by the SEC, and no proceedings for that purposes shall have been initiated or threatened by the SEC (the “SEC Condition”), and (iv) the shares of Parent Common Stock to be issued in the Offer and the Mergers shall have been approved for listing on the AIM and the Parent Shareholder Approval shall have been obtained. Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent and Purchaser will not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective Expiration Time, any of the following conditions exists:

(a) any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, will be in effect that would make the Offer or the Mergers illegal or otherwise prevent the consummation thereof;

(b) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect that is continuing, or there shall have occurred any Effect that would reasonably be expected to result in a Company Material Adverse Effect;

(c) any of the representations and warranties of the Company set forth in:

(i) Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(c) or Section 3.2(d) of this Agreement (the “Capitalization Representations”) (A) will not have been true and correct other than de minimis inaccuracies as of Agreement Date or will not be true and correct other than de minimis inaccuracies as of the Expiration Time as if made on and as of the Expiration Time (except, in each case, for representations and warranties in the Capitalization Representations that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only) and (B) the failure to be so true and correct, individually or in the aggregate with all other failures of the Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of shares by the Company in the aggregate or more than a de minimis cost, expense or liability to the Company, Parent and their Affiliates in the aggregate);

(ii) Section 3.9(a) of this Agreement (the “Specified Representation”) will not have been true and correct as of the Agreement Date or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time;

(iii) Section 3.1, Section 3.3(a), Section 3.3(b) (other than the last sentence thereof), Section 3.3(e) and Section 3.24 of this Agreement (collectively, the “Fundamental Representations”) will not have been true and correct in all material respect as of the Agreement Date or will not be true and correct in all material respects as of the Expiration Time as if made on and as of the Expiration Time, except for representations and warranties in the Fundamental Representations that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only), in each case, determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties; or

(iv) the other representations and warranties set forth in Article 3 of this Agreement (other than the Capitalization Representations, the Specified Representation or the Fundamental Representations) will not have been true and correct as of the Agreement Date or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only), in each case determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties and disregarding such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall not have performed and complied with, in all material respects, all obligations, agreements and covenants of the Company to be performed or complied with by it under this Agreement prior to such time;

(e) Parent and Purchaser shall have not received a certificate executed by the Company’s Chief Executive Officer confirming on behalf of the Company that the conditions set forth in clauses (b), (c) and (d) of this Exhibit B have been duly satisfied;

(f) Parent shall have not received a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) issued by the Company certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(g) this Agreement shall have been terminated in accordance with its terms;

(h) an event shall have occurred and remain outstanding or uncured that, with notice or lapse of time or both, provides (i) Parent the right to terminate this Agreement, or (ii) the Company the right to terminate this Agreement pursuant to Section 8.1(f) of this Agreement; or

(i) the Company fails to have cash and cash equivalents of at least $32 million.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Tender Condition and clause (h)(ii) above) may be waived by Parent and Purchaser, in whole or in part at any time from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The condition set forth in clause (h)(ii) above may not be waived by Parent or Purchaser without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

EXHIBIT C

CERTIFICATE OF INCORPORATION AND BY-LAWS

EXHIBIT C-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

A Delaware Corporation

            , a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. That this corporation was originally incorporated on August 29, 2017 under the name Redwood Merger Sub II, Inc., pursuant to the General Corporation Law.

2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and sole stockholder of Redwood Merger Sub II, Inc.

3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation (this “Certificate”) restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is “                      ” (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808 and the name of the Corporation’s registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: Subject to the provisions of the General Corporation Law, the number of directors of the Corporation shall be determined as provided in the By-Laws of the Corporation.

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

SEVENTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Corporation. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned, being the             of the Corporation hereinabove named, does hereby execute this Amended and Restated Certificate of Incorporation this                 , 201    .

Name:
Title:

EXHIBIT C-2

REDWOOD MERGER SUB II, INC.

BY-LAWS

1. OFFICES

The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware or such other place as may be determined by the board of directors. The Corporation may also have offices at such other places, both within and outside the State of Delaware, as may from time to time be designated by the board of directors.

2. BOOKS

The books and records of the Corporation may be kept (except as otherwise provided by the laws of the State of Delaware) outside of the State of Delaware and at such place or places as may from time to time be designated by the board of directors.

3. STOCKHOLDERS

3.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the principal business office of the Corporation or at such other place or places either within or outside the State of Delaware as may be designated by the board of directors and stated in the notice of the meeting, on such day and at such time as shall be determined by the board of directors.

Written notice of the place designated for the annual meeting of the stockholders of the Corporation shall be delivered personally or mailed to each stockholder entitled to vote thereat not less than 10 and not more than 60 days prior to such meeting, but at any meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as described above may be dispensed with. If mailed, such notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation, unless such stockholder shall have filed with the secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

3.2 Special Meetings. Special meetings of the stockholders of the Corporation shall be held whenever called, in the manner required by the laws of the State of Delaware for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the board of directors, or by the president, or by the holders of a majority of the outstanding shares of capital stock of the Corporation the holders of which are entitled to vote on matters that are to be voted on at such meeting. Any such special meeting of stockholders may be held at the principal business office of the Corporation or at such other place or places, either within or outside the State of Delaware, as may be specified in the notice thereof. Business transacted at any special meeting of stockholders of the Corporation shall be limited to the purposes stated in the notice thereof.

Except as otherwise expressly required by the laws of the State of Delaware, written notice of each special meeting, stating the day, hour and place, and in general terms the business to be transacted at the meeting, shall be delivered personally or mailed to each stockholder entitled to vote at the meeting not less than 10 and not more than 60 days prior to such meeting, but at any special meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as above described may be dispensed with. If mailed, such notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation unless such stockholder shall have filed with the secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

3.3 List of Stockholders. The officer of the Corporation who shall have charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, either (i) on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

3.4 Quorum. At any meeting of the stockholders of the Corporation, except as otherwise expressly provided by the laws of the State of Delaware, the certificate of incorporation or these by-laws, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at such meeting. At any meeting of stockholders at which a quorum is not present, the holders of, or proxies for, a majority of the stock which is represented at such meeting, shall have power to adjourn the meeting, without notice other than by announcement at the meeting, from time to time until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.5 Organization. The chief executive officer or president, or in the chief executive officer’s or president’s absence any vice-president, shall call to order meetings of the stockholders and shall act as chairman of such meetings. The board of directors or the stockholders may appoint any stockholder or any director or officer of the Corporation to act as chairman of any meeting in the absence of the chief executive officer, the president and all of the vice-presidents.

The secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the secretary the presiding officer may appoint any other person to act as secretary of any meeting.

3.6 Voting. Except as otherwise provided in the certificate of incorporation or these by-laws, each stockholder of record of the Corporation shall, at every meeting of the stockholders of the Corporation, be entitled to one vote for each share of stock standing in such stockholder’s name on the books of the Corporation on any matter on which such stockholder is entitled to vote, and such votes may be cast either in person or by proxy, appointed by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney, and filed with the secretary before being voted on, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

The vote on all elections of directors and on any other questions before the meeting need not be by ballot, except upon demand of any stockholder.

When a quorum is present at any meeting of the stockholders of the Corporation, the vote of the holders of a majority of the capital stock entitled to vote at such meeting and present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, under any provision of the laws of the State of Delaware or the certificate of incorporation, a different vote is required, in which case such provision shall govern and control the decision of such question.

3.7 Consent. Except as otherwise provided by the certificate of incorporation, whenever the vote of the stockholders is required or permitted to be taken in connection with any corporate action by any provision of the laws of the State of Delaware or of the certificate of incorporation, such corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented thereto in writing.

3.8 Judges. At every meeting of the stockholders of the Corporation at which a vote by ballot is taken, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualifications of voters, the validity of proxies and the acceptance or rejection of votes shall be decided, by two judges. Said judges shall be appointed by the board of directors before the meeting or, if no such appointment shall have been made, by the presiding officer of the meeting. If, for any reason, any of the judges previously appointed fails to attend or refuses or is unable to serve, judges in place of any of them shall be appointed in like manner.

4. DIRECTORS

4.1 Number, Election and Term of Office. The business and affairs of the Corporation shall be managed by the board of directors. The board of directors shall consist of one or more directors. The number of directors may be fixed from time to time by vote of the stockholders or of the board of directors, at any regular or special meeting, subject to the provisions of the certificate of incorporation. Directors need not be stockholders. Directors shall be elected at the annual meeting of the stockholders of the Corporation, except as provided in section 4.3 of this article, to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

In addition to the powers that these by-laws expressly confer upon them, the board may exercise all such powers of the Corporation as are not, by the laws of the State of Delaware, the certificate of incorporation or these by-laws required to be exercised or done by the stockholders.

4.2 Chair of the Board. The directors may elect one of their members to be chair of the board of directors. The chair shall be subject to the control of, and may be removed by, the board of directors. The chair shall perform such duties as may from time to time be assigned by the board of directors.

4.3 Vacancies and Newly Created Directorships. Except as hereinafter provided, any vacancy in the office of a director occurring for any reason other than the removal of a director pursuant to section 4.4 of this article, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office or by a sole remaining director. In the event that any vacancy in the office of a director occurs as a result of the removal of a director pursuant to section 4.4 of this article, or if vacancies occur contemporaneously in the offices of all of the directors, such vacancy or vacancies shall be filled by the stockholders of the Corporation at a meeting of stockholders called for the purpose. Directors so chosen or elected shall hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

4.4 Removals. At any meeting of stockholders of the Corporation called for the purpose, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting may remove from office, with or without cause, any or all of the directors.

4.5 Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and place, either within or outside the State of Delaware, as shall from time to time be determined by resolution of the board.

4.6 Special Meetings. Special meetings of the board of directors may be called by the president or any two directors on notice given to each director, and such meetings shall be held at the principal business office of the Corporation or at such other place or places, either within or outside the State of Delaware, as shall be specified in the notices thereof.

4.7 Annual Meetings. The first meeting of each newly elected board of directors shall be held on the same day as, and as soon as practicable after, each annual election of directors, at the same place at which regular meetings of the board of directors are held. Alternatively, such meeting may be held at any other time or place as may be provided by resolution of the board and which shall be specified in a notice given to the directors using the procedure set forth in section 4.8 below.

4.8 Notice. Notice of any meeting of the board of directors requiring notice shall be given to each director by mailing the same, addressed to the director at such director’s residence or usual place of business, at least 48 hours before the time fixed for the meeting, or shall be sent to such director at such place by facsimile, courier, telegraph or e-mail, or shall be delivered personally or by telephone, at least 12 hours before the time fixed for the meeting. At any meeting at which every director shall be present or at which all directors not present shall waive notice in writing, any and all business may be transacted even though no notice shall have been given.

4.9 Quorum. At all meetings of the board of directors, the presence of the following number of directors shall constitute a quorum for the transaction of business: if there are one or two directors, the presence of all of the directors; and if there are three directors or more, the presence of at least a majority of the directors. Except as may be otherwise specifically provided by the laws of the State of Delaware, the certificate of incorporation or these by-laws, the affirmative vote of a majority of the directors present at the time of such vote shall be the act of the board of directors if a quorum is present. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

4.10 Consent. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if all members of the board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board.

4.11 Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors may participate in a meeting of the board by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

4.12 Compensation of directors. Directors, as such, shall not receive any stated salary for their services but, by resolution of the board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board; provided that this provision shall not be construed as precluding any director from serving the Corporation in any other capacity and receiving compensation therefore.

4.13 Resignations. Any director of the Corporation may resign at any time by giving written notice to the board of directors or to the president or secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

5. OFFICERS

5.1 Number, Election and Term of Office. The board of directors may appoint such officers of the corporation as it deems appropriate, including a secretary, a treasurer, a chief executive officer, a chief financial officer, one or more vice-presidents, assistant secretaries and/or assistant treasurers. The officers of the Corporation shall be elected by the board of directors at its first meeting held after the annual meeting of the stockholders, and shall hold their respective offices until their successors are duly elected and have qualified. Any number of offices may be held by the same person. The board of directors may from time to time appoint such other officers and agents as the board considers to be advisable and may fix their duties and terms of office.

5.2 Chief Executive Officer. The chief executive officer (if any) shall be the chief executive officer of the Corporation and shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board are carried into effect. The chief executive officer may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The chief executive officer may sign, with the treasurer or an assistant treasurer, or with the secretary or an assistant secretary, certificates of stock of the Corporation. The chief executive officer shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the board of directors. In addition to the powers and duties expressly conferred upon the chief executive officer by these by-laws, the chief executive officer shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the chief executive officer by the board of directors.

5.3 President. The president shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board are carried into effect. The president shall ensure that the books, reports, statements, certificates and other records of the Corporation are kept, made or filed in accordance with the laws of the State of Delaware. The president shall preside at all meetings of the board of directors and at all meetings of the stockholders. The president shall cause to be called regular and special meetings of the stockholders and of the board of directors in accordance with these by-laws. The president may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The president may sign, with the treasurer or an assistant treasurer, or with the secretary or an assistant secretary, certificates of stock of the Corporation. The president shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the board of directors. In the event the Corporation does not have a secretary in office, the president shall have the powers and duties of the secretary as set forth in section 5.6 below and in the event the Corporation does not have a treasurer in office, the president shall have the powers and duties of the treasurer as set forth in section 5.8 below. In addition to the powers and duties expressly conferred upon the president by these by-laws, the president shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the president by the board of directors.

5.4 The Chief Financial Officer. The CFO (if any) will be the chief financial officer of the Corporation and shall have such powers and perform all duties incident to the office of CFO, and shall have such other powers and perform such other duties as the board of directors assigns.

5.5 Vice-Presidents. The vice-presidents (if any) shall perform such duties as the president or the board of directors shall require. Any vice-president shall, during the absence or incapacity of the president, assume and perform the president’s duties.

5.6 Secretary. The secretary (if any) may sign all certificates of stock of the Corporation. The secretary shall record all of the proceedings of the meetings of the board of directors and of the stockholders of the Corporation in books to be kept for that purpose. The secretary shall have custody of the seal of the Corporation and may affix the same to any instrument requiring such seal when authorized by the board of directors, and when so affixed the secretary may attest the same by the secretary’s signature. The secretary shall keep the transfer books, in which all transfers of the capital stock of the Corporation shall be registered, and the stock books, which shall contain the names and addresses of all holders of the capital stock of the Corporation and the number of shares held by each; and the secretary shall keep such stock and transfer books open daily during business hours for the inspection of every stockholder and for transfers of stock. The secretary shall notify the directors and stockholders of their respective meetings as required by law or these by-laws, and shall perform such other duties as may be required by law or these by-laws, or which may be assigned to the secretary from time to time by the board of directors.

5.7 Assistant Secretaries. The assistant secretary (if any) shall, during the absence or incapacity of the secretary, assume and perform all functions and duties that the secretary might lawfully do if present and not under any incapacity.

5.8 Treasurer. The treasurer (if any) shall have charge of the funds and securities of the Corporation. The treasurer may sign all certificates of stock. The treasurer shall keep full and accurate accounts of all receipts and disbursements of the Corporation in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the board, and shall render to the president or the directors, whenever they may require it, an account of all of the treasurer’s transactions as treasurer and an account of the business and financial position of the Corporation.

5.9 Assistant Treasurers. The assistant treasurer (if any) shall, during the absence or incapacity of the treasurer, assume and perform all functions and duties that the treasurer might lawfully do if present and not under any incapacity.

5.10 Treasurer’s Bond. The treasurer and assistant treasurer (if any) shall, if required so to do by the board of directors, each give a bond (which shall be renewed every six years) in such sum and with such surety or sureties as the board of directors may require.

5.11 Transfer of Duties. The board of directors in its absolute discretion may transfer the power and duties, in whole or in part, of any officer to any other officer or person(s), notwithstanding the provisions of these by-laws, except as otherwise provided by the laws of the State of Delaware.

5.12 Vacancies. If the office of president, vice-president, secretary or treasurer, or any other officer or agent becomes vacant for any reason, the board of directors may choose a successor to hold office for the unexpired term.

5.13 Removals. At any meeting of the board of directors called for such purpose, any officer or agent of the Corporation may be removed from office, with or without cause, by the affirmative vote of a majority of the board of directors.

5.14 Compensation of Officers. The officers shall receive such salary or compensation as may be determined by the board of directors.

5.15 Resignations. Any officer or agent of the Corporation may resign at any time by giving written notice to the board of directors or to the president or the secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

6. CONTRACTS, CHECKS AND NOTES

6.1 Contracts, etc. Unless the board of directors shall otherwise specifically direct, all deeds, transfers, assignments, agreements, contracts, obligations and other instruments in writing requiring execution by the Corporation may be executed in the name of the Corporation by any one or more directors or officers of the Corporation.

6.2 Checks and Notes. Without limiting section 6.2 of this article, all checks, drafts, bills of exchange and promissory notes and other negotiable instruments of the Corporation may be signed by any one or more directors or officers of the Corporation or as may otherwise be designated by the board of directors.

7. STOCK

7.1 Uncertificated and Certificated Stock. Shares of stock of the Corporation may, but need not be, evidenced by a certificate. If evidenced by a certificate, shares of the stock of the Corporation shall be in such form, not inconsistent with the certificate of incorporation, as shall be prepared or approved by the board of directors. No holder of stock in the Corporation shall be entitled to have a certificate, but if a share is evidenced by a certificate, it shall be signed by, or in the name of the Corporation by, the chief executive officer, the president or a vice-president, and/or by the treasurer or an assistant treasurer or the secretary or an assistant secretary, certifying the number of shares owned by the stockholder and the date of issue; and no certificate shall be valid unless so signed. All issuances of shares of stock of the Corporation, whether evidenced by a certificate or uncertificated, shall be entered in the books of the Corporation as they are issued.

Where a certificate is countersigned (l) by a transfer agent other than the Corporation or its employee or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of issue.

All certificates issued shall be consecutively numbered and any certificates surrendered to the Corporation shall be cancelled and, except in the case of lost or destroyed certificates, no new certificates shall be issued until the former certificates for the same number of shares of the same class of stock shall have been surrendered and cancelled.

7.2 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or of proper evidence of succession, assignment or authority to transfer uncertificated shares, the Corporation shall issue a new certificate for shares or new uncertificated shares to the person entitled thereto, cancel the old certificate, if applicable, and record the transaction in its books.

8. REGISTERED STOCKHOLDERS

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

9. LOST CERTIFICATES

Any person claiming a certificate of stock to be lost or destroyed, shall make an affidavit or affirmation of the fact and advertise the same in such manner as the board of directors may require, and the board of directors may, in its discretion, require the owner of the lost or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in a sum sufficient, in the opinion of the board of directors, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. A new certificate for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the directors, it is proper so to do.